As filed with the Securities and Exchange Commission on June 29, 2007

Registration No. 333-143067

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SECURITY BANK CORPORATION

(Exact name of registrant as specified in its charter)

Georgia	6022	58-2107916
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4219 Forsyth Road

Macon, Georgia 31210

(478) 722-6200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

H. AVERETT WALKER

Chief Executive Officer and President

Security Bank Corporation

4219 Forsyth Road

Macon, Georgia 31210

(478) 722-6200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Randolph A. Moore III Alston & Bird LLP One Atlantic Center 1201 W. Peachtree Street, NW Atlanta, Georgia 30309 (404) 881-7000	Thomas O. Powell Troutman Sanders LLP 600 Peachtree Street, N.E., Suite 5200 Atlanta, Georgia 30308 (404) 885-3294

Approximate Date of Commencement of Proposed Sale of the Securities to the Public:    As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement-prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement-prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JUNE 29, 2007

PROXY STATEMENT OF FIRST COMMERCE COMMUNITY BANKSHARES, INC.	PROSPECTUS OF SECURITY BANK CORPORATION

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

The boards of directors of First Commerce Community Bankshares, Inc. and Security Bank Corporation have each unanimously agreed to Security Bank’s acquisition of First Commerce and its subsidiary bank, First Commerce Community Bank. Security Bank will be the surviving bank holding company in the merger and First Commerce Community Bank will become a subsidiary of Security Bank. Before we can complete this merger, the shareholders of First Commerce are being asked to approve the merger and to approve certain payments that may be made to an executive officer of First Commerce at a special meeting of shareholders to be held on [                ], 2007. Security Bank shareholders are not required to approve the merger or the payments to the First Commerce executive officer.

If the merger is completed, each share of First Commerce common stock, and the “in the money” value of First Commerce common stock options at closing, will be converted into the right to receive shares of Security Bank’s common stock, with the exact number of shares to be determined based on the trading price of Security Bank’s common stock for a defined period prior to the closing of the merger. On April 5, 2007, one day prior to the date of the merger agreement, the closing price of Security Bank’s common stock was $19.87. If the merger closed on that date, a First Commerce shareholder would have received 1.3649 shares of Security Bank common stock for each share of First Commerce common stock. On July [        ], 2007, the closing price of Security Bank’s common stock was $[                ]. If the merger closed on that date, a First Commerce shareholder would have received [                ] shares of Security Bank common stock for each share of First Commerce Common Stock.

In connection with the merger, First Commerce also intends to pay an aggregate special cash dividend of approximately $3.16 million to the First Commerce shareholders, options holders and warrant holders immediately prior to the closing of the merger. The estimated per share special cash dividend to be paid to shareholders is approximately $[                ].

If the merger is completed, former shareholders of First Commerce and former shareholders of Security Bank will own [            ]% and [            ]%, respectively, of Security Bank’s outstanding common stock following the merger.

Security Bank’s common stock is quoted on The Nasdaq Global Select Market under the symbol “SBKC.” Shares of First Commerce common stock are not traded on any securities exchange and have no established trading market. The last known sales price for a share of First Commerce common stock was $14.00 on January 11, 2007.

At First Commerce’s special meeting, you will be asked to approve the Agreement and Plan of Reorganization, dated April 9, 2007, between Security Bank and First Commerce, which is referred to in this proxy statement-prospectus as the merger agreement and to approve certain payments and other benefits accruing to William C. Lumpkin, Jr., First Commerce’s chief executive officer, in connection with the merger, which are referred to in this proxy statement-prospectus as the 280G payments. Approval of the merger agreement requires bank regulatory approvals and the affirmative vote of a majority of the shares of First Commerce common stock outstanding on [                    ], 2007, the record date. Officers and directors of First Commerce, through affiliate and support agreements, have agreed to vote their shares of First Commerce common stock in favor of the merger. The officers and directors own 46.9% of the outstanding shares of First Commerce common stock. Approval of the 280G payments to Mr. Lumpkin requires the affirmative vote of more than 75% of the shares of First Commerce common stock outstanding on the record date, excluding those shares held by Mr. Lumpkin. Approval of the 280G payments is not a condition of the merger.

Your vote is very important. First Commerce’s board of directors recommends that you vote FOR approval of the merger agreement and FOR approval of the 280G payments and urges you to sign and date the enclosed proxy and return it promptly in the enclosed envelope to make sure that your vote is counted. Of course, if you attend the meeting, you may vote in person, even if you have returned your proxy.

You should read this entire proxy statement-prospectus and the documents incorporated by reference carefully because they contain important information about the merger. In particular, you should read carefully the information under the section entitled “ Risk Factors,” beginning on page 13.

Neither the Securities and Exchange Commission nor any state securities commission have approved or disapproved of the securities to be issued under this proxy statement or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Security Bank common stock to be issued in the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement-prospectus is dated [            ], 2007 and is first being mailed to First Commerce’s shareholders on or about [            ], 2007.

FIRST COMMERCE COMMUNITY BANKSHARES, INC.

9001 Hospital Drive

Douglasville, Georgia 30134

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

[                    ], 2007

To the Shareholders of First Commerce Community Bankshares, Inc.:

First Commerce will hold a special meeting of shareholders at [                    ] on [            ], [            ], 2007 at [            ], local time, for the following purposes:

1.	Merger. To approve an Agreement and Plan of Reorganization, dated April 9, 2007, between Security Bank Corporation and First Commerce Community Bankshares, Inc., whereby Security Bank will acquire First Commerce and its subsidiary bank, First Commerce Community Bank. After the merger, First Commerce Bank will become a wholly owned subsidiary of Security Bank and will change its name to Security Bank of Douglas County. A copy of the merger agreement is attached to the accompanying proxy statement-prospectus as Appendix A.

2.	280G payments. To approve certain payments and other benefits accruing to William C. Lumpkin, Jr., First Commerce’s chief executive officer, in connection with the merger that separately or in the aggregate could be reasonably expected to result in the payment of “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended. The payments are referred to as 280G payments, and this proposal is described more fully in the accompanying proxy statement-prospectus.

3.	Adjournment. To approve a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger or the 280G payments.

4.	Other business. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Only shareholders of record at the close of business on [                    ], 2007, the record date, are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting. The two proposals are separate and distinct from one another. The approval of the merger agreement requires the affirmative vote of a majority of the shares of First Commerce common stock outstanding on the record date. The approval of the 280G payments requires the affirmative vote of more than 75% of the shares of First Commerce common stock outstanding on the record date, excluding those shares held by Mr. Lumpkin. Approval of the 280G payments is not a condition of the merger.

After careful consideration, your board of directors supports the merger and the 280G payments and recommends that you vote FOR approval of the merger agreement and the 280G payments.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to vote by completing, signing and mailing the enclosed proxy card in the accompanying postage-paid envelope. You may revoke your proxy at any time before it is voted by giving written notice of revocation to First Commerce’s secretary, or by filing a properly executed proxy of a later date with First Commerce’s secretary, at or before the meeting. You may also revoke your proxy by attending and voting your shares in person at the meeting.

First Commerce’s shareholders have dissenters’ rights with respect to the merger under Georgia law. Shareholders who wish to assert their dissenters’ rights and who comply with the procedural requirements of Article 13 of the Georgia Business Corporation Code will be entitled to receive payment of the fair value of their shares in cash in accordance with Georgia law. A copy of Article 13 of the Georgia Business Corporation Code is attached as Appendix C to the accompanying proxy statement-prospectus.

We do not know of any other matters to be presented at the special meeting, but if other matters are properly presented, the persons named as proxies will vote on such matters at their discretion.

You are cordially invited to attend the special meeting in person, but regardless of whether you plan to attend, please return the enclosed proxy card.

By Order of the Board of Directors

[Lumpkin Signature]
Douglasville, Georgia	William C. Lumpkin, Jr.
[ ], 2007	President and Chief Executive Officer

OTHER MATTERS	77

SHAREHOLDER PROPOSALS	77

EXPERTS	77

LEGAL MATTERS	77

WHERE YOU CAN FIND ADDITIONAL INFORMATION	78

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement-prospectus incorporates important business and financial information about Security Bank that is not included in, or delivered with, this document. This information is described on page 59 under “Information about Security Bank—Incorporation of Documents by Reference” and the incorporated information may be obtained through the Securities and Exchange Commission website at http://www.sec.gov. This information is also available to you without charge upon written or oral request. Shareholders should contact:

Security Bank Corporation

Attention: Chief Financial Officer

4219 Forsyth Road

Macon, Georgia 30210

Telephone: (478) 722-6200

In order to obtain timely copies of such information free of charge you must request the information no later than [                    ], 2007.

IMPORTANT NOTICE FOR FIRST COMMERCE’S SHAREHOLDERS

We have not authorized anyone to provide you with any information other than the information included in this proxy statement-prospectus and the documents we refer you to. If someone provides you with other information, you should not rely on it.

This proxy statement-prospectus has been prepared as of the date on the cover page. There may be changes in the affairs of Security Bank or First Commerce since that date that are not reflected in this document.

As used in this proxy statement-prospectus, the terms “Security Bank” and “First Commerce” refer to Security Bank Corporation and First Commerce Community Bankshares, Inc., respectively, “First Commerce Bank” refers to First Commerce Community Bank, and, where the context requires, “Security Bank” may refer to Security Bank Corporation and its banking subsidiaries, Security Bank of Bibb County, Security Bank of Houston County, Security Bank of Jones County, Security Bank of North Metro, Security Bank of North Fulton and Security Bank of Gwinnett County.

QUESTIONS AND ANSWERS

Q:	What is this proxy statement-prospectus and why am I receiving it?

A:	This proxy statement-prospectus describes in detail the proposed merger between First Commerce and Security Bank. Because you are a shareholder of First Commerce, you are being asked to vote on the merger agreement at a special shareholders meeting to be held on [ ], 2007. This proxy statement-prospectus should answer any questions that you have about the merger.

You are also being asked to approve payments to William C. Lumpkin, Jr., First Commerce’s chief executive officer, that may be deemed “parachute payments” under Section 280G of the Internal Revenue Code, referred to in this proxy statement-prospectus as 280G payments, in order to allow First Commerce to make these payments and to satisfy the shareholder approval exception provided under Section 280G of the Internal Revenue Code. Approval of the 280G payments is not a condition of the merger.

Q:	When and where is the special meeting?

A:	The First Commerce special meeting will be held at [ ], on [ ], 2007 at [ ], local time.

Q:	How does my board of directors recommend I vote on the merger?

A:	The First Commerce board of directors unanimously recommends that you vote FOR approval of the merger agreement.

Q:	How does my board of directors recommend I vote on the 280G payments?

A:	First Commerce board of directors, other than Mr. Lumpkin who abstained from the vote due to a conflicting interest, unanimously recommends that you vote FOR approval of the 280G payments.

Q:	Why is my board of directors recommending that I vote for approval of the merger agreement?

A:	Your board of directors believes the merger is a strategic opportunity to combine with Security Bank, which it believes will create greater short- and long-term growth and shareholder value.

Q:	What will I receive in the merger?

A:	If the merger is completed, each share of First Commerce common stock you hold will be automatically cancelled and converted into the right to receive a pro rata share of the stock consideration to be issued by Security Bank. To determine the number of shares of Security Bank common stock you will receive, the aggregate stock consideration of $56,650,000 will be divided by the average trading price of Security Bank’s common stock for the 30-day trading period ending five business days prior to the proposed closing date, which period is referred to in this proxy statement-prospectus as the determination period; provided that the maximum number of shares Security Bank will issue in the transaction will be 2,634,883 shares and the minimum number of shares will be 2,410,638. As long as Security Bank’s stock price trades from $21.50 to $23.50 during the determination period, you will receive the same per share value for your shares, which is $29.34 per share of First Commerce common stock. If Security Bank’s common stock trades at greater than $23.50 or less than $21.50 during the determination period, then you will receive value greater than or less than $29.34 per share of First Commerce common stock, respectively.

Q:	Will First Commerce pay the proposed special cash dividend if the merger agreement is terminated?

A:	First Commerce intends to pay an aggregate special cash dividend of $3,160,808 to the First Commerce shareholders, option holders and warrant holders prior to the closing of the merger, subject to regulatory approvals. In the event the merger is not consummated, First Commerce does not currently anticipate that it will pay the special dividend.

i

Q:	When do you expect the merger to be completed?

A:	We currently expect to complete the merger soon after the special shareholders’ meeting, assuming the First Commerce shareholders approve the merger.

Q:	Who is entitled to vote at the First Commerce special meeting?

A:	First Commerce shareholders of record at the close of business on [ ], 2007, the record date for the special meeting, are entitled to receive notice of and to vote on the approval of the merger agreement and the 280G payments at the special meeting and any adjournments or postponements of the special meeting. However, a First Commerce shareholder may only vote his or her shares if he or she is either present in person or represented by a proxy at the First Commerce special meeting.

Q:	How many votes do I have?

A:	Each share of First Commerce common stock that you own as of the record date entitles you to one vote. On [ ], 2007, there were [ ] outstanding shares of First Commerce common stock. As of the record date, First Commerce directors and executive officers and their affiliates beneficially owned approximately 58.9% of the outstanding shares of First Commerce common stock.

Q:	How many votes are needed to approve the merger?

A:	A majority of the outstanding shares of First Commerce’s common stock must vote in favor of the merger agreement for it to be approved. Each of the directors and executive officers of First Commerce individually has entered into an agreement with Security Bank to vote their shares of First Commerce common stock in favor of the merger agreement and against any competing proposal. As of the record date, these directors and executive officers beneficially owned approximately 58.9% of the outstanding shares of First Commerce common stock.

Q:	How many votes are needed to approve the 280G payments?

A:	An affirmative vote of more than 75% of the outstanding shares of First Commerce’s common stock, excluding those shares held by Mr. Lumpkin, must vote in favor of the 280G payments for the proposal to be approved. Unlike the merger agreement, First Commerce’s officers and directors, who own shares of First Commerce totalling 43.9% (excluding Mr. Lumpkin), have not entered into any agreement to vote their shares in favor of this proposal.

Q:	Will the 280G payments affect the amount of the merger consideration to be paid to First Commerce shareholders?

A:	No. First Commerce shareholder action on the 280G payments, whether for or against, will not change the value or the number of shares of Security Bank common stock that a First Commerce shareholder will receive if the merger is approved and completed. In addition, approval of the 280G payments is not a condition of the merger.

Q:	What should I do now?

A:	After carefully reading and considering the information in this proxy statement-prospectus, indicate on your proxy card how you want to vote, sign the card and mail it in the enclosed postage-paid envelope as soon as possible, so that your shares will be represented at the special meeting. You can choose to attend the special meeting and vote your shares in person instead of completing and returning a proxy card.

NOTE: If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted FOR the proposal to approve the merger agreement and FOR the proposal to approve the 280G payments.

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Q:	What if I do not vote?

A:	If you do not vote, by either signing and sending in your proxy card or attending and voting at the special meeting, it will have the same effect as voting your shares against the merger and the 280G payments.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker will vote your shares of stock on the merger agreement and the 280G payments only if you provide instructions on how to vote. You should instruct your broker on how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, and your broker submits an unvoted proxy, the resulting broker nonvote will not be counted toward a quorum and your shares will not be voted at the special meeting, which will have the same effect as voting your shares against the merger and the 280G payments.

Q:	Can I change my vote after I deliver my proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in three ways.

•	First, you can revoke your proxy by giving written notice of revocation to First Commerce’s secretary.

•

Second, you can submit a new properly executed proxy with a later date to First Commerce’s secretary, at or before the meeting. The latest proxy actually received before the meeting will be counted, and any earlier proxies will be revoked.

•	Third, you can attend the special meeting and vote your shares in person. Any earlier proxy will be thereby revoked. However, simply attending the meeting without voting will not revoke your proxy.

Q:	Should I send in my First Commerce stock certificates now?

A:	No. If the merger is completed, Registrar and Transfer Company, the exchange agent, will send all of First Commerce’s shareholders written instructions for exchanging First Commerce common stock certificates for the merger consideration.

Q:	Am I entitled to dissenters’ rights in connection with the merger?

A:	Yes. If you wish, you may exercise dissenters’ rights arising out of the transactions contemplated by the merger agreement and obtain a cash payment for the “fair value” of your shares under Georgia law. To exercise dissenters’ rights, you must not vote in favor of the adoption and approval of the merger agreement, and you must strictly comply with all of the applicable requirements of Georgia law summarized under the heading “Dissenters’ Rights” in this proxy statement-prospectus. The “fair value” of your shares may be more or less than the consideration to be paid in the merger. A copy of the applicable provisions of Georgia law is included as Appendix C to this proxy statement-prospectus.

Q:	Who can help answer my questions?

A:	If you would like additional copies of this document, or if you would like to ask any questions about the merger and related matters, you should contact Tom Richey at First Commerce Community Bankshares, Inc., 9001 Hospital Drive, Douglasville, Georgia 30134, telephone: (770) 489-3222.

iii

SUMMARY

We have prepared this summary to assist you in your review of this proxy statement-prospectus. It is necessarily general and abbreviated, and it is not intended to be a complete explanation of all of the matters covered in this proxy statement-prospectus. To understand the merger, the issuance of shares of Security Bank common stock in the merger and the 280G payments, please see the more complete and detailed information in the sections that follow this summary, as well as the appendices and the documents incorporated by reference into this proxy statement-prospectus. You may obtain the information about Security Bank that is incorporated by reference in this document, without charge, by following the instructions in the section entitled “Where You Can Find Additional Information.” We urge you to read all of these documents in their entirety prior to returning your proxy or voting at the special meeting of First Commerce’s shareholders.

Throughout this proxy statement-prospectus, when describing the merger consideration per share, a deemed value of approximately $29.34 per share will be used, which assumes that Security Bank’s common stock price trades from $21.50 to $23.50 during the determination period. This deemed value of the merger consideration per share is based on total of 1,930,501 shares of First Commerce common stock outstanding as of the closing of the merger, which includes 1,644,510 outstanding shares of First Commerce common stock and assumes (i) that 418,500 outstanding First Commerce warrants are exercised immediately prior to the closing of the merger for 275,885 shares of First Commerce common stock and (ii) 17,450 options to purchase shares of First Commerce common stock are cancelled in the merger and converted into the right to receive 10,106 shares of First Commerce common stock.

Each item in this summary refers to the page of this proxy statement-prospectus on which that subject is discussed in more detail.

The Companies (See page 58 for Security Bank and page 60 for First Commerce)

SECURITY BANK CORPORATION

4219 Forsyth Road

Macon, Georgia 31210

(478) 722-6200

Security Bank is a Georgia corporation and a registered bank holding company headquartered in Macon, Georgia. Security Bank’s current banking subsidiaries are Security Bank of Bibb County, Security Bank of Houston County, Security Bank of Jones County, Security Bank of North Metro, Security Bank of North Fulton and Security Bank of Gwinnett County. Security Bank currently provides a full range of traditional banking services throughout central Georgia, in limited parts of the metropolitan Atlanta area, and in Glynn County, Georgia. Security Bank also conducts a mortgage lending business through its wholly owned subsidiary, Fairfield Financial Services, Inc.

As of March 31, 2007, Security Bank had consolidated total assets of approximately $2.5 billion, consolidated total loans of approximately $2.0 billion, consolidated total deposits of approximately $2.0 billion and consolidated shareholders’ equity of approximately $311.7 million.

FIRST COMMERCE BANKSHARES, INC.

9001 Hospital Drive

Douglasville, Georgia 30134

(770) 489-3222

First Commerce is a Georgia corporation and a registered bank holding company headquartered in Douglasville, Georgia. First Commerce’s banking subsidiary is First Commerce Bank, a state-chartered bank organized under Georgia law. First Commerce Bank is a full-service community bank dedicated to providing superior customer service to individuals and businesses in Douglas County. First Commerce Bank’s two full-service branches are located in the City of Douglasville, in Douglas County, Georgia.

As of March 31, 2007, First Commerce had consolidated total assets of approximately $263.4 million, consolidated total net loans of approximately $221.6 million, consolidated total deposits of approximately $239.7 million and total consolidated shareholders’ equity of approximately $23.0 million.

The Merger (See page 34)

Under the terms of the merger agreement, Security Bank will acquire First Commerce through the merger of First Commerce with and into Security Bank. After the merger, Security Bank will be the surviving corporation and will continue its corporate existence under Georgia law and First Commerce will cease to exist. First Commerce Bank, First Commerce’s wholly owned subsidiary, will continue its separate existence as a wholly owned subsidiary of Security Bank and conduct its operations under the name of “Security Bank of Douglas County.” The merger agreement is attached to this document as Appendix A and is incorporated into this proxy statement-prospectus by reference. You are encouraged to read the entire merger agreement carefully, as it is the legal document that governs the merger.

What You Will Receive in the Merger (See page 34)

If the merger is completed, each share of First Commerce common stock you hold will be automatically cancelled and converted into the right to receive a pro rata share of the stock consideration to be issued by Security Bank. The aggregate stock consideration representing the number of shares Security Bank will issue will be determined by dividing $56,650,000 by the average trading price of Security Bank’s common stock for the 30-day trading period ending five business days prior to the proposed closing date; provided that the maximum number of shares Security Bank will issue will be 2,634,883 shares and the minimum number of shares will be 2,410,638. As long as Security Bank’s stock price trades from $21.50 to $23.50 during the determination period, you will receive the same per share value of $29.34 per share of First Commerce common stock. If Security Bank’s common stock trades at greater than $23.50 or less than $21.50 during the determination period, then you will receive value greater than or less than $29.34, respectively.

The table below provides examples of what each First Commerce shareholder would be entitled to receive based on the 30-day average trading price of Security Bank’s common stock as of the dates shown below, assuming a total of 1,930,501 shares of First Commerce common stock are outstanding (which includes the exercise of all outstanding warrants prior to the closing of the merger and the net equity value of outstanding options).

30-Day Trading Period Ending:	Shares of Security Bank Stock per First Commerce Share	Value of Shares of Security Bank Stock per First Commerce Share
April 5, 2007 (one trading day prior to date of the merger agreement)	1.3649		$27.52
[ ], 2007 (last practicable day prior to date of this proxy statement-prospectus)		$

As long as Security Bank’s common stock trades from $21.50 to $23.50 during the determination period, the exchange ratio for the number of shares of Security Bank common stock to be received by First Commerce shareholders is not fixed. In this range, the number of Security Bank shares you will receive for each First Commerce share will fluctuate and will likely vary from the amounts shown above, but the aggregate value of the shares received will remain approximately the same. However, if Security Bank’s common stock trades outside of this range during the determination period, then the aggregate value will float and the aggregate number of Security Bank shares will be fixed. Security Bank will not issue in the aggregate more than 2,634,883 shares nor will it issue less than 2,410,638 shares in the merger. The table below sets forth examples of the possible fluctuations in the number of shares of Security Bank common stock that you will receive; assuming the average trading price for Security Bank’s common stock is as specified below. The table also assumes no dissenters’ rights are exercised and ignores cash issued in lieu of fractional shares.

Assumed Closing Price of Security Bank Common Stock(1)	Number of Shares of Security Bank Common Stock per First Commerce Share	Value of Shares of Security Bank Common Stock per First Commerce Share(2)
$25.00	1.2487	$31.22
23.50	1.2487	29.34
22.50	1.3040	29.34
21.50	1.3649	29.34
20.00	1.3649	27.30
19.25(3)	1.3649	26.27

(1)

The 30-day average trading price of Security Bank common stock on [            ], 2007 was $[            ]. As a result of the limitations on the minimum and maximum number of shares of Security Bank common stock to be issued, an average trading price outside this range will have no effect on the exchange ratio. It would, however, have an effect on the value of shares of Security Bank common stock per First Commerce share.

(2)

This assumes 1,930,501 shares of First Commerce common stock (which includes the exercise of all outstanding warrants prior to the closing of the merger and the net equity value of outstanding options) are outstanding on each date.

(3)

If the closing stock price of Security Bank common stock is less than or equal to $19.25 per share for 20 consecutive trading days ending five trading days prior to the date of the merger, then either party may refuse to close the transaction.

In connection with the merger, First Commerce also intends to pay a special cash dividend in an aggregate amount of approximately $3.16 million to the First Commerce shareholders, warrant holders and option holders immediately prior to the closing of the merger. First Commerce expects the special dividend to be approximately $1.64 per First Commerce common stock equivalent, which includes all outstanding shares of First Commerce common stock and the value of all First Commerce stock options and warrants as if they had been exercised on a “cashless exercise” basis.

Each share of First Commerce common stock held in the treasury by First Commerce immediately prior to the effective time of the merger will be canceled and extinguished. No payment will be made with respect to such shares.

You will not receive any fractional shares of Security Bank common stock. Instead, you will be paid cash in an amount equal to the fractional share of Security Bank common stock otherwise issuable upon conversion, multiplied by the average trading price per share of Security Bank common stock for the 30-day trading period ending five business days prior to the closing date.

Effect of the Merger on First Commerce Options and Warrants (See page 36)

Prior to the execution of the merger agreement, there were outstanding options to purchase 17,450 shares of First Commerce common stock, with a weighted average exercise price of $12.35 per share. All unexercised options held at closing will be cancelled in the merger, and the holders of those options will be entitled to receive a pro rata share of the merger consideration based on the number of equivalent option shares underlying the option. The number of equivalent option shares underlying each such award is equal to the net equivalent value of such option divided by $29.34, the deemed value of the merger consideration per share. “Net equivalent value” of an option is equal to the product of (a) $29.34 less the exercise price per share of such option and (b) the number of shares of First Commerce common stock underlying such option.

Immediately prior to the closing of the merger, it is expected that each outstanding organizer warrant to purchase shares of First Commerce common stock will be exchanged for an amount of First Commerce common stock equal to the net equivalent value of the organizer warrant divided by $29.34, the deemed value of the merger consideration per share. Such exchange is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. Prior to the execution of the merger agreement, there were outstanding organizer warrants to purchase 418,500 shares of First Commerce common stock, with a weighted average exercise price of $10.00 per share. After the exchange, the shares of First Commerce common stock will be exchanged for shares of Security Bank common stock at the time of the merger.

Your Expected Tax Treatment as a Result of the Merger (See page 46)

In general, First Commerce shareholders who exchange First Commerce common stock for Security Bank common stock will not recognize gain or loss on the exchange (other than in respect of any cash received). First Commerce shareholders, option holders and warrant holders will be taxed on their share of the special cash dividend to be paid immediately prior to closing. The completion of the merger is conditioned on (i) the receipt of a tax opinion by Security Bank from Alston & Bird LLP to the effect that the merger will qualify as a tax-free reorganization under Section 368(a) of Internal Revenue Code and that First Commerce shareholders who exchange First Commerce common stock for Security Bank common stock will not recognize gain or loss on the exchange of their shares (other than in respect of any cash received) and (ii) the receipt by Security Bank and First Commerce of an opinion from Troutman Sanders LLP to the effect that the exchange of First Commerce warrants for shares of First Commerce common stock in the recapitalization will be a tax-free reorganization under Section 368(a) of the Internal Revenue Code. See “Material Federal Income Tax Consequences of the Merger” for a more detailed discussion of the tax consequences of the merger.

Tax laws are complex, and the tax consequences of the merger may vary depending upon your particular circumstances or treatment under United States federal income tax law. For these reasons, we recommend that you consult your tax advisor concerning the federal income tax and any other state, local, foreign, or other tax consequences of the merger to you.

You Will Have Dissenters’ Rights as a Result of the Merger (See page 52)

If the merger is completed, those shareholders of First Commerce who do not vote for the merger and who follow certain procedures as required by Georgia law and described in this proxy statement-prospectus will be entitled to exercise dissenters’ rights and receive the “fair value” of their shares in cash under Georgia law. If you assert and perfect your dissenters’ rights, you will not receive the merger consideration but will be entitled to receive the “fair value” of your First Commerce shares in cash as determined in accordance with Georgia law. Appendix C includes the relevant provisions of Georgia law regarding these rights.

Reasons for the Merger (See page 21)

First Commerce’s directors considered a number of positive factors in approving the terms of the merger, including:

•

the value of the consideration to be received by First Commerce’s shareholders relative to the book value, tangible book value and earnings per share of First Commerce common stock and the core deposits of First Commerce Bank, which the directors believed reflected a premium over these criteria that are often used as a measurement of the value of a financial institution;

•

information concerning Security Bank’s financial condition, results of operations and business prospects, which the directors believed demonstrated a strong operational platform that would continue to support growth following the merger;

•

the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed merger with Security Bank that, in the opinion of the First Commerce directors, further supported the value of the consideration to be paid by Security Bank in the merger;

•	the historical dividends paid by Security Bank, which represented the ability of the shareholders to receive a return on their investment without selling their shares;

•

the ability to pay the special cash dividend in connection with the merger, which increased by approximately $3.16 million dollars the aggregate amount the First Commerce shareholders will receive in the merger;

•	the increase in the original investment the merger consideration represented to First Commerce’s shareholders over a relatively short time period;

•	the opinion of Burke Capital Group, L.L.C. (“Burke Capital”) that the consideration to be received by First Commerce’s shareholders in the merger is fair from a financial point of view;

•

the fact that the merger will enable First Commerce’s shareholders to exchange their relatively illiquid shares of First Commerce common stock for shares that are more widely held and actively traded, which should provide the First Commerce shareholders more flexibility in their investment by providing them with more trading price information on which they can base their trading decisions and allowing them a much greater market to buy or sell the shares;

•

that such exchange will generally be tax-free to First Commerce shareholders (other than in respect of any cash received), so that the actual value of the consideration received by the First Commerce shareholders would not be reduced by the amount of any tax the shareholders would be required to pay as a result of receiving the merger consideration;

•

the expanded range of banking services that the merger will allow First Commerce to provide its customers, which the First Commerce directors believed would provide for greater growth opportunities than if First Commerce remained a stand-alone institution; and

•

the competitive and regulatory environment for financial institutions generally, which, in the opinion of the First Commerce directors, would result in increased costs and expenses that could negatively impact First Commerce’s ability to grow.

The negative factors considered by First Commerce’s directors in approving the terms of the merger included:

•

the alternatives to the merger, including remaining an independent institution, which the directors of First Commerce believed did not provide as much long-term value to the First Commerce shareholders;

•

the decline in trading price of Security Bank’s common stock from $21.86 on the date the letter of intent was executed to $19.81 on the date the merger agreement was signed, which, because the exchange ratio does not change, means the “value” of the consideration to be received by the First Commerce shareholders decreased from what they would have received had the merger been completed on the date the letter of intent was signed;

•

the effects that a merger with a larger institution, such as Security Bank, would have on customer relationships, many of whom might be concerned that they would not continue to receive the high-level of personalized service that they had come to expect from First Commerce as a smaller community bank; and

•	the risks associated with not closing the merger due to a failure to meet the conditions to closing.

Notwithstanding such negative factors, First Commerce’s directors unanimously believe that the benefits to First Commerce and its shareholders substantially outweigh the potential negative factors and that the merger with Security Bank is in the best interests of First Commerce and its shareholders.

Opinion of First Commerce’s Financial Advisor (See page 23)

In deciding to approve the merger, the board of directors of First Commerce considered, among other things, the opinion of its financial advisor, Burke Capital. Burke Capital, an investment banking and financial advisory firm with a national reputation, has given a fairness opinion to the First Commerce board of directors that the terms of the merger are fair, from a financial point of view, to the shareholders of First Commerce. The opinion is based on and subject to the procedures, matters and limitations described in the opinion and other matters that Burke Capital considered relevant. The fairness opinion is attached to this proxy statement-prospectus as Appendix B. We urge all shareholders of First Commerce to read the entire opinion, which describes the procedures followed, matters considered and limitations on the review undertaken by Burke Capital in providing its opinion.

280G Payments (See page 55)

First Commerce’s president and chief executive officer, William C. Lumpkin, Jr., will receive certain 280G payments, including accelerated vesting of deferred benefits as a result of the merger agreement. These payments and benefits include:

•	the benefit, in the amount of $36,234, associated with accelerated vesting of certain stock options to acquire shares of First Commerce common stock held by Mr. Lumpkin;

•

a cash bonus in the amount of $725,600 approved by the board of directors of First Commerce, other than Mr. Lumpkin who abstained from the vote due to a conflicting interest, in recognition of the service provided by Mr. Lumpkin and, more particularly, for the exceptional financial results from his efforts throughout the years that have culminated in the opportunity presented by the proposed merger;

•	the benefit, in the amount of $24,516, associated with accelerated vesting under Mr. Lumpkin’s retirement agreement with First Commerce as a result of the merger; and

•

certain severance payments, in the amount $231,000 to $254,000, depending upon the year of potential termination, that could be owed to Mr. Lumpkin under the employment agreement he has entered into with Security Bank, which will become effective as of the effective time of the merger, if Mr. Lumpkin is terminated without cause.

These potential payments are referred to in this proxy statement-prospectus as the 280G payments. The consummation of the transactions contemplated under the merger agreement would be deemed a change in control of First Commerce. Under Section 280G of the Internal Revenue Code, payments made to Mr. Lumpkin as a result of the change of control that would be in excess of three times Mr. Lumpkin’s average annual total compensation from First Commerce for the five years prior to the merger would likely be deemed “parachute payments.” The parachute payment amounts (i) would not be a deductible expense for Security Bank and (ii) would be subject to a 20% excise tax payable by Mr. Lumpkin. However, if the 280G payments are approved by the shareholders, both Security Bank and Mr. Lumpkin can avoid these adverse tax consequences.

The board of directors of First Commerce believes that the full amount of the payments and other benefits payable to Mr. Lumpkin as a result of the merger represent reasonable compensation based on Mr. Lumpkin’s exceptional performance for First Commerce since its inception. As a result, the board of directors of First Commerce are asking the shareholders of First Commerce to approve the 280G payments so that Mr. Lumpkin can receive the full value of the payments and benefits without Security Bank or Mr. Lumpkin suffering the adverse tax consequences that might otherwise be imposed under Section 280G.

Mr. Lumpkin has agreed that, in the event the 280G payments are not approved by more than 75% of the shareholders of First Commerce (other than Mr. Lumpkin), he will give-up receipt of any amount owed to him that would exceed the parachute payment limit. As a result, failure to approve the 280G payments will not adversely affect Security Bank as it will be able to deduct the full amount of the portion of the payments actually made to Mr. Lumpkin in connection with the merger.

Your Board of Directors Recommends Shareholder Approval of the Merger and 280G Payments (See page 18)

The board of directors of First Commerce has unanimously approved the merger agreement and believes that the merger is in the best interests of First Commerce’s shareholders. The board of directors of First Commerce, other than Mr. Lumpkin who abstained due to his conflicting interest, has unanimously approved the 280G payments. The board recommends that you vote FOR approval of the merger agreement and FOR approval of the 280G payments.

Information about the Shareholders’ Meeting (See page 17)

A special meeting of the shareholders of First Commerce will be held on [            ], [            ], 2007, at [            ], local time. The meeting will be held at [                    ]. At the meeting, the shareholders of First Commerce will vote on the merger agreement and the 280G payments described above and in the notice for the meeting. If you approve the merger agreement and the other conditions to completing the merger are satisfied, we expect to complete the merger soon after the special shareholders’ meeting. First Commerce shareholders may also be asked to vote on a proposal to adjourn the special meeting, which could be used to allow more time for soliciting additional votes to approve the merger or the 280G payments.

Quorum and Vote Required at the Meeting (See page 17)

Shareholders who own First Commerce common stock at the close of business on [            ], 2007, the record date, will be entitled to vote at the meeting. A majority of the issued and outstanding shares of First Commerce common stock as of the record date for the meeting must be present in person or by proxy at the meeting in order for a quorum to be present. If a quorum is not present at the meeting, the meeting will be adjourned, and no vote will be taken until and unless a quorum is present.

Approval of the merger agreement requires the affirmative vote of majority of the shares of First Commerce common stock outstanding on the record date. Approval of the 280G payments requires the affirmative vote of more than 75% the shares of First Commerce common stock outstanding on the record date, excluding those shares held by Mr. Lumpkin.

A proposal to adjourn the meeting to solicit additional votes requires the affirmative vote of a majority of the shares of First Commerce common stock present at the meeting. Under Georgia law, the board of directors of First Commerce will be required to set a new record date for the special meeting, and send out a new notice of the meeting, if the special meeting is adjourned to a date more than 120 days after [                    ], 2007, the current record date for the meeting.

Share Ownership of Management (See page 65)

As of the record date for the special meeting, directors and executive officers of First Commerce had or shared beneficial voting or dispositive power over approximately 58.9% of the issued and outstanding shares of First Commerce common stock. These individuals have agreed with Security Bank that they will vote the stock over which they have voting power in favor of the merger agreement.

As of the record date of the meeting, neither Security Bank nor any of its directors or executive officers owned any shares of First Commerce common stock nor did they possess shared or other voting or dispositive power over any of the issued and outstanding First Commerce common stock.

Management and Operations after the Merger

•	First Commerce will cease to exist after the merger.

•	No current First Commerce directors will be appointed as directors of Security Bank.

•	First Commerce Bank will continue to operate following the merger as a separate, wholly owned subsidiary of Security Bank and it will operate under the name of “Security Bank of Douglas County.”

Regulatory Approval to Complete the Merger (See page 44)

We cannot complete the merger unless we receive the approval of the Board of Governors of the Federal Reserve System, or Federal Reserve Board, and other applicable governmental authorities. The merger may not be consummated until at least 15 days after approval of the merger by the Federal Reserve Board. On May 16, 2007, Security Bank filed an application for approval of the Merger with the Federal Reserve, and on June 22, 2007, the Federal Reserve approved Security Bank’s application. The merger also requires approval from the Georgia Department of Banking and Finance, or GDBF. Although we do not know of any reason why we could not obtain regulatory approval from the GDBF in a timely manner, we cannot be certain when or if we will obtain it.

We Must Meet Several Conditions to Complete the Merger (See page 37)

In addition to the required regulatory approvals, the merger will only be completed if certain conditions, including the following, are met:

•	approval of the merger agreement by First Commerce’s shareholders;

•	receipt of an opinion from Alston & Bird LLP that the merger qualifies as a tax-free reorganization;

•	receipt of an opinion from Troutman Sanders LLP that the exchange of the First Commerce organizer warrants for shares of First Commerce common stock qualifies as a tax-free reorganization;

•	receipt by Security Bank of agreements from each director and executive officer of First Commerce that he or she will vote in favor of the merger agreement, which agreements have been delivered;

•	receipt by Security Bank of an agreement not to compete from each of First Commerce’s directors and executive officers, which agreements have been delivered;

•	execution of employment agreements between Security Bank and certain of First Commerce’s executive officers, which agreements have been delivered;

•	the exercise of Mr. Lumpkin’s outstanding First Commerce stock options and the payment in cash of the related exercise price to First Commerce;

•

the closing stock price of Security Bank cannot have been less than $19.25 for 20 consecutive trading days with the measurement period beginning on the 25th trading day prior to closing and ending five trading days prior to closing;

•

the representations and warranties of the parties to the merger agreement must be true and correct, except as to such inaccuracies as would not reasonably be likely to have a material adverse effect on each party, and the parties must have performed in all material respects all of their obligations under the merger agreement;

•	First Commerce’s net shareholders’ equity shall not be less than $19.5 million; and

•	additional conditions customary in transactions of this type.

If all regulatory approvals are received and the other conditions to completion are satisfied, Security Bank and First Commerce contemplate that they will complete the merger soon after the special shareholders’ meeting.

Termination and Termination Fee (See page 40)

The merger agreement may be terminated, either before or after shareholder approval, under certain circumstances described in detail later in this proxy statement-prospectus. If Security Bank terminates the merger agreement because First Commerce’s board of directors withdraws or changes its recommendation of the merger agreement or recommends or approves an acquisition transaction other than the Security Bank merger, if First Commerce terminates the merger agreement because it has received an offer for such an acquisition transaction, or if the holders of more than 5% of First Commerce common stock vote against the merger and exercise dissenters’ rights, First Commerce (or its successor) must pay to Security Bank a termination fee of $2.25 million.

First Commerce’s Directors and Executive Officers Have Interests in the Merger that Differ from Your Interests (See page 40)

The executive officers and directors of First Commerce have financial interests in the merger in addition to their interests as shareholders of First Commerce generally. The members of First Commerce’s board of directors knew about these additional interests and considered them when they adopted the merger agreement. All such material interests are as follows:

•	payments of retention bonuses to Messrs. Lumpkin, Richey, Harrison, Kathe and Suddeth, key management officers of First Commerce, of $1,052,698, collectively, in connection with the merger;

•	payment of the 280G payments to William C. Lumpkin, Jr., First Commerce’s chief executive officer;

•	payments to directors of First Commerce by Security Bank of $500 per meeting in exchange for their continued service as directors of First Commerce Bank after the merger;

•	the continued employment of Messrs. Lumpkin, Richey, Harrison, Kathe and Suddeth, key management officers of First Commerce, by Security Bank after the merger;

•	the continuation of employee benefits;

•	provisions in the merger agreement relating to director and officer liability insurance and the indemnification of officers and directors of First Commerce for certain liabilities; and

•	the conversion of stock options and warrants, whether or not vested, into the right to receive a pro rata portion of the merger consideration.

These interests are more fully described in this proxy statement-prospectus under the heading “The Merger Agreement—Financial Interests of Directors and Executive Officers in the Merger.”

Differences in Rights of First Commerce’s Shareholders after the Merger (See page 49)

First Commerce shareholders who receive Security Bank common stock in the merger will become Security Bank shareholders as a result of the merger. Their rights as shareholders after the merger will be governed by Georgia law and by Security Bank’s articles of incorporation and bylaws. The rights of Security Bank shareholders are different in certain respects from the rights of First Commerce’s shareholders. Some of the principal differences are described in this proxy statement-prospectus under the heading “Certain Differences in Rights of Shareholders.”

Accounting Treatment (See page 45)

Security Bank is required to account for the merger as a purchase transaction for accounting and financial reporting purposes under accounting principles generally accepted in the United States of America (“GAAP”).

SELECTED FINANCIAL INFORMATION OF SECURITY BANK

The following table sets forth certain consolidated financial information of Security Bank. The information as of and for the years ended December 31 is based on, and should be read in conjunction with, the consolidated financial statements and related notes of Security Bank contained in its annual report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference in this proxy statement-prospectus. The information as of and for the three months ended March 31 is based on, and should be read in conjunction with, the consolidated financial statements and related notes of Security Bank contained in its quarterly report on Form 10-Q for the quarter ended March 31, 2007, which report is also incorporated by reference in this proxy statement-prospectus. Security Bank’s results for the quarter ended March 31, 2007 are not necessarily indicative of the results of operations that may be expected for the year ended December 31, 2007. All share data has been adjusted to reflect the declaration of a two-for-one split of Security Bank’s common stock in the form of a 100% stock dividend paid on May 27, 2005.

Security Bank’s consolidated financial statements for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 were audited by McNair, McLemore, Middlebrooks & Co., LLP. Information as of and for the quarters ended March 31, 2007 and March 31, 2006 is unaudited.

	Three Months Ended March 31, (unaudited)		Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
INCOME STATEMENT: (in thousands)
Interest Income	$46,033	$28,783	$148,082	$78,192	$53,926	$42,894	$32,920
Interest Expense	23,256	12,070	68,647	27,839	14,373	12,912	12,110

Net Interest Income	22,777	16,713	79,435	50,353	39,553	29,982	20,810
Provision for Loan Losses	1,260	630	4,469	2,833	2,819	2,859	2,603
Other Income	5,122	4,917	17,906	16,520	14,654	16,764	12,530
Other Expense	15,918	12,881	55,602	38,545	32,129	30,302	22,406

Income Before Tax	10,721	8,119	37,270	25,495	19,259	13,585	8,331
Income Taxes	3,935	2,979	13,878	9,310	6,940	4,938	3,065

Net Income	$6,786	$5,140	$23,392	$16,185	$12,319	$8,647	$5,266

PER SHARE:
Earnings Per Common Share:
Basic	$0.35	$0.36	$1.36	$1.31	$1.10	$0.99	$0.77
Diluted	0.35	0.35	1.33	1.27	1.07	0.96	0.76
Cash Dividends Paid	0.09	0.08	0.30	0.26	0.22	0.20	0.17
Basic Weighted Average Shares	19,163,157	14,414,994	17,222,139	12,393,980	11,156,372	8,725,276	6,779,220

RATIOS:
Return on Average Assets	1.13%	1.25%	1.15%	1.31%	1.27%	1.16%	1.03%
Return on Average Equity	8.92%	11.44%	9.28%	12.80%	13.04%	14.27%	14.11%
Dividend Payout Ratio	25.71%	22.22%	22.06%	19.85%	20.00%	20.20%	22.08%
Average Equity to Average Assets	12.64%	10.89%	12.42%	10.21%	9.72%	8.11%	7.27%
Net Interest Margin	4.22%	4.54%	4.40%	4.46%	4.45%	4.40%	4.38%

BALANCE SHEET:
(in thousands, except shares)
(At end of period)
Assets	$2,541,603	$1,912,841	$2,494,071	$1,662,413	$1,063,485	$911,269	$581,319
Investment Securities(1)	191,945	146,932	229,940	150,986	111,412	102,855	53,905
Loans Held for Sale	8,341	7,776	8,878	5,562	7,507	11,448	35,955
Loans, Net of Unearned Income	2,016,997	1,469,692	1,901,101	1,272,119	845,765	697,682	438,446
Reserve for Loan Losses	23,336	17,812	22,336	16,148	10,903	9,407	5,480
Deposits	2,019,089	1,530,384	1,970,927	1,291,253	842,558	743,301	440,595
Borrowings and Securities Sold under Agreements to Repurchase	188,953	143,936	175,605	172,141	107,504	85,986	96,310
Shareholders’ Equity	311,729	217,641	306,408	179,305	106,671	75,809	39,548
Shares Outstanding	19,181,241	15,782,125	19,166,314	14,386,960	11,639,810	10,048,600	6,796,634

(1)	Investment Securities include FHLB stock (in thousands). The following amounts are included for the three months ended March 31, 2007 and 2006 $8,484 and $7,091, respectively; and for the years ended December 31, 2006—$7,521; 2005—$6,974; 2004—$4,918; 2003—$3,935; 2002—$3,614.

COMPARATIVE SHARE DATA REGARDING FIRST COMMERCE AND SECURITY BANK

The table on the following page shows consolidated historical information about Security Bank’s and First Commerce’s respective earnings per share, dividends per share and book value per share, and similar information reflecting the merger, which is referred to as “pro forma” information, at or for the three months ended March 31, 2007, and at or for the year ended December 31, 2006. In presenting the comparative pro forma information for the periods shown, we assumed that the merger had been completed.

Security Bank is required to account for the merger as a purchase transaction under GAAP. Under the purchase method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of First Commerce will be recorded, as of completion of the merger, at their respective fair values and added to those of Security Bank. Any excess of the purchase price over the net fair value of First Commerce’s assets and liabilities is recorded as goodwill (excess purchase price). Consolidated financial statements and reported results of operations of Security Bank issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of First Commerce. The results of operations of First Commerce will be included in the results of operations of Security Bank following the effective time of the merger.

The pro forma consolidated financial information includes estimated adjustments to record certain assets and liabilities of First Commerce at their respective fair values. These pro forma adjustments are subject to updates as additional information becomes available and as additional analyses are performed. Certain other assets and liabilities of First Commerce will also be subject to adjustment to their respective fair values. Pending more detailed analyses, no pro forma adjustments are included for these assets and liabilities, including additional intangible assets that may be identified. Any change in the fair value of the net assets of First Commerce will change the amount of the purchase price allocable to goodwill. Additionally, changes to First Commerce’s shareholders’ equity, including dividends and net income from April 1, 2007, through the date the merger is completed, will also change the amount of goodwill recorded. In addition, the final adjustments may be materially different from the pro forma adjustments presented in this proxy statement-prospectus.

The pro forma consolidated information is also based on an estimate of the number of Security Bank shares that will be issued in connection with the merger. The pro forma consolidated Security Bank information is presented in terms of an equivalent share of First Commerce stock by multiplying the Security Bank information by an estimate of the relative value of a share of First Commerce stock to a share of Security Bank stock issuable in this merger.

We also anticipate that the merger will provide Security Bank with financial benefits that include increased revenue and reduced operating expenses, but these financial benefits are not reflected in the pro forma information. Accordingly, the pro forma information does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of Security Bank would have been had Security Bank and First Commerce been combined during the periods presented.

The information in the following table is based on historical consolidated financial information and related notes for First Commerce and Security Bank. You should read all of the summary consolidated financial information we provide in the following table together with historical consolidated financial information and related notes. The historical consolidated financial information of Security Bank is also incorporated into this document by reference. See “Where You Can Find Additional Information” on page 78 for a description of where you can find this historical information.

	As of and for the three months ended March 31, 2007	As of and for the year ended December 31, 2006
Book value per share:
Security Bank	$16.25	$15.99
First Commerce	14.09	13.87
Pro forma combined	16.89	16.65
Per equivalent First Commerce share(1)	23.05	22.73

Cash dividends per share:
Security Bank	$0.09	$0.30
First Commerce	—	0.20
Pro forma combined	0.08	0.28
Per equivalent First Commerce share(1)	0.11	0.38

Net income per share (basic):
Security Bank	$0.35	$1.36
First Commerce	0.60	2.01
Pro forma combined	0.36	1.34
Per equivalent First Commerce share(1)	0.49	1.83

Net income per share (diluted):
Security Bank	$0.35	$1.33
First Commerce	0.55	1.83
Pro forma combined	0.35	1.32
Per equivalent First Commerce share(1)	0.48	1.80

(1)	Calculated by multiplying the pro forma combined information by the exchange ratio of 1.3649.

RISK FACTORS

In addition to the other information included in this proxy statement-prospectus, including the matters addressed under the heading “A Warning about Forward-Looking Statements,” you should carefully consider the matters described below and the risk factors discussed in Item 1A to Part 1 of Security Bank’s Annual Report on Form 10-K for the year ended December 31, 2006 in determining whether to adopt and approve the merger agreement. We believe that the risks set forth in this proxy statement-prospectus and Security Bank’s Annual Report on Form 10-K for the year ended December 31, 2006 represent all of the known material risks that you should consider in making a decision as to whether to vote to approve the merger agreement.

Because the market price of Security Bank common stock will fluctuate, you cannot be sure of the market value of the Security Bank common stock that you will receive in the merger.

Upon completion of the merger, the issued and outstanding shares of First Commerce common stock will automatically be cancelled and converted into the right to receive a pro rata share of the stock consideration to be issued by Security Bank. The number of shares you will receive will vary based on the trading price of Security Bank common stock, which was different from the price of Security Bank common stock on the date the merger was announced, and may differ on the date that this document is mailed to First Commerce shareholders and on the date of the meeting of First Commerce shareholders.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the values and perceptions of financial services stocks generally, changes in Security Bank’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond Security Bank’s control. Accordingly, at the time of the special meeting, you will not necessarily know or be able to calculate the exact value of the shares of Security Bank common stock you will receive upon completion of the merger. Additionally, the value of the shares of Security Bank common stock received by a First Commerce shareholder may decline immediately after, including, as a result of, the completion of the merger.

Combining the two companies may be more difficult, costly, or time-consuming than we expect.

Security Bank and First Commerce have operated, and, until completion of the merger, will continue to operate, independently. It is possible that the integration process for this acquisition could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, procedures and policies that would adversely affect Security Bank’s ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the merger. If Security Bank has difficulties with the integration process, it might not achieve the economic benefits expected to result from the acquisition. As with any merger of banking institutions, there also may be business disruptions that cause Security Bank to lose customers or cause customers to remove their deposits or loans from Security Bank’s banks and move their business to competing financial institutions.

The loss of key personnel may adversely affect Security Bank.

After the closing of the merger, Security Bank expects to integrate First Commerce’s business into its own. The integration process and Security Bank’s ability to successfully conduct First Commerce’s business after the merger will require the experience and expertise of key employees of First Commerce. Therefore, the ability to successfully integrate First Commerce’s operations with those of Security Bank, as well as the future success of the combined company’s operations, will depend, in part, on Security Bank’s ability to retain key employees of First Commerce following the merger. Although Security Bank has entered into restrictive covenant agreements and new employment agreements with several key employees of First Commerce, Security Bank may not be able to retain these or other key employees for the time period necessary to complete the integration process or beyond. Although Security Bank does not have any reason to believe any of these employees will cease to be employed by Security Bank, the loss of such employees could adversely affect Security Bank’s ability to successfully conduct its business in the markets in which First Commerce now operates, which could have an adverse effect on Security Bank’s financial results and the value of its common stock.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

The merger must be approved by the Federal Reserve Board and the GDBF. The Federal Reserve Board and the GDBF will consider, among other factors, the competitive impact of the merger, Security Bank’s financial and managerial resources and the convenience and needs of the communities to be served. As part of that consideration, we expect that the Federal Reserve Board and the GDBF will review capital position, safety and soundness, legal and regulatory compliance matters and Community Reinvestment Act matters. The Federal Reserve approved the merger on June 22, 2007, however, there can be no assurance as to whether approval from the GDBF and other regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed.

The merger agreement limits First Commerce’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit First Commerce’s ability to discuss competing third-party proposals to acquire all or a significant part of First Commerce. In addition, First Commerce has agreed to pay Security Bank a fee of $2.25 million if the transaction is terminated because First Commerce decides to pursue another acquisition transaction. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of First Commerce from considering or proposing that acquisition even if it were prepared to pay a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire First Commerce than it might otherwise have proposed to pay.

Certain directors and executive officers of First Commerce have economic interests in the merger that are different from, or in addition, to their interests as shareholders.

Executive officers of First Commerce and Security Bank negotiated the terms of the merger agreement, and the First Commerce and Security Bank boards of directors approved the merger agreement and the First Commerce board of directors recommended that its shareholders vote to approve the merger agreement. In considering these facts and the other information in this proxy statement-prospectus, you should be aware that certain directors and executive officers of First Commerce have economic interests in the merger other than their interests as shareholders. For example, some of First Commerce’s executive officers have entered into employment agreements with Security Bank and will receive bonus payments upon the closing of the merger. William C. Lumpkin, Jr., First Commerce’s chief executive officer will receive 280G payments. Additionally, First Commerce Bank’s directors will receive fees for their services in that capacity from Security Bank after the merger. The board of directors of First Commerce was aware of these interests at the time it approved the merger. These interests may cause First Commerce’s directors and executive officers to view the merger proposal differently and more favorably than you may view it. See “The Merger Agreement—Financial Interests of Directors and Executive Officers in the Merger” for more information on the interests described above and other interests of First Commerce’s executive officers and directors in the merger.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement-prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, referred to in this proxy statement-prospectus as the Exchange Act. Forward-looking statements discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “would,” “endeavor,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “potential,” “predict,” “project,” “seek,” “should,” “will” and other similar words and expressions of future intent.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could cause actual results and performance to differ from those expressed in our forward-looking statements we make or incorporate by reference in this proxy statement-prospectus include, but are not limited to:

•	the costs of integrating Security Bank’s and First Commerce’s operations, which may be greater than Security Bank expects;

•	potential customer loss and deposit attrition as a result of the merger and the failure to achieve expected gains, revenue growth and/or expense savings from such transactions;

•	Security Bank’s ability to effectively manage interest rate risk and other market risk, credit risk and operational risk;

•	Security Bank’s ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support their business;

•	Security Bank’s ability to expand into new markets;

•

possible changes in the quality or composition of Security Bank’s loans or investment portfolios, including adverse developments in borrowers’ industries or in the repayment ability of individual borrowers or issuers;

•	Security Bank’s ability to keep pace with technological changes;

•	Security Bank’s ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by its customers and potential customers;

•	the cost and other effects of material contingencies;

•

further easing of restrictions on participants in the financial services industry, such as banks, securities brokers and dealers, investment companies, credit unions and finance companies, may increase competitive pressures and affect our ability to preserve our customer relationships and margins;

•

possible changes in general economic and business conditions in the United States in general and in the larger region and communities we serve in particular may lead to a deterioration in credit quality, thereby requiring increases in our provision for credit losses, or a reduced demand for credit, thereby reducing earning assets;

•	the threat or occurrence of war or acts of terrorism and the existence or exacerbation of general geopolitical instability and uncertainty; and

•	possible changes in trade, monetary and fiscal policies, laws, and regulations, and other activities of governments, agencies, and similar organizations, including changes in accounting standards.

The cautionary statements in this proxy statement-prospectus also identify important factors and possible events that involve risk and uncertainties that could cause our actual results to differ materially from those contained in the forward-looking statements. We do not intend, and undertake no obligation, to update or revise any forward-looking statements contained in this proxy statement-prospectus, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements.

Readers should carefully review all disclosures Security Bank files from time to time with the Securities and Exchange Commission, which is referred to in this proxy statement-prospectus as the SEC.

THE FIRST COMMERCE

SPECIAL SHAREHOLDERS’ MEETING

Purpose

You have received this proxy statement-prospectus because the board of directors of First Commerce is soliciting your proxy for the special meeting of shareholders to be held on [            ], [                    ], 2007 at [                    ], at [            ] local time. Each copy of this proxy statement-prospectus mailed to holders of First Commerce common stock is accompanied by a proxy card for use at the meeting and at any adjournments of the meeting.

At the meeting, shareholders will consider and vote upon:

•	the merger agreement;

•	the 280G payments;

•	if necessary, a proposal to adjourn the meeting to provide additional time to solicit votes in favor of the merger or the 280G payments; and

•	any other matters that are properly brought before the meeting, or any adjournments of the meetings.

If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope. If you do not return your properly executed card or do not attend and cast your vote at the special meeting, the effect will be a vote against the merger agreement and the 280G payments.

Record Date; Quorum and Vote Required

The record date for the special meeting is [            ], 2007. First Commerce’s shareholders of record as of the close of business on that day will receive notice of the meeting and will be entitled to vote at the special meeting. As of the record date, there were [                    ] shares of First Commerce common stock issued and outstanding and entitled to vote at the meeting, held by approximately [            ] holders of record.

The presence, in person or by proxy, of a majority of the shares of First Commerce common stock entitled to vote on the merger agreement is necessary to constitute a quorum at the meeting. Each share of First Commerce common stock outstanding on the record date entitles its holder to one vote on the merger agreement, the 280G payments and any other proposal that may properly come before the meeting, including any proposal to adjourn the meeting to solicit additional votes. Approval of the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of First Commerce common stock as of the record date for the special meeting. Approval of the 280G payments requires the affirmative vote of more than 75% the shares of First Commerce common stock issued and outstanding on the record date, excluding those shares held by Mr. Lumpkin. A proposal to adjourn the meeting to solicit additional votes requires the affirmative vote of a majority of the shares of First Commerce common stock present at the meeting. Under Georgia law, the board of directors of First Commerce will be required to set a new record date for the special meeting, and send out a new notice of the meeting, if the special meeting is adjourned to a date more than 120 days after [                    ], 2007, the current record date for the meeting.

To determine the presence of a quorum at the meeting, First Commerce will count as present at the meeting the shares of First Commerce common stock present in person but not voting and the shares of common stock for which First Commerce has received proxies but with respect to which the holders of such shares have abstained.

As of the record date for the meeting, First Commerce’s directors and executive officers beneficially owned a total of 1,211,582 shares, or approximately 58.9%, of the outstanding shares of First Commerce common stock. These individuals have agreed with Security Bank that they will vote their stock in favor of the merger agreement. However, such agreement does not require the directors and executive officers to vote in favor of the 280G payments.

Solicitation and Revocation of Proxies

If you have delivered a proxy for the meeting, you may revoke it at any time before it is voted by:

•	attending the meeting and voting in person;

•	giving written notice to First Commerce’s secretary prior to the date of the meeting revoking your proxy; or

•	submitting to First Commerce’s secretary a signed proxy card dated later than your initial proxy.

The proxy holders will vote as directed on all proxy cards that are received at or prior to the meeting and that are not subsequently revoked. If you complete, date and sign your proxy card but do not provide instructions as to your vote, the proxy holders will vote your shares FOR approval of the merger agreement and FOR approval of the 280G payments. If any other matters are properly presented at the meeting for consideration, the persons named in the proxy card will have discretionary authority to vote your shares on those matters. However, no proxy with instructions to vote against the merger or the 280G payments will be voted in favor of any proposal to adjourn the meeting. First Commerce’s board of directors is not aware of any matter to be presented at the meeting other than the proposals to approve the merger agreement and the 280G payments.

If you hold shares of First Commerce in a broker’s name (sometimes called “street name” or “nominee name”), then you must provide voting instructions to the broker. If you do not provide instructions to the broker, the shares will not be voted on any matter on which the broker does not have discretionary authority to vote, which includes the vote on the merger agreement and 280G payments. A vote that is not cast for this reason is called a “broker nonvote.” Broker nonvotes will not be treated as shares present for the purpose of determining whether a quorum is present at the meeting. For purposes of the vote on the merger agreement and 280G payments, however, a broker nonvote is the same as a vote against the merger agreement and the 280G payments. For purposes of the vote on other matters properly brought at the special meeting, broker nonvotes will not be counted.

First Commerce will bear the cost of soliciting proxies from its shareholders, except that Security Bank will bear all expenses for printing and mailing this proxy statement-prospectus. First Commerce will solicit shareholder votes by mail, and perhaps by telephone or other means of telecommunication. Directors, officers and employees of First Commerce may also solicit shareholder votes in person. If these individuals solicit your vote in person, they will receive no additional compensation for doing so. First Commerce will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation materials to those beneficial owners.

You should not send any stock certificates with your proxy card. If the merger agreement is approved, you will receive instructions for exchanging your stock certificates after the merger has been completed.

Rights of Dissenting Shareholders

First Commerce’s shareholders have dissenters’ rights with respect to the merger under Georgia law. Shareholders who wish to assert their dissenters’ rights and comply with the procedural requirements of Article 13 of the Georgia Business Corporation Code, which is referred to in this proxy statement-prospectus as the GBCC, will be entitled to receive payment of the fair value of their shares in cash in accordance with Georgia law. For more information regarding the exercise of these rights, see “Dissenters’ Rights.”

Recommendation of the Board of Directors of First Commerce

First Commerce’s board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, believes that the merger is in the best interests of First Commerce and its shareholders and recommends that you vote FOR approval of the merger agreement.

In the course of reaching its decision to approve the merger agreement and the transactions contemplated in the merger agreement, First Commerce’s board of directors, among other things, consulted with its legal advisor, Troutman Sanders LLP, regarding the legal terms of the merger agreement, and with Burke Capital, its financial advisor, which rendered a fairness opinion to the board of directors. For a discussion of the factors considered by the board of directors in reaching its conclusion, see “Background of and Reasons for the Merger—Background of the Merger” and “—Reasons for the Merger.”

Shareholders should note that First Commerce’s directors have certain interests in, and may derive benefits as a result of, the merger that are in addition to their interests as shareholders of First Commerce. See “The Merger Agreement—Interest of Certain Persons in the Merger.”

The board of directors of First Commerce, with Mr. Lumpkin abstaining, recommends that First Commerce shareholders vote FOR approval of the executive benefits.

The board of directors believes the 280G payments represent reasonable compensation for Mr. Lumpkin given his performance and is comparable to that paid in similar circumstances in other transactions of which the board of directors is aware. For a discussion of the 280G payments, see “280G Payments.”

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT

BACKGROUND OF AND REASONS FOR THE MERGER

Background of the Merger

Since the inception of First Commerce, First Commerce’s management and board of directors have regularly analyzed the commercial banking market in Douglas County and the surrounding metropolitan Atlanta area. As a result of historical growth and performance and the prospect for future growth and performance, management of First Commerce began to consider strategic alternatives in the summer of 2006, including capital planning, a branching strategy, expansion to new markets and the possibility of pursuing a sale or merger transaction.

During that time First Commerce consulted with an investment banking firm to advise it on general investment banking matters including the operating and merger and acquisition environment in Atlanta, particularly on the western side of the city. First Commerce consulted with Burke Capital as its financial advisor based on Burke Capital’s experience advising financial institutions, its familiarity with First Commerce and other qualifications. Burke Capital is very familiar with the regional banking market, particularly the Atlanta banking market, and had significant knowledge of potential merger partners for First Commerce.

Over the next several months, Burke Capital met with the senior management of First Commerce, including Bill Lumpkin, chief executive officer of First Commerce, and Tom Richey, chief financial officer of First Commerce, to analyze the most likely strategic partners in the event that First Commerce decided to pursue a sale transaction. During that time, Burke Capital contacted select financial institutions to gauge their interest in acquiring First Commerce. As a result of those inquiries it was determined that Security Bank represented the best strategic alternative. On November 1, 2006, the chief executive officers of both First Commerce and Security Bank were introduced at First Commerce’s offices to discuss a possible merger. The discussions primarily revolved around the general compatibility of the two companies as potential merger partners, particularly relative to strategic direction, credit philosophy, personnel and other social issues.

During the next several weeks the companies exchanged limited financial information and discussed the merits of a potential merger, including the expanded range of banking services that the merger would provide First Commerce’s customers, the expanded footprint for Security Bank and the opportunity to further leverage Security Bank’s infrastructure. On December 11, 2006, the executive committee of the board of directors of First Commerce met with Burke Capital to review an analysis of a potential merger with Security Bank and other strategic options. After careful consideration it was determined that a merger with Security Bank could represent the most appropriate course of action to maximize shareholder value in both the short- and long-term. The executive committee of the board of directors of First Commerce agreed that Messrs. Lumpkin and Richey should continue discussions with the senior management of Security Bank.

Discussions between the parties during late December 2006 included general discussions regarding the terms of a proposed merger, including the possibility of having a combination of cash and stock in the transaction, the current trading activity of Security Bank’s common stock and the proposed timing for the transaction.

On January 4, 2007, Messrs. Lumpkin and Richey met at Security Bank’s executive offices with the senior management of Security Bank. This meeting included discussions with Security Bank’s chief executive officer, chief financial officer, chief operating officer, credit administration officer, as well as other members of senior management. A variety of issues were discussed including credit philosophy, intercompany participations, human resources, asset/liability management and funding sources. On January 16, 2007, the board of directors of First Commerce met with Burke Capital to further discuss the merits of a merger with Security Bank, as well as other strategic alternatives. At this meeting, the board of directors of First Commerce concluded that the company should continue discussions with Security Bank.

During the next several weeks, management of First Commerce met with Burke Capital and the executive committee of the board of directors while negotiating the terms of a letter of intent with Security Bank.

Negotiations with Security Bank continued to focus on the overall terms of the transaction, including the possibility of allowing First Commerce to pay its shareholders a special cash dividend prior to the completion of the merger. In addition, the parties continued to discuss market conditions with respect to Security Bank’s common stock. As a result of the decrease in the trading price of Seucrity Bank’s common stock, the parties discussed including a trading range with respect to Security Bank’s stock that would determine the actual number of shares provided to the First Commerce shareholders.

On February 12, 2007, Rett Walker, Security Bank’s chief executive officer, presented the terms of the potential acquisition to the policy committee and recommended that the committee approve the transaction. The committee voted unanimously to proceed with the acquisition.

On February 12, 2007, Security Bank delivered a letter of intent to the board of directors of First Commerce outlining the terms under which Security Bank would be willing to pursue a transaction. The letter of intent proposed an aggregate consideration of approximately $59.8 million consisting of $56.6 million in Security Bank common stock and the remaining approximately $3.2 million in cash paid in the form of a one-time dividend to the shareholders, option holders and warrant holders of First Commerce prior to the closing of the transaction. On February 13, 2007, the board of directors of First Commerce met and voted to accept the Security Bank letter of intent.

On February 20, 2007, Rett Walker announced to the board of directors that the letter of intent had been accepted by First Commerce and reviewed the general terms of the letter. The chief executive officer then requested and received unanimous approval from the board of directors to proceed with the acquisition.

On February 28, 2007, Rett Walker and Tony Collins, a senior vice president, of Security Bank were invited to address the board of directors of First Commerce during a regularly scheduled meeting to discuss the merits of the transaction.

Between February 13, 2007 and April 9, 2007, representatives of Security Bank and First Commerce conducted due diligence on their respective operations and negotiated the terms of the merger agreement, including the price to be paid to First Commerce shareholders, the stock/cash mix of the price to be paid, the collar for the number of shares to be issued and the amount of the pre-merger dividend to be paid to First Commerce shareholders. During that period there were several meetings held between the executive committee or the full board of directors and Burke Capital to discuss the progress of negotiations. Further, during the period, the legal counsel for each party prepared and negotiated the terms and conditions of the merger agreement and the exhibits and other related documents thereto. On April 6, 2007, a draft of the merger agreement was distributed to each member of the First Commerce board of directors for review. On April 9, 2007, First Commerce met with representatives of Troutman Sanders LLP, its legal counsel, to review the terms of the merger agreement and discuss the board of directors’ fiduciary duties in connection with the merger. At that meeting, Burke Capital also presented its fairness opinion of the merger consideration to be paid to the First Commerce shareholders. At the conclusion of the review of the merger agreement, the presentation of the fairness opinion and other factors listed under “Reasons for the Merger-First Commerce,” the board of directors of First Commerce unanimously approved the merger agreement.

Reasons for the Merger

General

The financial and other terms of the merger agreement resulted from arm’s-length negotiations between Security Bank’s and First Commerce’s representatives. Security Bank’s and First Commerce’s boards of directors also considered many factors in determining the consideration First Commerce’s shareholders would receive in the merger. Those factors included:

•	the comparative financial condition, results of operations, current business and future business prospects of Security Bank and First Commerce; and

•	the market price, liquidity and historical earnings per share of Security Bank common stock and First Commerce common stock.

The following discussion of the information and factors considered by the Security Bank board of directors and the First Commerce board of directors is not intended to be exhaustive but includes all of the material factors the respective boards of directors considered. In reaching their determinations to approve the merger, and, with respect to the First Commerce board of directors, to recommend the merger, neither the Security Bank board of directors nor the First Commerce board of directors assigned any relative or specific weights to the following factors, and individual directors may have given different weights to different factors.

Security Bank

In deciding to pursue an acquisition of First Commerce, Security Bank’s management and board of directors considered, among other things, the following:

•

the information presented by First Commerce’s management concerning First Commerce’s business, operations, earnings, asset quality and financial condition, including the composition of its earning assets portfolio, which was used to evaluate the projected earnings for First Commerce;

•

the financial terms of the merger, including the relationship of the value of the consideration issuable in the merger to the market value, tangible book value, and earnings per share of First Commerce’s common stock—specifically, this information, along with the projected earnings for First Commerce, was used to determine that the pro forma earnings per share of the combined company was accretive to earnings per share within one year and that any dilution to Security Bank’s tangible book value per share resulting from the transaction should be recovered in five years;

•	the compatibility of First Commerce’s management team, strategic objectives and geographic footprint with those of Security Bank;

•	the opportunity to leverage Security Bank’s infrastructure without having to hire additional corporate staff to support First Commerce;

•	the advice of Sandler O’Neill & Partners, L.P., Security Bank’s independent financial advisor, as to the financial terms of the merger; and

•	the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay.

The negative factors considered by Security Bank’s board of directors in approving the terms of the merger included:

•	the ability of First Commerce to attain this projected financial results; and

•	the potential negative impact on Security Bank’s stock price that may result from the announcement of the acquisition.

First Commerce

In deciding to be acquired, First Commerce’s management and board of directors considered a number of positive factors, including, but not limited to, the following:

•

the value of the consideration to be received by First Commerce’s shareholders relative to the book value and earnings per share of First Commerce common stock and the core deposits of First Commerce Bank, which the directors believed reflected a premium over these criteria that are often used as a measurement of the value of a financial institution;

•

information concerning Security Bank’s financial condition, results of operations and business prospects, which the directors believed demonstrated a strong operational platform that would continue to support growth following the merger;

•

the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed merger with Security Bank that, in the opinion of the First Commerce directors, further supported the value of the consideration to be paid by Security Bank in the merger;

•	the historical dividends paid by Security Bank, which represented the ability of the shareholders to receive a return on their investment without selling their shares;

•

the ability to pay the special cash dividend in connection with the merger, which increased by approximately $3.16 million dollars the aggregate amount the First Commerce shareholders will receive in the merger;

•	the increase in the original investment the merger consideration represented to First Commerce’s shareholders over a relatively short time period;

•	the opinion of Burke Capital that the consideration to be received by First Commerce’s shareholders in the merger is fair from a financial point of view;

•

the fact that the merger will enable First Commerce’s shareholders to exchange their relatively illiquid shares of First Commerce common stock for shares that are more widely held and actively traded, which should provide the First Commerce shareholders more flexibility in their investment by providing them with more trading price information on which they can base their trading decisions and allowing them a much greater market to buy or sell the shares;

•

that such exchange will generally be tax-free to First Commerce shareholders (other than in respect of any cash received), so that the actual value of the consideration received by the First Commerce shareholders would not be reduced by the amount of any tax the shareholders would be required to pay as a result of receiving the merger consideration;

•

the expanded range of banking services that the merger will allow First Commerce to provide its customers, which the First Commerce directors believed would provide for greater growth opportunities than if First Commerce remained a stand-alone institution; and

•

the competitive and regulatory environment for financial institutions generally, which, in the opinion of the First Commerce directors, would result in increased costs and expenses that could negatively impact First Commerce’s ability to grow.

The negative factors considered by First Commerce’s board of directors in approving the terms of the merger included:

•

the alternatives to the merger, including remaining an independent institution, which the directors of First Commerce believed did not provide as much long-term value to the First Commerce shareholders;

•

the decline in trading price of Security Bank’s common stock from $21.86 on the date the letter of intent was executed to $19.81 on the date the merger agreement was signed, which, because the exchange ratio does not change, means the “value” of the consideration to be received by the First Commerce shareholders decreased from what they would have received had the merger been completed on the date the letter of intent was signed;

•

the effects that a merger with a larger institution, such as Security Bank, would have on customer relationships, many of whom might be concerned that they would not continue to receive the high-level of personalized service that they had come to expect from First Commerce as a smaller community bank; and

•	the risks associated with not closing the merger due to a failure to meet the conditions to closing.

First Commerce’s board of directors recommends that First Commerce’s shareholders vote FOR the proposal to approve the merger agreement.

Opinion of Burke Capital

First Commerce retained Burke Capital to act as its financial advisor in connection with a possible business combination. Burke Capital is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Burke Capital is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Burke Capital acted as financial advisor to First Commerce in connection with its proposed merger with Security Bank and participated in certain of the negotiations leading to the merger agreement. In connection with Burke Capital’s engagement, First Commerce asked Burke Capital to evaluate the fairness of the merger consideration to First Commerce’s shareholders from a financial point of view. At the April 9, 2007 meeting of the First Commerce board of directors to evaluate the merger, Burke Capital delivered to the First Commerce board of directors its oral and written opinion that, based upon and subject to various matters set forth in its opinion, the merger consideration was fair to First Commerce’s shareholders from a financial point of view. At the April 9, 2007 meeting, the First Commerce board of directors voted to approve the merger and the merger agreement was subsequently executed.

The full text of Burke Capital’s written opinion is attached as Appendix B to this proxy statement-prospectus. The opinion outlines matters considered and qualifications and limitations on the review undertaken by Burke Capital in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge you to read the entire opinion carefully in connection with your consideration of the proposed merger.

Burke Capital’s opinion speaks only as of the date of the opinion. The opinion was directed to the First Commerce board of directors and is directed only to the fairness of the merger consideration to First Commerce shareholders from a financial point of view. It does not address the underlying business decision of First Commerce to engage in the merger or any other aspect of the merger and is not a recommendation to any First Commerce shareholder as to how such shareholder should vote at the shareholder meeting with respect to the merger, or any other matter.

In connection with rendering its April 9, 2007 opinion, Burke Capital reviewed and considered, among other things:

•	the merger agreement and certain of the schedules thereto;

•	certain publicly available financial statements and other historical financial information of First Commerce and Security Bank that it deemed relevant;

•

projected earnings estimates for First Commerce for the years ending December 31, 2007 through 2010 prepared by and reviewed with senior management of First Commerce and the views of senior management regarding First Commerce’s business, financial condition, results of operations and future prospects;

•

projected earnings estimates of Security Bank for the year ending December 31, 2007 and other publicly available financial information concerning the business and operations of Security Bank consisting of independent research analysts’ projections and forecasts;

•	internal financial and operating information with respect to the business, operations and prospects of First Commerce furnished to Burke Capital by First Commerce that is not publicly available;

•	the reported prices and trading activity of Security Bank common stock which were compared with other publicly-traded companies that Burke Capital deemed relevant;

•	the resulting fully diluted ownership of First Commerce in the pro forma organization assuming a hypothetical 100% transaction compared with various levels of financial and franchise contribution;

•

the earnings, book value, tangible book value and dividend per share of First Commerce common stock relative to the pro forma equivalent earnings, book value, tangible book value and dividend per share of the pro forma organization;

•

the pro forma financial impact of the merger on Security Bank’s ability to complete a transaction from a regulatory standpoint, based on assumptions determined by senior management of First Commerce and Burke Capital;

•	the financial terms of other recent business combinations in the commercial banking industry, to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as it considered relevant.

First Commerce’s board of directors did not limit the investigations made or the procedures followed by Burke Capital in giving its opinion.

In performing its reviews and analyses and in rendering its opinion, Burke Capital assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of First Commerce and Security Bank that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Burke Capital was not asked to and did not independently verify the accuracy or completeness of such information, and it did not assume responsibility or liability for the accuracy or completeness of any of such information. Burke Capital did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of First Commerce or Security Bank or any of their respective subsidiaries, or the ability to collect any such assets, nor was it furnished with any such evaluations or appraisals. Burke Capital is not an expert in the evaluation of allowances for loan losses, and it did not make an independent evaluation of the adequacy of the allowance for loan losses of First Commerce or Security Bank, nor did it review any individual credit files relating to First Commerce or Security Bank. Burke Capital assumed, with both First Commerce’s and Security Bank’s consent, that the respective allowances for loan losses for both First Commerce and Security Bank were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Burke Capital did not conduct any physical inspection of the properties or facilities of First Commerce or Security Bank. Burke Capital is not an accounting firm and it relied on the reports of the independent accountants of First Commerce and the directors of First Commerce for the accuracy and completeness of the financial statements furnished to it.

Burke Capital’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Burke Capital assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Burke Capital also assumed that there has been no material change in First Commerce’s and Security Bank’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, and that First Commerce and Security Bank will remain as going concerns for all periods relevant to its analyses.

In rendering its April 9, 2007 opinion, Burke Capital performed a variety of financial analyses. The following is a summary of the material analyses performed by Burke Capital but is not a complete description of all the analyses underlying Burke Capital’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Burke Capital believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Burke Capital’s comparative analyses described below is identical to First Commerce or Security Bank, and no transaction is identical to their merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of First Commerce or Security Bank and the companies to which they are being compared.

The earnings projections used and relied upon by Burke Capital in its analyses were based upon internal projections of First Commerce. Burke Capital assumed for purposes of its analyses that such performance would be achieved. Burke Capital expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections furnished to Burke Capital by First Commerce were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by Burke Capital in its analyses, were based on numerous variables and assumptions that are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

In performing its analyses, Burke Capital also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of First Commerce, Security Bank and Burke Capital. The analyses performed by Burke Capital are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Burke Capital prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the First Commerce board of directors at the April 9, 2007 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Burke Capital’s analyses do not necessarily reflect the value of First Commerce’s common stock or Security Bank’s common stock or the prices at which First Commerce’s or Security Bank’s common stock may be sold at any time.

Summary of the Proposed Merger

Burke Capital reviewed the financial terms of the proposed transaction. Under the terms of the merger agreement, and as of April 9, 2007, First Commerce shareholders will be entitled to receive a maximum of 2,634,833 shares and a minimum of 2,410,638 shares of Security Bank common stock, subject to the share adjustments as described in the merger agreement. Holders of outstanding options to acquire First Commerce common stock and holders of outstanding warrants to acquire First Commerce common stock shall receive Security Bank common stock for the value of the applicable First Commerce stock options or warrants. In addition to the terms described above, First Commerce is also entitled to pay a one-time special cash dividend not to exceed approximately $3.16 million to all common stock equivalents prior to closing. Based upon the terms of the merger agreement and Security Bank’s stock price of $19.87 on April 5, 2007, the last trading day before execution of the merger agreement, Burke Capital calculated merger consideration of $52,355,140 and a special cash dividend of $3,160,808 for an aggregate transaction valuation of $55,515,948 or $28.93 per fully diluted share on April 9, 2007, the date of the First Commerce board of directors’ meeting. Utilizing First Commerce’s December 31, 2006 unaudited financial information, Burke Capital calculated the following ratios:

Deal Value Consideration:		Deal Multiples:
Aggregate Price / Fully Diluted Share	$28.93	Transaction Value / LTM Net Income	17.46	x
Merger Consideration for Common Shares	$44,863,665	Transaction Value / Book Value	2.52	x
Merger Consideration for Warrant Holders	$7,231,045	Transaction Value / Tangible Book Value	2.52	x
Merger Consideration for Option Holders	$260,430	Core Deposit Premium	37.13%
Special Cash Dividend	$3,160,808	Price / Assets	22.01%

	$55,515,948

*	Deal multiples based on December 31, 2006 unaudited financial results.

The fully diluted share count is based upon First Commerce’s 1,644,510 outstanding shares of common stock, 418,500 outstanding warrants to purchase shares of common stock at a weighted average exercise price of $10.00 and 17,450 outstanding options to purchase shares of common stock at a weighted average strike price of $12.35. This analysis assumes all warrants are exchanged for shares of First Commerce prior to the effective date and no options, other than those held by Mr. Lumpkin, are exercised prior to closing.

Analysis of First Commerce

Selected Peer Group Analysis

Burke Capital used publicly available information to compare selected financial information for First Commerce and a group of selected financial institutions. The group consisted of First Commerce and 103 banks, which Burke Capital refers to in this proxy statement-prospectus as the “First Commerce Peer Group.” The First Commerce Peer Group consisted of selected Georgia banks with assets between $100 million and $500 million, excluding S-Corporations.

The analysis compared the median performance of the First Commerce Peer Group, based upon the latest publicly available financial data, to First Commerce’s December 31, 2006 unaudited financial results. The table below sets forth the comparative data.

	Revenues		Earnings				Capital Implications		Asset Quality	Employee Productivity	Asset Growth
	Net Interest Margin	Noninterest Income/Average Assets	Efficiency	ROAA	ROAE	Pre-Provision, Pre-Tax Margin	Equity / Assets	Asset Utilization	NPA’s/Total Assets	Assets / Employee	1-yr
Peer Group Median	4.49%	0.63%	57.40%	1.20%	12.53%	2.15%	9.13%	93.90%	0.28%	3,667	11.52%
First Commerce	4.48%	0.12%	37.12%	1.53%	16.97%	3.04%	8.73%	94.64%	0.19%	8,410	47.58%

Based on this information, First Commerce’s performance is generally above the performance of its selected peer group.

Analysis of Selected Merger Transactions

Southeastern Transactions

In order to address the specific valuation considerations within the southeastern market that First Commerce serves, Burke Capital selected a group of comparable southeastern merger and acquisition transactions and compared the pricing multiples to the multiples implied by the merger consideration. Specifically, Burke Capital selected bank merger and acquisition transactions according to the following criteria:

•	merger and acquisition transactions announced after January 1, 2004;

•	sellers located within the southeastern United States – Alabama, Arkansas, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee, and Virginia;

•	seller with assets between $100 million and $500 million;

•	sellers with a return on average assets, or ROAA, greater than 100 basis points in the latest quarter prior to announcement; and

•	sellers with three or fewer branches.

Burke Capital selected 12 transactions fitting the criteria listed above as being comparable to the proposed merger. The 12 comparable transactions selected included the following:

Buyer	State	Seller	State
United Community Banks Inc	GA	Southern Bancorp Inc.	GA
Citizens First Corp.	KY	Kentucky Banking Centers	KY
First Charter Corp.	NC	GBC Bancorp Inc	GA
Security Bank Corp.	GA	Homestead Bank	GA
GB&T Bancshares Inc.	GA	Mountain Bancshares Inc.	GA
Union Bankshares Corp.	VA	Prosperity B&TC	VA
Liberty Shares Inc.	GA	Peoples Banking Corporation	GA
Home Bancshares Inc.	AR	Mountain View Bancshares Inc.	AR
First Citizens Bancorp.	SC	People’s Cmnty Capital Corp	SC
United Community Banks Inc.	GA	Liberty National Bancshares	GA
Capital City Bank Group Inc.	FL	Farmers & Merchants Bank	GA
First Community Corp.	SC	DutchFork Bancshares Inc.	SC

Burke Capital reviewed the multiples of transaction value at announcement to last 12 months’ earnings, or LTM earnings, transaction value to book value, transaction value to tangible book value, and book premium to core deposits and computed high, low, mean, median and quartile multiples and premiums for the transactions. These multiples and premiums were applied to First Commerce’s financial information as of and for the period ended December 31, 2006 and were used to impute a transaction price. As illustrated in the following table, Burke Capital derived an imputed range of values per share of First Commerce’s common stock of $21.53 to $31.70 based upon the median and mean multiples of the selected southeastern transactions.

	Median Multiple		Implied Value/ Share	Security Merger Consideration
Transaction Value / LTM Earnings	18.46	x	$30.32	17.46	x
Transaction Value / Book Value	2.79	x	$31.70	2.52	x
Transaction Value / Tangible Book Value	2.79	x	$31.70	2.52	x
Tangible Book Premium / Core Deposits	20.37%		$21.53	37.13%

	Average Valuation		$28.81	$28.93

	Implied Range		$21.53	$31.70

The analysis showed that the merger consideration of $28.93 per fully diluted share is within the range of values imputed by all the mean and median multiples of the comparable southeastern transactions and slightly above the implied average valuation of the comparables universe.

United States Transactions

Burke Capital, in addition to analyzing southeastern transactions, selected a group of comparable United States merger and acquisition transactions and compared the pricing multiples to the multiples implied by the merger consideration. Specifically, Burke Capital selected bank merger and acquisition transactions according to the following criteria:

•	merger and acquisition transactions announced after January 1, 2005;

•	sellers located within the continental United States;

•	sellers with assets between $100 million and $500 million;

•	sellers with ROAA greater than 100 basis points in the latest quarter prior to announcement; and

•	sellers with three or fewer branches.

Burke Capital selected 42 transactions fitting the criteria listed above as being comparable to the proposed merger. The 42 comparable transactions selected included the following:

Buyer	State	Seller	State
Industry Bancshares Inc	TX	Community Bancorp. Inc.	TX
Heritage Commerce Corp	CA	Diablo Valley Bank	CA
Sterling Bancshares Inc.	TX	Partners Bank of TX	TX
Superior Bancorp	AL	eople’s Community Bancshares	FL
Banner Corp.	WA	San Juan Financial Holding Co	WA
Commerce Bancshares Inc.	MO	South Tulsa Financial Corp.	OK
Enterprise Financial Services	MO	Clayco Banc Corporation	KS
Stifel Financial Corp.	MO	First Service Financial Co	MO
Sun American Bancorp	FL	Independent Community Bank	FL
Reserve Finl Associates LLC	OH	Business Bank of Florida Corp	FL
Highlands Bancshares Inc.	TX	First Jacksboro Bkshrs Inc.	TX
United Community Banks Inc.	GA	Southern Bancorp Inc.	GA
Castle Creek Capital LLC	CA	Bankshares Inc.	FL
Inland Bancorp Holding Company	IL	Cambank Inc.	IL
First Charter Corp.	NC	GBC Bancorp Inc	GA
Citizens First Corp.	KY	Kentucky Banking Centers	KY
Bank Holdings	NV	NNB Holdings Inc.	NV
Community Bank System Inc.	NY	ES&L Bancorp Inc.	NY
Security Bank Corp.	GA	Homestead Bank	GA
First Mid-Illinois Bancshares	IL	Mansfield Bancorp Inc.	IL
Sterling Financial Corp.	WA	Lynnwood Financial Group	WA
First Muskogee Financial Corp.	OK	First Financial Bancshares	OK
Western Alliance Bancorp	NV	Bank of Nevada	NV
GB&T Bancshares Inc.	GA	Mountain Bancshares Inc.	GA
Summit Bank Corp.	GA	Concord Bank NA	TX
Union Bankshares Corp.	VA	Prosperity B&TC	VA
Synovus Financial Corp.	GA	Banking Corporation of Florida	FL
Commercial Capital Bancorp	CA	CalNet Business Bank NA	CA
Liberty Shares Inc.	GA	Peoples Banking Corporation	GA
Frontier Financial Corp.	WA	Northstar Financial Corp.	WA
Cullen/Frost Bankers Inc.	TX	TX Community Bancshares Inc.	TX
Pacific Continental Corp.	OR	NWB Financial Corp.	WA
Community Partners Bncp	NJ	Town Bank	NJ
First Financial Bankshares	TX	Bridgeport Financial Corp.	TX
Frandsen Financial Corporation	MN	QCF Bancorp Inc.	MN
Glacier Bancorp Inc.	MT	Thompson Falls Holding Company	MT
BMO Financial Group	Montreal	dville Bankcorp Incorporated	IL
First Community Bancorp	CA	Pacific Liberty Bank	CA
Home Bancshares Inc.	AR	Mountain View Bancshares Inc.	AR
Community Bancorp Inc.	CA	Rancho Bernardo Community Bk	CA
Venture Financial Group	WA	Washington Commercial Bancorp	WA
PrivateBancorp Inc.	IL	Bloomfield Hills Bancorp Inc.	MI
FCB Bancorp	CA	South Coast Bancorp Inc.	CA

Burke Capital reviewed the multiples of transaction value at announcement to LTM earnings, transaction value to book value, transaction value to tangible book value, and book premium to core deposits and computed high, low, mean, median and quartile multiples and premiums for the transactions. These multiples and premiums were applied to First Commerce’s financial information as of and for the period ended December 31,

2006 and were used to impute a transaction price. As illustrated in the following table, Burke Capital derived an imputed range of values per share of First Commerce’s common stock of $23.08 to $32.46 based upon the median and mean multiples of the selected U.S. transactions.

	Median Multiple		Implied Value/ Share	Security Merger Consideration
Transaction Value / LTM Earnings	19.86	x	$32.46	17.46	x
Transaction Value / Book Value	2.79	x	$31.66	2.52	x
Transaction Value / Tangible Book Value	2.79	x	$31.66	2.52	x
Tangible Book Premium / Core Deposits	23.95%		$23.08	37.13%

	Average Valuation		$29.71	$28.93

	Implied Range		$23.08	$32.46

The analysis showed that the merger consideration of $28.93 per fully diluted share is within the range of all values imputed by the mean and median multiples of the comparable United States transactions and slightly below the implied average valuation of the comparables universe.

Discounted Cash Flow Analysis

Using a discounted cash flow analysis, Burke Capital estimated the present value of the future stream of earnings and dividends that First Commerce could produce based upon an internal earnings and balance sheet forecast for 2007 through 2010. Burke Capital performed discounted cash flow analyses based upon terminal values to both earnings and tangible equity.

In order to derive the terminal value of First Commerce’s earnings stream beyond 2009, Burke Capital assumed terminal value multiples ranging from 15.0x to 18.0x of fiscal year 2010 net income. The dividend streams and terminal values were then discounted to present values using different estimated discount rates (ranging from 14.0% to 18.0%) chosen to reflect different assumptions regarding the required rates of return to holders or prospective buyers of First Commerce common stock. This discounted cash flow analysis indicated a value range between $28.45 and $37.82 per share of First Commerce common stock.

Based on the trading price of Security Bank common stock on the last trading day before execution of the merger agreement, the value of the consideration offered by Security Bank to First Commerce in the merger was $28.93 per fully diluted share of First Commerce common stock, which is within the range of values imputed from the discounted cash flow analysis.

Contribution Analysis

Burke Capital computed the contribution of Security Bank and First Commerce to various elements of the pro forma entity’s income statement, excluding estimated cost savings and operating synergies, as well as balance sheet and franchise. The following table compares the pro forma ownership in the combined company, assuming a hypothetical 100% transaction (including the reinvestment of the $3.16 million special cash dividend into Security Bank common stock and excluding any tax consequences in connection with receipt of the special cash dividend), to each company’s respective contribution to each element of the analysis.

	Contribution
	First Commerce	Security Bank

Pro Forma Fully Diluted Ownership *	12.57%	87.43%

Earnings
2006A Earnings	11.96%	88.04%
2007E Earnings	11.83%	88.17%

Balance Sheet (12/31/2006)
Loans, net	9.95%	90.05%
Assets	9.17%	90.83%
Deposits	10.45%	89.55%
Equity	6.71%	93.29%
Tangible Equity	11.45%	88.55%

Branches	8.33%	91.67%

*	Assumes the special cash dividend reinvested into Security Bank stock.

The contribution analysis indicated that the pro forma fully diluted ownership of First Commerce assuming a hypothetical 100% stock transaction in the merger was greater than earnings, loans, assets, deposits, equity, tangible equity and branches contributed to Security Bank by First Commerce. The analysis assumes the special cash dividend is reinvested into Security Bank common stock.

Financial Upgrades Analysis

Burke Capital reviewed First Commerce’s and Security Bank’s historical, current and projected financial performance on a per share basis. Burke Capital compared First Commerce’s pro forma per share financials to its standalone values to determine the financial upgrades / downgrades on selected metrics. Burke Capital noted that the merger represented substantial earnings, book value and dividend per share upgrades while tangible book per share resulted in a downgrade.

	Earnings / Share Upgrades
	Last Twelve Months	2007 Estimated(1)	Book Value / Share (December 2006)	Tangible Book Value / Share (December 2006)	Annual Dividend / Share
Security Bank Per Share Financials(2)	$1.33	$1.50	$15.99	$8.99	$0.35
Merger Exchange Ratio(3)	1.4557	1.4557	1.4557	1.4557	1.4557

First Commerce Pro Forma	$1.94	$2.18	$23.28	$13.09	$0.51
First Commerce Standalone	$1.65	$2.05	$13.39	$13.39	$0.20
Financial Upgrade / Downgrade	17.5%	6.4%	73.8%	-2.3%	154.8%

(1)	Represents First Call mean estimate.
(2)	Represents pro forma financials excluding LTM earnings.
(3)	Represents implied exchange ratio assuming special cash dividend reinvestment for a 100% stock transaction.

Analysis of Security Bank

Comparable Trading Valuation Analysis

Burke Capital used publicly available information to compare selected trading and liquidity statistics for Security Bank with similar statistics for selected publicly traded companies with operating profiles reasonably comparable to that of Security Bank.

The Peer Group A consisted of Security Bank and 65 bank holding companies, which Burke Capital refers to as the “Security Bank Peer Group.” The Security Bank Peer Group consisted of all southeastern publicly traded banks with assets between $1 billion and $10 billion located in Alabama, Arkansas, Washington DC, Florida, Georgia, Kentucky, Louisiana, Maryland, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia.

The analysis calculated the median trading characteristics of Security Bank and the Security Bank Peer Group, based upon the latest publicly available financial data and closing prices as of December 13, 2006. The following table sets forth the comparative data.

	Security Bank Peer Group(1)		Security Bank
Trading Characteristics
Price/ Book	1.79	x	1.26	x
Price / Tangible Book	2.18	x	2.23	x
Price/ LTM Core EPS	15.71	x	14.29	x
Price/ 2007E EPS	15.11	x	13.39	x
Price/ 2008E EPS	13.66	x	11.82	x

Public Market Data
Market Capitalization ($M)	$307		$385
Current Dividend Yield	2.31%		1.74%
3-Month Avg Trading Volume	$20,015		$57,252
3-Month Avg Trading Volume ($)	$477		$1,150
Weekly Vol/ Shares Outstanding	0.71%		1.25%

(1)	Publicly traded southeastern banks ($1b-$10b)

Security Bank’s common stock trading characteristics are at the low end of the selected peer group, while liquidity metrics are at the high end of the selected peer group. The dividend yield is slightly below peer group average.

Comparable Performance Analysis

Burke Capital used publicly available information to compare selected financial information for Security Bank with the Security Bank Peer Group as detailed above.

The analysis compared the median performance of the Security Bank Peer Group, based upon the latest publicly available financial data, to Security Bank’s December 31, 2006 unaudited financial results. The table below sets forth the comparative data.

	Revenues		Earnings				Capital Implications		Asset Quality	Employee Productivity	5-yr CAGR
	Net Interest Margin	Noninterest Income/ Average Assets	Efficiency	ROAA	ROAE	Pre- Provision, Pre-Tax Margin	Equity / Assets	Asset Utilization	NPA’s/ Total Assets	Assets / Employee	Assets	EPS
Peer Group Median	4.00%	1.02%	60.20%	1.08%	12.27%	1.96%	9.51%	90.12%	0.30%	3,477	13.29%	10.24%
Security Bank	4.40%	0.96%	55.04%	1.15%	9.28%	2.60%	12.27%	79.26%	1.49%	4,676	37.66%	15.74%

Security Bank’s performance is in line with its Peer Group.

Relative Stock Price Performance

Burke Capital analyzed the price performance of Security Bank’s common stock from January 3, 2007 to April 6, 2007 and compared that performance to the performance of the SNL Small Cap Bank Index, the S&P Bank Index (WCB:BIX) and the S&P 500 Index (WCB: GSPC) over the same period. The S&P Bank Index is a market cap weighted price index composed of 25 major financial company stocks. The S&P Bank Index is not traded but is quoted under the symbol “BIX.” This analysis indicated the following cumulative changes in price over the period:

Security Bank:	-12.50%
SNL Small Cap Bank Index:	-9.07%
S&P Bank Index:	-3.13%
S&P 500 Index:	1.92%

Burke Capital noted that Security Bank’s stock price underperformed the indices from January 3, 2007 to April 6, 2007, the trading day prior to Burke Capital’s oral and written opinion.

Other Factors and Analyses

Burke Capital took into consideration various other factors and analyses, including historical market prices and trading volumes for Security Bank’s common stock, movements in the common stock of selected publicly-traded companies and movements in relevant Bank Indexes.

Information Regarding Burke Capital’s Engagement

Pursuant to a letter agreement dated January 2, 2007, First Commerce paid Burke Capital a fee of $10,000 upon signing of the engagement letter and $35,000 upon signing of the merger agreement, both of which are credited toward the final transaction fee. In addition, First Commerce has agreed to pay Burke Capital a financial advisory fee equal to 1% of the value received by First Commerce shareholders at the closing of the merger, including both the merger consideration and the special cash dividend. Based on the closing price of Security Bank’s common stock on the date the merger was announced ($19.81) the total fee payable to Burke Capital would have been $520,159. Because the “value” of the consideration to be received by the First Commerce shareholders will fluctuate based on the trading price of Security Bank’s common stock, the amount of the fee payable to Burke Capital will also fluctuate. In addition, First Commerce has agreed to reimburse Burke Capital for its reasonable out-of-pocket expenses and to indemnify Burke Capital and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws. Burke Capital has not been engaged to provide any other services to First Commerce in the past two years.

THE MERGER AGREEMENT

This section of the proxy statement-prospectus describes certain terms of the merger agreement. It is not intended to include every term of the merger, but rather addresses only the significant aspects of the merger. This discussion is qualified in its entirety by reference to the merger agreement and the opinion of Burke Capital, First Commerce’s financial advisor, which are attached as Appendices A and B to this proxy statement-prospectus and are incorporated by reference into this proxy statement-prospectus. We urge you to read these documents as well as the discussion in this document carefully.

General

If the shareholders of First Commerce approve the merger agreement and the other conditions to the consummation of the merger are satisfied, Security Bank will acquire First Commerce. Security Bank will exchange shares of Security Bank common stock for each outstanding share of First Commerce common stock as to which dissenters’ rights have not been exercised and perfected (other than shares held by First Commerce, which will be cancelled in the merger). Each share of Security Bank common stock issued and outstanding immediately prior to the effective date of the merger will remain issued and outstanding and unchanged as a result of the merger.

What You Will Receive in the Merger

If the merger is completed, each share of First Commerce common stock you hold will be automatically cancelled and converted into the right to receive a pro rata share of the stock consideration to be issued by Security Bank. To determine the number of shares of Security Bank common stock you will receive, the aggregate stock consideration of $56,650,000 will be divided by the average trading price of Security Bank’s common stock for the 30-day trading period ending five business days prior to the proposed closing date; provided that the maximum number of shares Security Bank will issue in the transaction will be 2,634,883 shares and the minimum number of shares will be 2,410,638. As long as Security Bank’s stock price trades from $21.50 to $23.50 during the determination period, you will receive the same per share value for your shares, which is $29.34 per share of First Commerce common stock. If Security Bank’s common stock trades at greater than $23.50 or less than $21.50 during the determination period, then you will receive value greater than or less than $29.24 per share of First Commerce common stock, respectively.

Assuming 1,930,501 shares of First Commerce common stock (including the exercise of all outstanding warrants prior to the closing of the merger and the net equity value of all outstanding option shares) are outstanding on each date, each outstanding share of First Commerce common stock would represent the right to receive the amount of stock shown below. These amounts are based on the 30-day average trading prices for Security Bank’s common stock on April 5, 2007 (the last trading day before the merger agreement was executed) of $20.16 and [            ], 2007 of $[            ].

30-Day Trading Period Ending:	Shares of Security Bank Stock per First Commerce Share	Value of Shares of Security Bank Stock per First Commerce Share
April 5, 2007 (one trading day prior to date of the merger agreement)	1.3649		$27.52
[ ], 2007 (last practicable day prior to date of this proxy statement-prospectus)		$

As long as Security Bank’s common stock trades from $21.50 to $23.50 during the determination period, the exchange ratio for the number of shares of Security Bank common stock to be received by First Commerce shareholders is not fixed. In this range, the number of Security Bank shares you will receive for each First Commerce share will fluctuate and will likely vary from the amounts shown above, but the aggregate value of the shares received will remain approximately the same. However, if Security Bank’s common stock trades outside of this range during the determination period, then the aggregate value will float and the aggregate number of Security Bank shares will be fixed. Security Bank will not issue in the aggregate more than 2,634,883 shares nor will it issue less than 2,410,638 shares in the merger. The table below sets forth examples of the possible fluctuations in the number of shares of Security Bank common stock that you will receive; assuming the average trading price for Security Bank’s common stock is as specified below. The table also assumes no dissenters’ rights are exercised and ignores cash issued in lieu of fractional shares.

Assumed Closing Price of Security Bank Common Stock(1)	Number of Shares of Security Bank Common Stock per First Commerce Share	Value of Shares of Security Bank Common Stock per First Commerce Share(2)
$25.00	1.2487	$31.22
23.50	1.2487	29.34
22.50	1.3040	29.34
21.50	1.3649	29.34
20.00	1.3649	27.30
19.25(3)	1.3649	26.27

(1)

The 30-day average trading price of Security Bank common stock on [            ], 2007 was $[            ]. As a result of the limitations on the minimum and maximum number of shares of Security Bank common stock to be issued, an average trading price outside this range will have no effect on the exchange ratio. It would, however, have an effect on the value of shares of Security Bank common stock per First Commerce share.

(2)

This assumes 1,930,501 shares of First Commerce common stock (which includes the exercise of all outstanding warrants prior to the closing of the merger and the net equity value of outstanding options) are outstanding on each date.

(3)

If the closing stock price of Security Bank common stock for 20 consecutive trading days ending five trading days prior to the date of the merger is less than or equal to $19.25 per share, then either party may refuse to close the transaction.

Although the floating exchange ratio was designed to ensure that, to the extent possible, the shareholders of First Commerce will receive total merger consideration with a value of approximately $56,650,000, as a result on the limitations on the minimum and maximum number of shares of Security Bank common stock to be issued in the merger, in the event that the average trading price of Security Bank’s common stock is less than $21.50 or more than $23.50, the aggregate value of the consideration paid to the First Commerce shareholders in the merger may be less than or more than the intended value of approximately $56,650,000.

First Commerce Special Cash Dividend

In connection with the merger, First Commerce intends to pay an aggregate special dividend in the amount of approximately $3.16 million to the First Commerce common stock equivalents, which includes all outstanding shares of First Commerce common stock and the value of all First Commerce stock options and warrants as if they had been exercised on a “cashless exercise” basis. First Commerce expects such special cash dividend to be approximately $1.64 per share. In the event the merger agreement is terminated, First Commerce does not intend to pay the special cash dividend. As of the date hereof, no record date or dividend payment date has been declared by the First Commerce board of directors. In addition, consummation of the merger is not subject to First Commerce’s payment of the special cash dividend.

No Fractional Shares

No fractional shares of Security Bank common stock will be issued in connection with the merger. Instead, Security Bank will make a cash payment without interest to each shareholder of First Commerce who would otherwise receive a fractional share. The amount of such cash payment will be determined by multiplying the fraction of a share of Security Bank common stock otherwise issuable to such shareholder by the average trading price per share of Security Bank common stock for the 30-day trading period ending five business days prior to the closing date.

Dissenters’ Rights

Holders of shares of First Commerce common stock who properly elect to exercise the dissenters’ rights provided for in Article 13 of the GBCC will not have their shares converted into the right to receive merger consideration. If a holder’s dissenters’ rights are lost or withdrawn, such holder will receive his or her pro rata portion of the merger consideration. For more information, see “Dissenters’ Rights.”

Effect of the Merger on First Commerce Options and Warrants

Immediately prior to the closing of the merger, each outstanding organizer warrant to purchase shares of First Commerce common stock will be exchanged for an amount of First Commerce common stock equal to the net equivalent value of the organizer warrant divided by $29.34, the deemed value of the merger consideration per share. Prior to the execution of the merger agreement, there were outstanding organizer warrants to purchase 418,500 shares of First Commerce common stock, with a weighted average exercise price of $10.00 per share. These newly issued shares of First Commerce common stock will be exchanged for Security Bank common stock in the merger.

Options to purchase shares of First Commerce common stock outstanding as of the effective time of the merger will be cancelled in the merger and converted, regardless of whether or not they are vested, into the right to receive a pro rata portion of the merger consideration based on the number of equivalent option shares for such option. The number of equivalent shares an option is entitled to is equal to the “net equivalent value” of such option divided by $29.34, the deemed value of the merger consideration per share under the merger agreement. The “net equivalent value” of an option is equal to the product of (A) $29.34, the deemed value under the merger agreement of the merger consideration per share, less the exercise price of such option, and (B) the number of shares of First Commerce common stock underlying such option. By way of example, if a First Commerce optionee holds an option to purchase 200 shares of First Commerce common stock at $10.00 per share, the optionee will be entitled to 131 equivalent option shares, excluding any fractional shares that would be cashed out in lieu of issuance. The equivalent option shares will be converted in the merger into the right to receive a pro rata portion of the merger consideration. The effect of this conversion is to treat each outstanding First Commerce option as if it had been exercised in full by cashless exercise immediately prior to the effective time of the merger.

William C. Lumpkin, Jr., First Commerce’s chief executive officer, has agreed to exercise all of his outstanding First Commerce options prior to the effective time of the merger. Mr. Lumpkin will make payment in cash of the related exercise price to First Commerce. Upon the exercise of Mr. Lumpkin’s options, his outstanding First Commerce options will be converted into First Commerce common stock. The conversion of Mr. Lumpkin’s options will increase the amount of First Commerce common stock owned by Mr. Lumpkin, and thereby entitle him to a greater pro rata portion of the merger consideration.

Closing and Effective Time of the Merger

The merger will be completed only if all of the following occur:

•	the merger agreement is approved by First Commerce’s shareholders;

•	all required consents and approvals are obtained; and

•	all other conditions to the merger discussed in this proxy statement-prospectus and the merger agreement are either satisfied or waived.

If all of these conditions are met, the closing of the merger will occur as soon as practicable thereafter on a date mutually agreeable to Security Bank and First Commerce.

Representations and Warranties in the Merger Agreement

First Commerce and Security Bank have made representations and warranties to each other as part of the merger agreement. First Commerce’s representations and warranties are contained in Article 5 of the merger agreement and relate to, among other things:

•	its organization and authority to enter into the merger agreement;

•	its capitalization, subsidiaries, properties and financial statements;

•	pending and threatened litigation against First Commerce;

•	its loans, investment portfolios, reserves and taxes;

•	insurance, employee benefits and legal and environmental matters;

•	privacy of customer information and the status of technology systems; and

•	its contractual obligations and contingent liabilities.

Security Bank’s representations and warranties are contained in Article 6 of the merger agreement and relate to, among other things:

•	its organization and authority to enter into the merger agreement;

•	its capitalization and financial statements;

•	pending and threatened litigation against Security Bank;

•	the shares of Security Bank common stock to be issued in the merger; and

•	its public reports filed with the SEC.

The representations and warranties of the parties will not survive the effective time of the merger.

Conditions to the Merger

The merger agreement contains a number of conditions that must be satisfied or waived (if they are waivable) to complete the merger. The conditions include, among other things:

•	approval of the merger agreement by First Commerce’s shareholders;

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approval of the merger by the Federal Reserve Board and other regulatory agencies without imposing conditions unacceptable to either Security Bank or First Commerce (see “The Merger Agreement—Regulatory and Other Required Approvals”);

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issuance of a tax opinion from Alston & Bird LLP that the merger qualifies as a tax-free reorganization and that First Commerce’s shareholders will not recognize gain on the exchange of their shares (except to the extent of any cash received);

•	issuance of a tax opinion from Troutman Sanders LLP that the exchange of organizer warrants for shares of First Commerce common stock prior to the merger qualifies as a tax-free reorganization;

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the issuance of a fairness opinion from Burke Capital that the consideration to be paid to First Commerce’s shareholders is fair to such shareholders from a financial stand point, which fairness opinion has been delivered to First Commerce and is attached hereto as Appendix B;

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no issuance of a stop order suspending the effectiveness of Security Bank’s registration statement under the Securities Act with respect to the shares of Security Bank common stock to be issued to the First Commerce shareholders;

•	no issuance of an order, decree or injunction enjoining or prohibiting completion of the merger;

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continued accuracy as of the closing date of the representations and warranties set forth in the merger agreement and fulfillment in all material respects of the parties’ covenants set forth in the merger agreement;

•	the absence of any fact, circumstance or event that has had or is likely to have a material adverse effect on First Commerce;

•	Security Bank’s receipt of support agreements from First Commerce’s affiliates, which support agreements have been delivered;

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Security Bank’s receipt from each of First Commerce’s directors of an executed noncompetition agreement, which agreements have been delivered to Security Bank (see “The Merger Agreement—Financial Interests of Directors and Executive Officers in the Merger”);

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Security Bank’s entry into employment agreements with Messrs. Lumpkin, Richey, Harrison, Kathe and Suddeth, key management officers of First Commerce and First Commerce Bank, which employment agreements have been delivered;

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First Commerce’s shareholders’ equity shall not be less than $19.5 million (excluding any reductions relating to severance payments or 280G payments to executive officers, but including payment of the special cash dividend);

•	the exercise of Mr. Lumpkin’s outstanding First Commerce stock options and the payment in cash of the related exercise price to First Commerce;

•	First Commerce’s submission to a vote of the shareholders the right of Mr. Lumpkin to receive the 280G payments;

•	Security Bank’s receipt of written waivers of any rights to the 280G payments of Mr. Lumpkin;

•	First Commerce’s receipt of consent from the applicable regulatory authorities for payment of the special cash dividend;

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the closing stock price of Security Bank cannot have been less than $19.25 for 20 consecutive trading days with the measurement period beginning on the 25th trading day prior to closing and ending five trading days prior to closing;

•	the approval for Nasdaq listing of the shares of Security Bank common stock to be issued; and

•	issuance of certain legal opinions by counsel for First Commerce and Security Bank.

The conditions to the merger are set forth in Article 9 of the merger agreement. The parties intend to complete the merger as soon as practicable after all conditions have been satisfied or waived; however, we cannot assure you that all conditions will be satisfied or waived.

Waiver and Amendment

Nearly all of the conditions to completing the merger may be waived at any time by the party for whose benefit they were created; however, the merger agreement provides that the parties may not waive any condition that would result in the violation of any law or regulation. Also, the parties may amend or supplement the merger agreement at any time by written agreement. The parties’ boards of directors must approve any material amendments. Any material change in the terms of the merger agreement after the meeting may require a re-solicitation of votes from First Commerce’s shareholders with respect to the amended merger agreement.

Business of First Commerce Pending the Merger

The merger agreement requires First Commerce to continue to operate its business as usual pending the merger. Among other things, it may not, without Security Bank’s consent, take or agree to take any of the following actions:

•	amend its articles of incorporation or bylaws or other governing instruments;

•	incur any additional debt or other obligation in excess of $100,000 or allow any lien or encumbrance to be placed on any asset;

•	repurchase, redeem or otherwise acquire any shares of its capital stock or any instruments convertible into capital stock or pay any distribution or dividend on its capital stock;

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issue, sell, pledge, encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of its common stock or otherwise dispose of any asset having a book value in excess of $100,000;

•	except in certain circumstances, make any material investments other than investments in obligations or securities of government entities;

•	enter into or amend any employment contract or indemnification contract that First Commerce does not have the unconditional right to terminate without liability;

•	adopt any new employee benefit plan or make any material change to existing plans, except as required by law or to maintain the tax status of the plan;

•	materially revalue any assets or make any change to tax or accounting methods or internal accounting controls, except as required by law, regulation, or GAAP;

•	make any materially adverse changes in the mix, rates, terms or maturities of First Commerce Bank’s deposits or other liabilities;

•	commence any litigation inconsistent with past practices or settle any claim for over $100,000 in money damages or any restrictions on its operations;

•	enter into, modify, amend, or terminate any contract or waive, release, or assign any claim in any amount exceeding $100,000;

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except in the ordinary course of business consistent with past practices, charge-off or sell any portfolio of loans, discounts or financing leases, or sell any assets held as other real estate or other foreclosed assets for an amount materially less than 100% of its book value;

•	make any extension of credit that, when added to all other extensions of credit to a borrower and its affiliates, would exceed applicable regulatory lending limits; or

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take or cause to be taken any action that would cause its consolidated net shareholders’ equity to be less than $19.5 million at the closing of the merger (excluding any reductions relating to severance payments or 280G payments to executive officers, but including payment of the special cash dividend);

The restrictions on First Commerce’s business activities are set forth in Section 7.2 of the merger agreement.

No Solicitation of Alternative Transactions

First Commerce was required to immediately cease any negotiations with any person regarding any acquisition transaction existing at the time the merger agreement was executed. In addition, First Commerce may not solicit, directly or indirectly, inquiries or proposals with respect to, or, except to the extent determined by First Commerce’s board of directors in good faith, after consultation with its financial advisors and legal counsel, to be required to discharge properly the directors’ fiduciary duties, furnish any information relating to, or participate in any negotiations or discussions concerning, any sale of all or substantially all of its assets, any purchase of a substantial equity interest in it or any merger or other combination with it. Subject to the same fiduciary duties, First Commerce’s board of directors may not withdraw its recommendation to you of the merger or recommend to you any such other transaction.

First Commerce was also required to instruct its officers, directors, agents and affiliates to refrain from taking action prohibited of First Commerce and is required to notify Security Bank immediately if it receives any inquires from third parties. However, no director or officer of First Commerce is prohibited from taking any action that the board of directors of First Commerce determines in good faith, after consultation with legal counsel, is required by law or is required to discharge such director’s or officer’s fiduciary duties.

Termination of the Merger Agreement; Termination Fee

The merger agreement specifies the circumstances under which the parties may terminate the agreement and abandon the merger. Those circumstances are:

•	by mutual written consent of First Commerce’s board of directors and Security Bank’s board of directors;

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by either party if the other party breaches any representation, warranty or covenant, such breach cannot be, or is not, cured within 30 days after written notice and the existence of such breach would result in a “material adverse effect,” as defined in the merger agreement, on the breaching party;

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by either party if First Commerce’s shareholders do not approve the merger agreement or if any required consent by any regulatory authority has been denied by final non-appealable action of such regulatory authority;

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by either party if, by October 31, 2007, the conditions to completing the merger have not been met or waived, cannot be met or if the merger has not been consummated, or if the conditions to such party’s obligation to close are not satisfied by such date;

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by Security Bank if First Commerce’s board of directors withdraws, qualifies, modifies or changes its recommendation of the merger agreement, recommends or affirmatively approves a merger, sale of assets or other business combination or substantial investment by a third party (other than the Security Bank merger), or announces any agreement to do any of those things;

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by First Commerce if First Commerce receives a bona fide written offer for an acquisition transaction that the First Commerce board of directors determines in good faith, after consultation with its financial advisors and counsel, to be more favorable than the Security Bank merger; or

•	by Security Bank if the holders of more than 5% of First Commerce common stock exercise dissenters’ rights.

First Commerce (or its successor) must pay Security Bank a termination fee of $2.25 million, if Security Bank terminates the merger agreement because First Commerce’s board of directors withdraws or changes its recommendation of the merger agreement or recommends an acquisition transaction other than the Security Bank merger, if First Commerce terminates the agreement because it has received an offer for such an acquisition transaction or if the holders of more than 5% of First Commerce common stock exercise dissenters’ rights.

Provisions of the merger, including those related to transactions and terms of the merger, the manner of converting shares, the exchange of shares, investigation and confidentiality, indemnification and insurance, employee benefits and contracts, termination and those miscellaneous provisions contained in Article 11 will survive any termination of the merger agreement.

Payment of Expenses Relating to the Merger

Security Bank will pay all expenses of printing and distributing this proxy statement-prospectus. The parties will otherwise pay all of their own expenses related to negotiating and completing the merger.

Financial Interests of Directors and Executive Officers in the Merger

Some of First Commerce’s directors and executive officers have economic interests in the transaction in addition to their interests generally as shareholders of First Commerce. These interests are described below. First Commerce’s board of directors was aware of these interests and considered them, in addition to other matters, in approving the merger agreement and making its recommendation to First Commerce shareholders.

Employment Agreements

It is a condition to the obligations of the parties under the merger agreement that Security Bank will enter into employment agreements with Messrs. Lumpkin, Richey, Harrison, Kathe and Suddeth. It is anticipated that Mr. Lumpkin will continue to serve as president and chief executive officer of First Commerce Bank and will receive an annual salary of $231,000 for fiscal year 2007. Mr. Richey will continue to serve as senior vice president and chief financial officer of First Commerce Bank and will receive an annual salary of $112,000. Mr. Harrison will continue to serve as senior vice president and senior lender of First Commerce Bank and will receive an annual salary of $120,098. Messrs. Kathe and Suddeth will continue to serve as senior vice presidents and commercial lenders of First Commerce Bank and will receive an annual salary of $103,000 and $87,000, respectively. In addition, the employment agreements include non-competition and non-solicitation provisions and will provide for severance payments in the event the executives are terminated following a change of control of Security Bank.

First Commerce Stock Options and Warrants

Prior to the execution of the merger agreement, directors, executive officers and key employees of First Commerce held options to purchase an aggregate of 17,450 shares of First Commerce common stock with a weighted average exercise price of $12.35 per share. All of these options will vest fully and be cancelled in the merger, and instead the holders of those options will be entitled to a number of equivalent option shares equal to the “net equivalent value” of such option divided by $29.34, the deemed value of the merger consideration per share under the merger agreement. The “net equivalent” value is equal to the product of (A) $29.34, the deemed merger consideration per share, less the exercise price of such option, and (B) the number of shares of First Commerce common stock underlying such option. By way of example, if a First Commerce optionee holds an option to purchase 200 shares of First Commerce common stock at $10.00 per share, the optionee will be entitled to 131 equivalent option shares, which will be converted in the merger.

William C. Lumpkin, Jr., First Commerce’s chief executive officer, has agreed to exercise all of his outstanding First Commerce options prior to the effective time of the merger. Mr. Lumpkin will make payment in cash of the related exercise price to First Commerce. Upon the exercise of Mr. Lumpkin’s options, his outstanding First Commerce options will be converted into First Commerce common stock. The conversion of Mr. Lumpkin’s options will increase the amount of First Commerce common stock owned by Mr. Lumpkin, and thereby entitle him to a greater pro rata portion of the merger consideration.

Each of First Commerce’s directors (except Kenneth M. Guy) holds warrants to purchase an aggregate of 418,500 shares of First Commerce common stock with a weighted average exercise price of $10.00. Immediately prior to the effective time of the merger, each organizer warrant will be exchanged for an amount of First Commerce common stock equal to the net equivalent value of the warrant divided by $29.34, the merger consideration per share, in a recapitalization of First Commerce. Such exchange is intended to qualify as a tax-free reorganization under Internal Revenue Code section 368(a). These newly issued shares of First Commerce common stock will then be exchanged for shares of Security Bank common stock.

Bonus Payments

On April 9, 2007, First Commerce’s board of directors, other than Mr. Lumpkin who abstained from the vote due to a conflicting interest, approved bonus payments (to be paid on the closing date of the merger) to its executive officers in the following amounts: Mr. Lumpkin—$725,600, Mr. Richey—$112,000 and Mr. Harrison—$120,098. The bonus amounts may be adjusted at closing in accordance with the provisions of Section 280G of the Internal Revenue Code, but are not expected to change to a material extent. In addition, First Commerce has agreed to make bonus payments to two of First Commerce’s non-executive employees in the following amounts: Mr. Kathe—$51,500 and Mr. Suddeth—$43,500.

Director Payments

The directors of First Commerce will continue to serve as directors of First Commerce Bank and will receive $500 for attending each meeting. Such compensation is the same level of compensation received by Security Bank’s bank directors generally under Security Bank’s director compensation policy.

Director Noncompetition Agreements

It is a condition to the obligations of Security Bank under the merger agreement that each director of First Commerce shall enter into a noncompetition agreement not to compete with Security Bank. The agreements provide that each director of First Commerce shall not serve on the board of any financial institution or any financial institution holding company located within 30 miles of First Commerce’s main office in Douglasville, Georgia, for a period of two years following the date of the consummation of the merger, unless permitted by the board of directors of Security Bank. The First Commerce directors will not receive additional consideration for the noncompetition agreements.

Employee Benefits

Security Bank will also give First Commerce’s employees full vesting and eligibility credit for their years of service with First Commerce, for purposes of benefit accrual under Security Bank’s payroll practices and fringe benefit programs. Security Bank will honor First Commerce compensatory agreements in accordance with their terms (except that options will be cancelled in the merger) and will provide continuation coverage to First Commerce employees under First Commerce’s group health plan or any successor Security Bank plan.

Indemnification and Insurance

Security Bank has agreed that all rights to indemnification and all limitations of liability existing in favor of indemnified parties under First Commerce’s articles of incorporation and bylaws as in effect on April 9, 2007, the date of the merger agreement, with respect to matters occurring prior to or at the effective time of the merger will survive for a period concurrent with the applicable statute of limitations. In addition, Security Bank has agreed to indemnify, under certain conditions, First Commerce’s directors, officers and controlling persons against certain expenses and liabilities, including certain liabilities arising under federal securities laws. First Commerce must cause the officers and directors of First Commerce to be covered by First Commerce’s directors and officers liability insurance policy (or a substitute policy) for three years following the effective time of the merger, subject to certain conditions.

No director or executive officer of First Commerce owns any Security Bank common stock. No Security Bank director or executive officer owns any shares of First Commerce common stock and Security Bank does not own any shares of First Commerce common stock.

Public Trading Market

Security Bank common stock is traded on The Nasdaq Global Select Market under the trading symbol “SBKC.” The shares of Security Bank common stock issuable in connection with the merger will be traded on the same market under the same symbol. The shares of Security Bank common stock to be issued in the merger will be freely transferable under applicable securities laws, except to the extent of any limitations or restrictions applicable to any shares received by any shareholder who may be deemed an affiliate of First Commerce on the date of the special meeting of First Commerce’s shareholders or an affiliate of Security Bank following completion of the merger. See “—Resale of Security Bank Common Stock.”

Security Bank Dividends

The holders of Security Bank common stock receive dividends if and when declared by the Security Bank board of directors out of legally available funds. Security Bank paid a dividend of $0.0875 per share of common stock for the first quarter of 2007 and declared a dividend of $0.0875 for the second quarter of 2007. Following the completion of the merger, Security Bank expects to continue paying quarterly cash dividends on a basis consistent with past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and consideration by the Security Bank board of directors of other relevant factors.

Surrender and Exchange of Stock Certificates

At the effective time of the merger, First Commerce’s shareholders will automatically become entitled to all of the rights and privileges afforded to Security Bank shareholders at that time. However, the actual physical exchange of First Commerce common stock certificates for certificates representing shares of Security Bank common stock will occur after the merger.

Registrar and Transfer Company will serve as exchange agent for the merger. Promptly after the effective time of the merger, Security Bank will send or cause to be sent to all First Commerce’s shareholders (other than any shareholders who have exercised their dissenters’ rights) a letter of transmittal with instructions for exchanging First Commerce common stock certificates for the merger consideration. Each First Commerce stock certificate issued and outstanding immediately prior to the effective time of the merger will be deemed for all purposes to evidence the right to receive the merger consideration to which such holder is entitled, regardless of when they are actually exchanged.

Security Bank, at its option, may delay paying former shareholders of First Commerce who become holders of Security Bank common stock pursuant to the merger any dividends or other distributions that may become payable to holders of record of Security Bank common stock following the effective time of the merger until they have surrendered their certificates evidencing their First Commerce common stock, at which time Security Bank will pay any such dividends or other distributions without interest.

You should not send in your First Commerce stock certificate(s) until you have received a letter of transmittal and further written instructions after the effective date of the merger. Please do NOT send in your stock certificates with your proxy.

After the exchange agent receives your certificates of First Commerce common stock, together with a properly completed letter of transmittal, it will deliver to you the merger consideration to which you are entitled, consisting of Security Bank common stock certificates (together with all withheld dividends or other distributions, but without interest thereon) and cash payments due for fractional shares, without interest.

Shareholders who cannot locate their stock certificates are urged to contact promptly:

First Commerce Community Bankshares, Inc.

9001 Hospital Drive

Douglasville, Georgia 30134

Attention: Tom Richey

Telephone: (770) 489-3222

First Commerce will issue a new stock certificate to replace the lost certificate(s) only if the shareholder of First Commerce signs an affidavit certifying that his or her certificate(s) cannot be located and containing an agreement to indemnify First Commerce and Security Bank against any claim that may be made against First Commerce or Security Bank by the holder of the certificate(s) alleged to have been lost or destroyed. First Commerce or Security Bank may also require the shareholder to post a bond in an amount sufficient to support the shareholder’s agreement to indemnify First Commerce and Security Bank.

Resale of Security Bank Common Stock

The shares of Security Bank common stock to be issued in the merger will be registered under the Securities Act. First Commerce’s shareholders who are not affiliates of First Commerce or Security Bank may freely trade their Security Bank common stock upon completion of the merger. The term “affiliate” generally means each person who was an executive officer, director or 10% shareholder of First Commerce prior to the merger or who is an executive officer, director or 10% shareholder of Security Bank after the merger. Those shareholders who are deemed to be affiliates of First Commerce may only sell their Security Bank common stock as provided by Rule 145 of the Securities Act, or as otherwise permitted under the Securities Act.

If you are or may be an affiliate of First Commerce, you should carefully consider the resale restrictions imposed by Rule 145 before you attempt to transfer any shares of Security Bank common stock after the merger. Persons assumed to be affiliates of First Commerce have entered into agreements with Security Bank not to sell shares of Security Bank common stock they receive in the merger in violation of the Securities Act.

Regulatory and Other Required Approvals

Federal Reserve Board and GDBF

The Federal Reserve Board must approve the merger before it can be completed. Security Bank and First Commerce must then wait at least 15 days after the date of Federal Reserve Board approval before they may complete the merger. During this waiting period, the United States Department of Justice may object to the merger on antitrust grounds. Security Bank filed an application for approval of the merger with the Federal Reserve Board on May 16, 2007. The Federal Reserve approved Security Bank’s application for approval of the merger on June 22, 2007. In reviewing that application, the Federal Reserve Board considered the following:

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competitive factors, such as whether the merger will result in a monopoly or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the merger’s anticompetitive effects or restraints on trade; and

•	banking and community factors, which include an evaluation of:

•	the financial and managerial resources of Security Bank, including its subsidiaries, and of First Commerce, and the effect of the proposed transaction on these resources;

•	management expertise;

•	internal control and risk management systems;

•	the capital of Security Bank;

•	the convenience and needs of the communities to be served; and

•	the effectiveness of Security Bank and First Commerce in combating money laundering activities.

The application process includes publication and opportunity for comment by the public. The Federal Reserve Board may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution’s performance under the Community Reinvestment Act of 1977, as amended.

The GDBF must also approve the merger. Security Bank filed an application for approval with the GDBF on May 16, 2007. The GDBF procedures are compatible with the requirements of the Federal Reserve Board, and utilize the application forms and publication requirements of the Federal Reserve Board in carrying out its concurrent responsibilities under the Bank Holding Company Act.

In connection with or as a result of the merger, Security Bank or First Commerce may be required, pursuant to other laws and regulations, either to notify or obtain the consent of other regulatory authorities and organizations to which such companies or subsidiaries of either or both of them may be subject. The Security Bank common stock to be issued in exchange for First Commerce common stock in the merger will be registered with the SEC and will be listed on The Nasdaq Global Select Market. The transaction also will be registered with such state securities regulators as may be required.

Status and Effect of Approvals

To date, all regulatory applications and notices required to be filed prior to the merger have not been filed. Security Bank and First Commerce contemplate that they will complete the merger soon after the special shareholders’ meeting, assuming all required approvals are received.

Security Bank and First Commerce believe that the proposed merger is compatible with the regulatory requirements described in the preceding paragraphs; however, we cannot assure you that we will be able to comply with any required conditions or that compliance or noncompliance with any such conditions would not have adverse consequences for the combined company after the merger.

While Security Bank and First Commerce believe that the requisite regulatory approvals for the merger will be obtained, we can give you no assurance regarding the timing of the approvals, our ability to obtain the approvals on satisfactory terms or the absence of litigation challenging those approvals or otherwise. Similarly, we cannot assure you that any state attorney general or other regulatory authority will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, project the result thereof. The merger is conditioned upon the receipt of all consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities in respect of the merger.

We are not aware of any regulatory approvals that would be required for completion of the transactions contemplated by the merger agreement other than as described above. Should any other approvals be required, those approvals would be sought, but we cannot assure you that they will be obtained.

Accounting Treatment of the Merger

Security Bank is required to account for the merger as a purchase transaction under GAAP. Under the purchase method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of First Commerce will be recorded, as of completion of the merger, at their respective fair values and added to those of Security Bank. Any excess of purchase price over the net fair value of First Commerce’s assets and liabilities is recorded as goodwill (excess purchase price). Financial statements and reported results of operations of Security Bank issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of First Commerce. The results of operations of First Commerce will be included in the results of operations of Security Bank following the effective time of the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND THE SPECIAL CASH DIVIDEND

The following discussion represents the opinion of Alston & Bird as to the material United States federal income tax consequences applicable to shareholders of First Commerce who will receive Security Bank common stock and cash in the merger. This discussion is based on the provisions of the Internal Revenue Code, Treasury Regulations, and administrative and judicial interpretations of the Internal Revenue Code, all as in effect as of this date of this proxy statement-prospectus, and all of which are subject to change, possibly with retroactive effect. This discussion is limited to First Commerce shareholders who hold their shares as capital assets. This discussion does not address all aspects of United States federal income taxation that may be relevant to First Commerce shareholders in light of their particular circumstances or to First Commerce shareholders who are subject to special treatment under United States federal income tax law, such as:

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entities treated as partnerships for United States federal income tax purposes or First Commerce shareholders who hold their shares through entities treated as partnerships for United States federal income tax purposes;

•	certain United States expatriates;

•	First Commerce shareholders who hold First Commerce stock as part of a straddle, appreciated financial position, hedge, synthetic security, conversion transaction or other integrated investment;

•	First Commerce shareholders whose functional currency is not the United States dollar;

•	First Commerce shareholders who acquired First Commerce common stock through the exercise of employee stock options or otherwise as compensation;

•	First Commerce shareholders subject to the United States alternative minimum tax;

•	foreign persons and entities;

•	financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	dealers in securities or foreign currencies; and

•	traders in securities that mark-to-market.

Furthermore, this discussion does not address any aspect of state, local, or foreign laws, or any federal laws other than those pertaining to income taxation.

The Special Cash Dividend

First Commerce intends to take the position that the special cash dividend will constitute a dividend for United States federal income tax purposes. Generally, individual holders who meet applicable holding period requirements under the Internal Revenue Code for “qualified dividends” will be taxed on the special cash dividend at a maximum federal income tax rate of 15%. First Commerce shareholders should consult their tax advisors regarding any alternative characterization of the special dividend, including as consideration received in exchange for their shares of First Commerce common stock. In addition, First Commerce shareholders, option holders and warrant holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Internal Revenue Code.

The Merger

Under the merger agreement, the obligation of Security Bank to complete the merger is conditioned upon Security Bank receiving a written opinion from Alston & Bird LLP, to the effect that:

•	the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

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the exchange of First Commerce common stock for Security Bank common stock will not give rise to gain or loss to the shareholders of First Commerce with respect to such exchange (except to the extent of any cash received).

Such opinions are rendered on the basis of certain assumptions, including assumptions regarding the absence of changes in existing facts and that the merger will be completed in accordance with the merger agreement and the statements contained in this proxy statement-prospectus. The opinions are rendered on the basis of representations, including those contained in officers’ certificates of Security Bank and First Commerce, all of which must be true and accurate in all respects as of the effective time of the merger. If any of those assumptions or representations is inaccurate, incomplete or untrue, the opinions could be affected. None of the opinions will be binding on the Internal Revenue Service, referred to in this proxy statement-prospectus as the IRS, or the courts, and no rulings will be sought from the IRS regarding the tax treatment of the merger or the special cash dividend. Accordingly, there can be no certainty that the IRS will not challenge any of the opinions or that a court would not sustain such a challenge.

The material United States federal income tax consequences of the merger are generally as follows:

Classification as a Reorganization. The merger will be treated as a reorganization within the meaning Section 368(a) of the Internal Revenue Code.

Consequences to Security Bank and First Commerce. Neither Security Bank nor First Commerce will recognize gain or loss as a result of the merger.

Consequences to the First Commerce Shareholders.

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Receipt of Security Bank Common Stock. First Commerce shareholders who exchange First Commerce common stock solely for Security Bank common stock pursuant to the merger generally will not recognize gain or loss as a result of the merger (other than in respect of cash received in lieu of fractional shares of Security Bank common stock).

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Receipt of Cash in Lieu of Fractional Shares. First Commerce shareholders who receive cash instead of a fractional share of Security Bank common stock generally will recognize capital gain or loss based on the amount of such cash and the tax basis that such holder would have had in the fractional share. Such gain or loss will be long-term capital gain or loss if the holding period for the fractional share of Security Bank common stock (as determined below) would have been more than one year at the time of the merger.

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Tax Basis of Security Bank Common Stock Received in the Merger. The aggregate tax basis in the Security Bank common stock received in the merger (including the basis in any fractional shares for which cash is received) will be equal to the aggregate tax basis in the First Commerce common stock surrendered in the exchange.

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Holding Period of Security Bank Common Stock Received in the Merger. The holding period of the Security Bank common stock received in the merger will include the period during which First Commerce common stock surrendered in the exchange was held.

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Receipt of Cash by Dissenting Shareholders. First Commerce shareholders who receive cash upon the exercise of dissenters’ rights generally will recognize capital gain or loss. Such gain or loss will be long-term capital gain or loss if the shares were held more than one year.

Shareholder Reporting Requirements. Under Treasury Regulations, First Commerce shareholders receiving shares of Security Bank common stock in the merger must file a statement with their United States federal income tax returns setting forth certain information concerning the merger.

Backup Withholding. First Commerce shareholders receiving cash in the merger may be subject to backup withholding, currently at a rate of 28%, on the cash received. Backup withholding will not apply, however, to shareholders who (1) provide a correct taxpayer identification number or (2) come within certain exempt categories and, in each case, complies with applicable certification requirements. If a First Commerce shareholder receiving cash in the merger does not provide the exchange agent with its correct taxpayer identification number, the shareholder may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the shareholder’s United States federal income tax liability, provided that the shareholder furnishes certain required information to the IRS.

The discussion set forth above of material United States federal income tax consequences of the merger and the special cash dividend is not intended to be a complete analysis or description of all potential United States federal income tax consequences. In addition, the discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state, local or other tax consequences. Accordingly, each First Commerce shareholder is strongly urged to consult such shareholder’s own tax advisor to determine the particular federal, state, local or foreign income, reporting, or other tax consequences to that shareholder.

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

If the merger is completed, First Commerce’s shareholders (other than those exercising dissenters’ rights) will become Security Bank’s shareholders. Their rights as shareholders will then be governed by Security Bank’s articles of incorporation and bylaws rather than by First Commerce’s articles of incorporation and bylaws.

Security Bank and First Commerce are both corporations organized under the laws of Georgia. The corporate affairs of both Security Bank and First Commerce are governed by the provisions of the GBCC. The following is a summary of material differences between the rights of First Commerce’s shareholders and Security Bank’s shareholders not described elsewhere in this proxy statement-prospectus. The summary is necessarily general, and it is not intended to be a complete statement of all differences affecting the rights of shareholders. It is qualified in its entirety by reference to the GBCC, as well as the articles of incorporation and bylaws of each corporation.

Authorized Capital Stock

Security Bank. Security Bank’s articles of incorporation authorize it to issue 50,000,000 shares of common stock, $1.00 par value per share. As of the record date, there were [            ] shares of Security Bank common stock outstanding.

First Commerce. First Commerce’s articles of incorporation authorize it to issue 110,000,000 shares of capital stock. Of those shares, 100,000,000 shares of common stock of $1.00 par value per share are authorized. Additionally, 10,000,000 shares of preferred stock of no par value are authorized. As of the record date, there were [            ] shares of First Commerce common stock outstanding.

Boards of Directors

Security Bank. Security Bank’s articles of incorporation provide for a board of directors consisting of not less than five nor more than 25 members divided into three classes. Each class of directors serves a three-year term, and directors of each class are elected by plurality vote at successive annual meetings of shareholders.

First Commerce. First Commerce’s articles of incorporation provide for a board of directors consisting of not less than five nor more than 25 members divided into three classes, with each director serving a three-year term.

Removal of Directors

Security Bank. Security Bank’s entire board of directors or an individual director may be removed from office without cause by the affirmative vote of the shareholders entitled to cast at least a majority of the votes which all shareholders would be entitled to cast at an annual election of directors. In addition, Security Bank’s board of directors may remove a director from office if such director is adjudicated an incompetent by a court; is convicted of a felony; does not, within 60 days after being elected, accept the office in writing or by attendance at a meeting of the board of directors and fulfill other requirements for holding the office of director; fails to attend regular meetings of the board of directors for six consecutive meetings without having been excused by the board of directors; or was an employee or duly elected officer of the bank or trust company and was discharged, or resigned at the request of the board of directors for reasons relating to performance of duties as an employee or officer of the bank.

First Commerce. Any First Commerce director, or the entire First Commerce board of directors, may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least two-thirds of the total number of votes entitled to be cast by the holders of all of the shares of capital stock of First Commerce then entitled to vote generally in the election of directors.

Special Meetings of Shareholders

Security Bank. Special meetings of Security Bank shareholders may be called by:

•	the president;

•	the chairman of the board of directors; or

•	any three directors in office at that time.

First Commerce. Special meetings of First Commerce shareholders may be called by:

•	the chairman of the board of directors;

•	the chief executive officer; or

•	the board of directors through a resolution adopted by a majority of the directors.

Notice of Shareholder Meetings

Security Bank. Security Bank must notify its shareholders not less than 10 days or more than 50 days prior to any shareholders’ meeting.

First Commerce. First Commerce must notify its shareholders not less than 10 days or more than 60 days before any shareholders’ meeting.

Inspection Rights

Security Bank. Security Bank’s board of directors shall have power to determine which accounts, books and records of the bank shall be open to the inspection of shareholders, except such accounts, books, and records that are specifically open to inspection by law, and Security Bank’s board of directors shall have power to fix reasonable rules and regulations not in conflict with the applicable law for the inspection of accounts, books and records which by law or by determination of Security Bank’s board of directors shall be open to inspection.

First Commerce. Under the GBCC, First Commerce’s shareholders are entitled to inspect and copy, during regular business hours at First Commerce’s principal office, upon written notice of five business days, the following documents: First Commerce’s articles of incorporation, bylaws, resolutions of shareholders and the board of directors, minutes of all shareholders’ meetings, all written communications to shareholders within the past three years, a list of the names and business addresses of the current directors and officers and First Commerce; and First Commerce’s most recent annual registration with the Georgia Secretary of State. Additionally, if a shareholder makes demand in good faith, describing his or her purpose, which purpose is related to the specific documents he or she intends to review, the shareholder may also review minutes of the First Commerce board of director meetings, accounting records of First Commerce and the record of shareholders of First Commerce.

Amendment of Articles of Incorporation

Security Bank. Security Bank’s articles of incorporation require the affirmative vote of holders of two-thirds of the outstanding shares entitled to vote on any amendment to the articles of incorporation of Security Bank.

First Commerce. First Commerce’s articles of incorporation require the affirmative vote of holders of one-half of the outstanding shares entitled to vote on any amendment to the articles of incorporation of First Commerce; however, several articles, including those related to directors, acquisition proposals and indemnification, specify an affirmative vote no less than 66 2/3% of the outstanding shares entitled to vote on an amendment to that particular article in the articles of incorporation.

Liquidation Rights

Security Bank. Under the GBCC, a majority of the outstanding shares entitled to vote must approve any dissolution or liquidation of Security Bank.

First Commerce. Under the GBCC, a majority of the outstanding shares entitled to vote must approve any dissolution or liquidation of First Commerce.

Mergers, Consolidations and Sales of Assets

Security Bank. Under the GBCC, a merger (other than a merger of a subsidiary in which the parent owns at least 90% of each class of outstanding stock), a disposition of all or substantially all of a corporation’s property and a share exchange generally must be approved by a majority of the outstanding shares entitled to vote, unless the articles of incorporation or bylaws require otherwise. Security Bank’s articles of incorporation require the affirmative vote of the holders of at least two-thirds of its outstanding shares of common stock to approve a share exchange or merger (other than a merger or share exchange in which Security Bank is the surviving or acquiring company and that has been approved by two-thirds of the directors of Security Bank), or sale, lease, transfer, exchange or other disposition (in one transaction or in a series of related transactions) of all or substantially all of the assets of Security Bank or any of its affiliates to another corporation, person or entity. A merger of Security Bank into another corporation would also require regulatory approval of the Federal Reserve Board.

First Commerce. Under the GBCC, a merger (other than a merger of a subsidiary in which the parent owns at least 90% of each class of outstanding stock), a disposition of all or substantially all of a corporation’s property and a share exchange generally must be approved by a majority of the outstanding shares entitled to vote, unless the articles of incorporation or bylaws require otherwise.

Acceptance of Acquisition Proposals

Security Bank. In considering any proposal for the merger, consolidation or acquisition of Security Bank, the directors of Security Bank are required to act in a manner that they believe in good faith to be in the best interests of Security Bank and with the care an ordinarily prudent person in a like position would exercise under similar circumstances. The articles of incorporation of Security Bank do not require the consideration of any specific factors or circumstances in exercise of that judgment.

First Commerce. In considering any proposal for the merger, consolidation or acquisition of First Commerce, the directors of First Commerce are required to exercise their business judgment in determining what is in the best interests of the corporation and its shareholders. The directors are required to give consideration to all relevant factors, including without limitation, the consideration being offered in relation to the then-current market price of First Commerce’s stock, but also in relation to the then-current value of First Commerce in a freely negotiated transaction and in relation to First Commerce’s board of directors’ then-estimate of the future value of First Commerce as an independent entity, the social and economic effects on the employees, customers, suppliers, and other constituents of First Commerce and on the communities in which First Commerce operates or is located and the desirability of maintaining independence from any other business or business entity.

Distributions

Security Bank. The holders of Security Bank common stock are entitled to receive dividends when, as and if declared by Security Bank’s board of directors and paid by Security Bank out of funds legally available therefor. Under Federal Reserve Board policy, a bank holding company such as Security Bank generally should not maintain a rate of cash dividends unless the available net income of the bank holding company is sufficient to fully fund the dividends. Further, the prospective rate of earnings retention should appear to be consistent with its capital needs, asset quality, and overall financial condition. In addition, Security Bank may not pay dividends that would render it insolvent.

First Commerce. Under the GBCC, First Commerce board of directors may distribute dividends, however if distributions to the shareholders creates any of the following situations, then the distributions are not allowed under the GBCC: (i) First Commerce will not be able to pay its debts or (ii) First Commerce’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if First Commerce were to be dissolved at the time of the distribution, to satisfy preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

DISSENTERS’ RIGHTS

The following discussion is not a complete description of the law relating to dissenters’ rights available under Georgia law. This description is qualified in its entirety by the full text of the relevant provisions of the GBCC, which are reprinted in their entirety as Appendix C to this proxy statement-prospectus. If you desire to exercise dissenters’ rights, you should review carefully the GBCC and are urged to consult a legal advisor before electing or attempting to exercise these rights.

Under the provisions of the GBCC, First Commerce’s shareholders have the right to dissent from the merger and to receive the fair value of their shares in cash. Holders of First Commerce common stock who fulfill the requirements of Article 13 of the GBCC, summarized below will be entitled to assert dissenters’ rights. Shareholders considering initiation of a dissenter’s proceeding should review this section in its entirety and Article 13 of the GBCC attached as Appendix C. A dissenter’s proceeding may involve litigation.

Preliminary Procedural Steps. Pursuant to the provisions of Article 13 of the GBCC, if the merger is consummated, you must:

•

give to First Commerce, prior to the vote at the special meeting with respect to the approval of the merger, written notice of your intent to demand payment for your shares of First Commerce common stock (referred to as “shares”);

•	not vote in favor of the merger; and

•	comply with the statutory requirements summarized below. If you perfect your dissenters’ rights, you will receive the fair value of your shares as of the effective date of the merger.

The failure to vote against the merger will not constitute a waiver of the shareholder’s dissenter’s rights under the GBCC. You may assert dissenters’ rights as to fewer than all of the shares registered in your name only if you dissent with respect to all shares beneficially owned by any one beneficial shareholder and you notify First Commerce in writing of the name and address of each person on whose behalf you are asserting dissenters’ rights. The rights of a partial dissenter are determined as if the shares as to which that holder dissents and that holder’s other shares were registered in the names of different shareholders.

Written Dissent Demand. Voting against the merger will not satisfy the written demand requirement. In addition to voting against the merger, if you wish to preserve the right to dissent and seek appraisal, you must give a separate written notice of your intent to demand payment for your shares if the merger is effected. Any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which his or her shares are to be voted will be deemed to have voted in favor of the merger and will not be entitled to assert dissenters’ rights.

Any written objection to the merger satisfying the requirements discussed above should be addressed to First Commerce Community Bankshares, Inc., 9001 Hospital Drive, Douglasville, Georgia 30134, Attention: Corporate Secretary.

If the shareholders of First Commerce approve the merger at the special meeting, First Commerce must deliver a written dissenters’ notice, or the dissenters’ notice, to all of its shareholders who satisfy the foregoing requirements. The dissenters’ notice must be sent within ten days after the effective date of the merger and must:

•	state where dissenting shareholders should send the demand for payment and where and when dissenting shareholders should deposit certificates for the shares;

•	inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand for payment is received;

•	set a date by which First Commerce must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the dissenters’ notice is delivered); and

•	be accompanied by a copy of Article 13 of the GBCC.

A record shareholder who receives the dissenters’ notice must demand payment and deposit his or her certificates with First Commerce in accordance with the dissenters’ notice. Dissenting shareholders will retain all of the rights of a shareholder until those rights are cancelled or modified by the consummation of the merger. A record shareholder who does not demand payment or deposit his or her share certificates as required, each by the date set in the dissenters’ notice, is not entitled to payment for his or her shares under Article 13 of the GBCC.

Except as described below, First Commerce (or Security Bank, as First Commerce’s successor), must, within ten days of the later of the effective date of the merger or receipt of a payment demand, offer to pay to each dissenting shareholder who complied with the payment demand and deposit requirements described above the amount Security Bank estimates to be the fair value of the shares, plus accrued interest from the effective date of the merger. Security Bank’s offer of payment must be accompanied by:

•	recent financial statements of First Commerce;

•	Security Bank’s estimate of the fair value of the shares;

•	an explanation of how the interest was calculated;

•	a statement of the dissenter’s right to demand payment under Section 14-2-1327 of the GBCC; and

•	a copy of Article 13 of the GBCC.

If the dissenting shareholder accepts Security Bank’s offer by written notice to Security Bank within 30 days after Security Bank’s offer, Security Bank must pay for the shares within 60 days after the later of the making of the offer or the effective date of the merger.

If the merger is not consummated within 60 days after the date set forth demanding payment and depositing share certificates, First Commerce must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. Security Bank must send a new dissenters’ notice if the merger is consummated after the return of certificates and repeat the payment demand procedure described above.

Section 14-2-1327 of the GBCC provides that a dissenting shareholder may notify Security Bank in writing of his or her own estimate of the fair value of such holder’s shares and the interest due, and may demand payment of such holder’s estimate, if:

•	he or she believes that the amount offered by Security Bank is less than the fair value of his or her shares or that Security Bank has calculated incorrectly the interest due; or

•

Security Bank, having failed to consummate the merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

A dissenting shareholder waives his or her right to demand payment under Section 14-2-1327 unless he or she notifies Security Bank of his or her demand in writing within 30 days after Security Bank makes or offers payment for the dissenting shareholder’s shares. If Security Bank does not offer payment within ten days of the later of the merger’s effective date or receipt of a payment demand, then the shareholder may demand the financial statements and other information required to accompany Security Bank’s payment offer, and Security Bank must provide such information within ten days after receipt of the written demand. The shareholder may notify Security Bank of his or her own estimate of the fair value of the shares and the amount of interest due, and may demand payment of that estimate.

Litigation. If a demand for payment under Section 14-2-1327 remains unsettled, Security Bank must commence a nonjury equity valuation proceeding in the Superior Court of Bibb County, Georgia, within 60 days after receiving the payment demand and must petition the court to determine the fair value of the shares and accrued interest. If Security Bank does not commence the proceeding within those 60 days, the GBCC requires Security Bank to pay each dissenting shareholder whose demand remains unsettled the amount demanded. Security Bank is required to make all dissenting shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each of them. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the fair value of such holder’s shares plus interest to the date of judgment.

The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against Security Bank, except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 14-2-1327. The court also may assess the fees and expenses of attorneys and experts for the respective parties against Security Bank if the court finds Security Bank did not substantially comply with the requirements of specified provisions of Article 13 of the GBCC, or against either Security Bank or a dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Article 13 of the GBCC.

If the court finds that the services of attorneys for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should not be assessed against Security Bank, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting shareholders who were benefited.

No action by any dissenting shareholder to enforce dissenters’ rights may be brought more than three years after the effective date of the merger, regardless of whether notice of the merger and of the right to dissent were given by Security Bank in compliance with the dissenters’ notice and payment offer requirements.

This is a summary of the material rights of a dissenting shareholder and is qualified in its entirety by reference to Article 13 of the GBCC, included as Appendix C to this proxy statement-prospectus. If you intend to dissent from approval of the merger, you should review carefully the text of Appendix C and also consult with your attorney. We will not give you any further notice of the events giving rise to dissenters’ rights or any steps associated with perfecting dissenters’ rights, except as indicated above or otherwise required by law.

We have not made any provision to grant you access to any of the corporate files of Security Bank, except as may be required by the GBCC, or to obtain legal counsel or appraisal services at the expense of Security Bank.

Any dissenting shareholder who perfects his or her right to be paid the “fair value” of his or her shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See “Material Federal Income Tax Consequences of the Merger.”

You must do all of the things set forth in Article 13 of the GBCC in order to preserve your dissenters’ rights and to receive the fair value of your shares in cash (as determined in accordance with those provisions). If you do not follow each of the steps required by Article 13 of the GBCC, you will have no right to receive cash for your shares as provided in the GBCC. In view of the complexity of these provisions of Georgia law, shareholders of First Commerce who are considering exercising their dissenters’ rights should consult their legal advisors.

PROPOSAL 2: APPROVAL OF THE 280G PAYMENTS

The 280G Payments

First Commerce is submitting for shareholder approval certain payments that could be payable to First Commerce’s president and chief executive officer, William C. Lumpkin, Jr., under (i) existing agreements between Mr. Lumpkin and First Commerce and (ii) a new employment agreement between Security Bank, First Commerce and Mr. Lumpkin executed in connection with the merger, in each case that could reasonably be expected, in the absence of such a vote, to be a “parachute payment” under Section 280G of the Internal Revenue Code. These payments are referred to in this proxy statement-prospectus as the “280G payments.” Under Section 280G of the Internal Revenue Code, parachute payments may arise when there is a change of control of an employer and as a result, certain employees, officers or directors (“disqualified individuals”) receive compensation equal to or in excess of three times their average annual taxable compensation from the employer for the five years preceding the taxable year in which the change of control occurs, the “parachute threshold.” If change of control payments and benefits are paid in excess of the parachute threshold and no exception applies, the amount by which the change of control payments and benefits exceeds one times that five-year average are (1) not deductible by the employer and (2) subject to a 20% excise tax payable by the recipient of the payment or benefit.

Section 280G(b)(5) of the Internal Revenue Code provides an exception from these adverse tax consequences for a corporation undergoing a change of control if no stock in the corporation is readily traded on an established securities market, as long as the payments that would otherwise be considered parachute payments are contingent on shareholder approval, and are approved in a timely manner by a vote of the shareholders owning more than 75% of the voting power of all outstanding stock of such corporation (other than shares owned by the recipient of the parachute payments), after having received adequate disclosure of all material facts concerning such payments. For purposes of this exception, stock of the corporation that is actually or constructively owned by a person who is to receive a payment that would otherwise constitute a parachute payment under Section 280G of the Internal Revenue Code (if such exception is not satisfied) is not counted as outstanding stock, unless this is the case with respect to all shareholders. The right of a disqualified individual to receive such payments must be conditioned upon satisfying this exception. As a result, Mr. Lumpkin’s 84,957 shares of First Commerce common stock are excluded from the 75% required vote.

The merger will constitute a change of control of First Commerce for purposes of Section 280G of the Internal Revenue Code. Further, Mr. Lumpkin is a “disqualified individual” as defined in Section 280G of the Internal Revenue Code and therefore the several payments described below may be considered parachute payments as defined in Section 280G. Approval of the 280G payments by more than 75% of the shareholders of First Commerce (other than Mr. Lumpkin) will satisfy the shareholder approval requirements of Section 280G(b)(5) of the Internal Revenue Code thereby exempting the 280G payments from the parachute payment penalty provisions of the Internal Revenue Code. First Commerce and Mr. Lumpkin have entered into a waiver agreement pursuant to which Mr. Lumpkin has agreed to forego receipt of the amount of any cash 280G payment that exceeds the “parachute threshold” as described above unless First Commerce shareholder approval is obtained. As a result of the waiver by Mr. Lumpkin of any payments that exceed the parachute threshold, if the First Commerce shareholders do not approve the 280G payments, it will not have any effect on Security Bank.

In connection with the merger, several categories of payments to Mr. Lumpkin from First Commerce could be characterized as 280G payments, as follows:

(1) Accelerated Vesting of Stock Options. During the course of his employment by First Commerce, Mr. Lumpkin has received stock option awards to shares of First Commerce common stock pursuant to the First Commerce 2002 Stock Option Plan. In many cases, the option awards vest over a period of three years from the date of grant. Further, pursuant to the terms of the option awards, any unvested options will vest upon the merger. Under Section 280G of the Internal Revenue Code, such accelerated vesting results in 280G payments with respect to the option grants as follows:

	Exercise Price	Vesting Date	Remaining Vesting Months*	280G Payment
December 15, 2006 Grant
1,250.00	$15.00	12/15/07	4.5	$1,595.22
1,250.00	$15.00	12/15/08	16.5	$5,796.46
1,250.00	$15.00	12/15/09	28.5	$9,924.50

December 15, 2005 Grant
1,166.67	$14.00	12/15/07	4.5	$1,502.07
1,166.67	$14.00	12/15/08	16.5	$5,457.99

March 4, 2003 Grant (February 2, 2005 vest period begins)
5,833.33	$10.00	2/1/08	6.0	$10,383.05

December 15, 2004 Grant
1,166.67	$10.52	12/15/07	4.5	$1,574.64

Total 280G payment for accelerated vesting of options.				$36,233.93

*	Assumes an effective time of the merger of July 31, 2007.

(2) Special Bonus. The board of directors of First Commerce, other than Mr. Lumpkin who abstained from the vote due to a conflicting interest, has unanimously approved a special bonus payment in the amount of $725,600 to Mr. Lumpkin in recognition of his service with First Commerce and, more particularly, for the exceptional financial results from his efforts throughout the years that have culminated in the opportunity presented by the proposed merger.

(3) Retirement Agreement: On August 16, 2004, First Commerce, its wholly owned subsidiary, First Commerce Community Bank, and Mr. Lumpkin entered into the First Commerce Community Bank Salary Continuation Agreement, referred to in this proxy statement-prospectus as the Retirement Agreement. The purpose of the Retirement Agreement is to provide Mr. Lumpkin with monthly pension-type benefits after reaching age 65 and termination of employment. Mr. Lumpkin’s right to these benefits vests over a five year period beginning March 3, 2003. As a result of the merger, the remaining 20% of the unvested benefits will vest on the date of the merger rather than March 3, 2008 and Mr. Lumpkin will be entitled to receive an annual amount, for a 15 year period, equal to 60% of his projected “final salary,” payable in monthly installments upon reaching age 65 and terminating his employment with First Commerce or its successor. The agreement defines “final salary” as Mr. Lumpkin’s highest calendar year total of base salary (annualized for any year in which Mr. Lumpkin is employed for less than a full year) and bonus earned for the year (whether paid during the year or in the following year) for the period from the effective date of the agreement through Mr. Lumpkin’s termination of employment with First Commerce or its successor. The 280G payment associated with the accelerated vesting of the remaining 20% unvested benefit under the Retirement Agreement is $24,516.

(4) New Employment Agreement. Security Bank, First Commerce and Mr. Lumpkin have entered into an employment agreement to become effective as of the effective time of the merger. Pursuant to the employment agreement, Security Bank of Douglas County, which will be the new name for First Commerce Community Bank, will employ Mr. Lumpkin as its President and Chief Executive Officer. The term of the employment agreement is 24 months from the date of the merger, with an option to be extended for an additional one-year period. The employment agreement may be terminated by either party upon 90-day written notice. If Security Bank of Douglas County terminates the employment agreement during the term without cause, Mr. Lumpkin will continue to receive his base salary under the employment agreement for 12 months following such termination of employment, provided Mr. Lumpkin is not in breach of any of the provisions of the employment agreement, including certain restrictive covenants contained therein. Mr. Lumpkin’s annual base salary under the employment agreement will be $231,000 for the fiscal year 2007 and $254,100 and for the fiscal year 2008. Thereafter, Mr. Lumpkin’s base salary will be determined annually along with other executive officers of Security Bank but in no event will Mr. Lumpkin’s combined annual base salary and bonus be less than $315,000.

In the event that such payments are made under the employment agreement, and to the extent these payments are considered to be contingent upon the merger under Section 280G of the Internal Revenue Code and the Treasury Regulations, the 280G payment amount may be the full amount of the severance payments. The 280G payment amount can be reduced by clear and convincing evidence that the amount represents reasonable compensation for services rendered after the change in control or for refraining from providing services under the covenant not to compete after the change in control.

The table below provides the amount of 280G payments with respect to each of the types of payments to Mr. Lumpkin discussed above assuming the effective time of the merger is July 31, 2007.

Retirement Agreement Accelerated Vesting	Special Bonus	Accelerated Vesting of Stock Options	Employment Agreement Potential Severance Benefit	Total 280G Payments
$24,516	$725,600	$36,234	$231,000 to $254,100*	$1,017,350 to $1,040,450*

*	Depending upon year of potential termination of employment.

First Commerce’s shareholders are being asked to approve all of the 280G payments summarized above. Mr. Lumpkin has agreed in a separate waiver agreement to waive his right to receive all or a portion of the 280G payments to the extent the aggregate amount of such 280G payments, determined in accordance with Section 280G of the Internal Revenue Code and the Treasury Regulations, equals or exceeds his “parachute threshold,” if First Commerce’s shareholders do not approve the 280G payments. Mr. Lumpkin’s parachute threshold has been determined to be approximately $702,630. Shareholder approval of the 280G payments will avoid the loss of deductibility and the imposition of the 20% excise tax that might otherwise apply to the 280G payments. Regardless of whether the First Commerce shareholders approve the 280G payments, Mr. Lumpkin will nevertheless be entitled to receive all or a portion of the 280G payments up to the amount such 280G payments do not exceed one dollar less than Mr. Lumpkin’s parachute threshold.

Under Section 280G(b)(5) of the Internal Revenue Code, adoption of the proposal to approve the payment of the 280G payments requires the affirmative vote of more than 75% of the outstanding shares of First Commerce common stock, excluding the shares held directly or indirectly by Mr. Lumpkin. Mr. Lumpkin owns, directly or indirectly, 84,957 shares of First Commerce common stock, and therefore, the affirmative vote of at least 75% of the remaining [            ] shares, or [        ] shares, of First Commerce common stock will be required to approve the 280G payments.

The board of directors of First Commerce, with Mr. Lumpkin abstaining, recommends that First Commerce shareholders vote FOR approval of the payment of the 280G payments. The board of directors believes that all of the payments and benefits described above represent reasonable compensation to Mr. Lumpkin based upon his exceptional performance and the payments are comparable to amounts paid under similar circumstances in other transactions of which the board of directors is aware.

Whether the shareholders of First Commerce approve or do not approve the executive benefits will not change the value or number of shares of Security Bank common stock a First Commerce shareholder will receive if the merger is completed.

INFORMATION ABOUT SECURITY BANK

General

Security Bank is a Georgia corporation registered under the Bank Holding Company Act of 1956, as amended (the “BHCA”). Security Bank’s current banking subsidiaries are Security Bank of Bibb County, located in Macon, Georgia, Security Bank of North Metro, located in Woodstock, Georgia, Security Bank of Houston County, located in Perry, Georgia, Security Bank of Jones County, located in Gray, Georgia, Security Bank of North Fulton, located in Alpharetta, Georgia and Security Bank of Gwinnett County, located in Suwanee, Georgia. All of Security Bank’s banking subsidiaries are Georgia state banks. Security Bank engages in community banking and serves the central and southeastern Georgia market areas, as well as north metropolitan Atlanta. Security Bank also engages in real estate mortgage lending through its wholly owned subsidiary, Fairfield Financial Services, Inc.

Security Bank’s banking subsidiaries provide a broad range of community banking services to commercial, small business and retail customers, offering a variety of transaction and savings deposit products, cash management services, secured and unsecured loan products, including revolving credit facilities, and letters of credit and similar financial guarantees. The strategy of Security Bank’s banking subsidiaries includes a focus on personalized customer service while offering the sophisticated products and services found at much larger banks.

At March 31, 2007, Security Bank had consolidated total assets of approximately $2.5 billion, consolidated total loans of approximately $2.0 billion, consolidated total deposits of approximately $2.0 billion and consolidated shareholders’ equity of approximately $311.7 million.

Security Bank’s principal executive offices are located at 4219 Forsyth Road, Macon, Georgia 31210, and Security Bank’s telephone number is (478) 722-6200.

Market Prices of and Dividends Declared on Security Bank Common Stock

Security Bank common stock is traded on The Nasdaq Global Select Market under the symbol “SBKC.” The following table sets forth for the periods indicated the high and low sale prices per share of Security Bank common stock as reported on The Nasdaq Global Select Market and the quarterly dividends declared for each such period. All figures shown in the following table have been adjusted to reflect a two-for-one split of the company’s common stock in the form of a 100% stock dividend paid on May 27, 2005.

	High	Low	Dividend
2007
First Quarter	$23.25	$18.36	$0.088
Second Quarter (through June 29, 2007)	$21.65	$18.36	$0.088

2006
First Quarter	$25.27	$21.30	$0.075
Second Quarter	$25.49	$21.07	$0.075
Third Quarter	$23.49	$21.18	$0.075
Fourth Quarter	$25.64	$22.42	$0.075

2005
First Quarter	$21.23	$19.85	$0.065
Second Quarter	$24.00	$17.71	$0.065
Third Quarter	$25.39	$21.78	$0.065
Fourth Quarter	$26.00	$21.25	$0.065

The holders of Security Bank common stock receive dividends if and when declared by the Security Bank board of directors out of legally available funds. Following the completion of the merger, Security Bank expects to continue paying quarterly cash dividends on a basis consistent with past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and consideration by Security Bank’s board of directors of other relevant factors.

Incorporation of Documents by Reference

The SEC allows Security Bank to “incorporate by reference” into this proxy statement-prospectus the information it files with the SEC. This permits Security Bank to disclose important information to you by referring to these filed documents. The information incorporated by reference is an important part of this proxy statement-prospectus and any information Security Bank files later with the SEC will automatically update and, where applicable, supersede the information contained in this proxy statement-prospectus or incorporated by reference in this proxy statement-prospectus. The following documents that Security Bank has filed or will file with the SEC (File No. 000-23261) (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules) are incorporated by reference in this proxy statement-prospectus:

•	its Annual Report on Form 10-K for the year ended December 31, 2006 (including without limitation Item 1A. Risk Factors), filed on March 15, 2007;

•	its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed on May 8, 2007;

•	its Current Reports on Form 8-K filed on January 1, 2007, February 6, 2007, March 23, 2007, April 11, 2007 and May 16, 2007;

•	the description of Security Bank common stock set forth in Security Bank’s registration statement on Form SB-2 (Reg. No. 333-11371) under the Securities Act, dated September 4, 1996; and

•

all documents filed by Security Bank with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement-prospectus and prior to earlier of the date of the First Commerce shareholders’ meeting and the date the merger agreement is terminated (specifically excluding any portions thereof that are furnished to, as opposed to filed with, the SEC) will be deemed to be incorporated by reference in this proxy statement-prospectus from the date they are filed.

The reports and other information filed by Security Bank with the SEC are also available at Security Bank’s internet website, www.secruitybank.net. Information on this website is not part of, or incorporated into this document.

If you are a beneficial owner of First Commerce common stock and would like a copy of any of the information incorporated by reference by Security Bank in this proxy statement-prospectus other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such information), Security Bank will provide it to you without charge.

If you would like to receive any of this information, please call or write Security Bank at:

Security Bank Corporation Attention: Chief Financial Officer 4219 Forsyth Road Macon, Georgia 30210 Telephone: (478) 722-6200

You should make your request before [            ], 2007 in order to receive the information prior to the meeting.

INFORMATION ABOUT FIRST COMMERCE

General

First Commerce was incorporated in Georgia in July 2002 to operate as the bank holding company for First Commerce Bank, a state-chartered bank organized under the laws of Georgia. First Commerce Bank is a full-service commercial bank dedicated to providing superior customer service to the individuals and businesses in and around Douglas County, Georgia. At March 31, 2007, First Commerce had total consolidated assets of approximately $263.4 million, total consolidated net loans of approximately $221.6 million, total consolidated deposits of approximately $239.7 million and consolidated shareholders’ equity of approximately $23.0 million.

Given the relative size of First Commerce compared to Security Bank and the fact that First Commerce is not a public company, under the rules and regulations of the SEC, no financial information regarding First Commerce is required to be included in this proxy statement-prospectus. Since December 2004, when First Commerce ceased to be subject to the reporting requirements of the SEC, it has provided its shareholders with a copy of its audited financial statements on an annual basis and will continue to provide such information in the event the merger with Security Bank is not completed.

First Commerce Bank

Marketing Focus

First Commerce Bank has positioned itself as “the hometown bank” that cares about its clients. First Commerce provides professional and personalized service to its clients by employing well trained, seasoned bankers who are familiar with First Commerce Bank’s market area and its clients’ individual needs. First Commerce Bank’s primary target market includes individuals and small- to medium-sized businesses who desire a consistent and professional relationship with a local banker. Because First Commerce Bank is one of the only locally owned banks in its primary service area, First Commerce believes it offers a unique banking alternative for the market by offering a higher level of customer service and a management team more focused on the needs of the community than most of its competitors. First Commerce believes that this approach has been enthusiastically supported by the community. In order to achieve the level of prompt, responsive service that First Commerce believes is necessary to attract new customers and to continue to develop First Commerce Bank’s image as a local bank with an individual focus, First Commerce has leveraged its community-oriented board of directors and local services and decision making to attract and retain customers.

Location, Properties and Service Area

First Commerce’s primary service area consists of Douglas County and adjacent portions of Carroll County, Cobb County, and Paulding County, Georgia, with a focus on the 10 mile radius of its main office. Douglas, Carroll, Cobb and Paulding Counties have a growing and dynamic economic environment that First Commerce believes will continue to support the growth of First Commerce Bank. According to the U.S. Census Bureau, Douglas County experienced population growth of 29.6% from 1990 to 2000, and Douglas County is expected to experience continued population growth over the next several years. In addition, Douglas County has a growing and diverse economy, featuring professional, business, health and educational services, retail trade, manufacturing and construction.

First Commerce’s main office is located at 9001 Hospital Drive in Douglasville, Georgia. The main office is located in a three-story, 12,000 square foot building. In addition to the traditional banking services provided, the main office also houses First Commerce’s operations area. First Commerce Bank also has a branch office located at 9464 Highway 5 in Douglasville, Georgia.

Deposit Services

First Commerce Bank offers a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, commercial accounts, savings accounts and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates are tailored to First Commerce Bank’s principal market area at rates competitive to those offered in Douglas, Carroll, Cobb and Paulding Counties. In addition, First Commerce Bank offers certain retirement account services, including IRAs. First Commerce Bank solicits these accounts from individuals, businesses, churches, non-profits and government entities.

Lending Activities

General. First Commerce Bank emphasizes a range of lending services, including real estate, commercial, and equity-line and consumer loans to individuals, small- to medium-sized businesses, and professional concerns that are located in or conduct a substantial portion of their business in First Commerce Bank’s primary market area. First Commerce Bank competes for these loans with competitors who are well established in its primary service area and have greater resources and lending limits.

The well-established banks in First Commerce’s market area make proportionately more loans to medium- to large-sized businesses than First Commerce Bank does. Many of First Commerce Bank’s commercial loans are made to small- to medium-sized businesses that may be less able to withstand competitive, economic and financial conditions than larger borrowers.

Loan Approval and Review. First Commerce Bank’s loan approval policies will provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds that individual officer’s lending authority, the loan request is considered and approved by an officer with a higher lending limit or the board of directors’ loan committee. First Commerce Bank does not make any loans to any director or executive officer of the bank unless the loan is approved by the board of directors of First Commerce Bank and is made on terms not more favorable to the person than would be available to a person not affiliated with First Commerce Bank.

Lending Limits. First Commerce Bank’s lending activities are subject to a variety of lending limits imposed by federal law. In general, First Commerce Bank is subject to a legal limit on loans to a single borrower equal to 25% of First Commerce Bank’s capital and unimpaired surplus. Different limits may apply in certain circumstances based on the type of loan or the nature of the borrower, including the borrower’s relationship to First Commerce Bank. These limits increase or decrease as First Commerce Bank’s capital increases or decreases. First Commerce Bank sells participations in its loans to other financial institutions to more adequately meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits.

Real Estate Loans. Loans secured by first or second mortgages on real estate make up the majority of First Commerce Bank’s loan portfolio. Construction and land development loans are primarily collateralized by one-to-four family residential properties. Other loans in the portfolio include multi-family real estate loans, other one-to-four family dwelling loans and nonresidential real estate loans consisting primarily of small business commercial properties. Interest rates for all categories may be fixed or adjustable, and are more likely to be fixed for shorter-term loans. In addition, First Commerce Bank generally charges an origination fee for each loan.

Real estate loans are subject to the same general risks as other loans. The principal credit risk associated with each category of loan, including real estate loans, is the creditworthiness of the borrower. They are particularly sensitive to fluctuations in the value of real estate, which is generally the underlying security for real estate loans. Fluctuations in the value of the real estate, as well as other factors arising after the loan is made, could negatively affect a borrower’s cash flow, creditworthiness and ability to repay the loan. Management of First Commerce attempts to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. In addition, First Commerce Bank typically requires a valid mortgage lien on all real property loans along with a title lien policy, which insures the validity and priority of the lien. First Commerce attempts to further reduce risk by obtaining personal guarantees where possible, and by keeping the loan-to-value ratio of the completed project below specified percentages. First Commerce also reduces risk by selling participations in larger loans to other institutions when possible.

First Commerce Bank can also originate some real estate loans for sale into the secondary market. First Commerce limits its interest rate and credit risk on these loans by locking the interest rate for each loan with the secondary investor and receiving the investor’s underwriting approval prior to originating the loan.

Commercial Loans. First Commerce Bank makes loans for commercial purposes in various lines of businesses. Equipment loans will typically be made for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment and with a loan-to-value ratio of 80% or less. First Commerce Bank focuses its efforts on commercial loans of less than $500,000. Working capital loans typically have terms not exceeding one year and usually are secured by accounts receivable, inventory, or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal typically is repaid as the assets securing the loan are converted into cash, and in other cases principal typically is due at maturity. Trade letters of credit, standby letters of credit, and foreign exchange are handled through a correspondent bank as agent for First Commerce Bank.

First Commerce Bank also offers small business loans utilizing government enhancements such as the Small Business Administration’s, or SBA’s, 7(a) program and SBA’s 504 programs. These loans typically are partially guaranteed by the government, which may help to reduce First Commerce Bank’s risk. Government guarantees of SBA loans will not exceed 80% of the loan value and generally will be less than 80%. As with other categories of loans, the principal economic risk associated with commercial loans is the creditworthiness of the borrower. The risks associated with commercial loans vary with many economic factors, including the economy of First Commerce’s primary service area.

Consumer Loans. First Commerce Bank makes a variety of loans to individuals for personal and household purposes, including secured and unsecured installment loans and revolving lines of credit, such as credit cards. Installment loans typically carry balances of less than $50,000 and are amortized over periods up to 60 months. Consumer loans may be offered on a single maturity basis where a specific source of repayment is available. Revolving loan products typically require monthly payments of interest and a portion of the principal. Consumer loans are generally considered to have greater risk than first or second mortgages on real estate because they may be unsecured, or if they are secured, the value of the security may be difficult to assess and more likely to decrease than real estate. As with other categories of loans, the principal credit risk associated with consumer loans is the creditworthiness of the borrower.

First Commerce Bank also offers home equity loans. Its underwriting criteria for and the risks associated with home equity loans and lines of credit are generally the same as those for first mortgage loans. Home equity lines of credit typically have terms of 15 years or less, typically carry balances less than $125,000 and may extend up to 80% of the available equity of each property.

Other Banking Services

First Commerce Bank offers other bank services including cash management services that provide sweep accounts for commercial businesses. In addition, lines of credit, 24-hour telephone banking and Internet banking are offered, as well as safe deposit boxes, direct deposit of payroll and social security checks, U.S. Savings Bonds, traveler’s checks and automatic drafts for various accounts. First Commerce is also associated with the STAR and Cirrus ATM networks that may be used by First Commerce Bank’s customers throughout the country. First Commerce Bank also offers MasterCard debit cards and credit card services through a correspondent bank as an agent for First Commerce Bank.

Competition

The banking business is highly competitive. First Commerce Bank competes with other commercial banks, savings and loan associations, credit unions and money market mutual funds operating in its primary service area. Douglas County was served by 14 insured financial institutions operating a total of 30 retail branches as of June 30, 2006, the latest date for which information is available. According to the FDIC, bank and thrift deposits in Douglas County grew from approximately $693.0 million in June 2000 to approximately $1.4 billion in June 2006, an increase of over 100%. At June 30, 2006, First Commerce had a market share of approximately 13% in Douglas County.

Many of First Commerce’s competitors have substantially greater resources and lending limits than First Commerce has and provide other services, such as extensive and established branch networks and trust services, which First Commerce does not provide. As a result of these competitive factors, First Commerce may have to pay higher interest rates to attract depositors or extend credit with lower interest rates to attract borrowers. However, First Commerce attempts to minimize these competitive factors and attract new banking relationships by offering its customers a personalized approach to banking.

Employees

As of March 31, 2007, First Commerce had 26 full-time employees and 8 part-time employees operating out of its main and branch offices.

Legal Proceedings

First Commerce is from time to time party to various legal proceedings arising from the ordinary course of business. However, as of the date hereof, management was not aware of any material legal proceedings.

Market Prices and Dividends Declared on First Commerce Common Stock

There is no established public trading market for shares of First Commerce common stock. As a result, any market in First Commerce common stock prior to the merger should be characterized as illiquid and irregular. The last known sale of First Commerce common stock of which management is aware occurred on January 11, 2007 at a price of $14.00 per share. The table below sets forth the high and low trade prices for First Commerce common stock of which its management is aware for the periods indicated. A dash indicates periods during which management was unaware of any trades. In addition, the table also sets forth the dividends paid on First Commerce’s common stock. As of the record date, First Commerce common stock was held by approximately [            ] shareholders of record.

	High	Low	Dividends paid per share
2007:
First Quarter	$14.00	$14.00	$0.20
Second Quarter (through June 29, 2007)	—	—	—

2006:
First Quarter	—	—	$0.10
Second Quarter	—	—	—
Third Quarter	$15.00	$15.00	—
Fourth Quarter	$15.00	$15.00	—

2005
First Quarter	$13.20	$13.20	—
Second Quarter	$13.20	$13.20	—
Third Quarter	$14.00	$14.00	—
Fourth Quarter	$14.00	$14.00	—

Equity Compensation Plans

The following table sets forth information about shares of First Commerce’s common stock that may be issued upon the exercise of options under the First Commerce’s 2002 Stock Option Plan, its sole existing equity compensation plan, as of March 31, 2007.

First Commerce Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by security holders	73,700	$11.31	74,607
Equity compensation plans not approved by security holders	—	$—	—

Total	73,700	11.31	74,607

Related Party Transactions

Other than certain loans and deposit relationships entered into in the ordinary course of business with its directors and executive officers and members of their families, there are no related party transactions between First Commerce and its officers and directors. All loans intended in such transactions are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to First Commerce. It is the belief of First Commerce that such loans neither involved more than the normal risk of collectibility nor presented other unfavorable features.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF FIRST COMMERCE

The following table sets forth the number of shares of First Commerce common stock that, as of June 29, 2007, are beneficially owned by (a) each existing director and named executive officer of First Commerce, (b) all executive officers and directors, as a group and (c) the owners of more than 5% of the outstanding shares of First Commerce common stock. The information shown below is based upon information furnished to First Commerce by the named persons. Unless otherwise indicated, each person is the record owner and has sole voting and investment power with respect to his or her shares. Additionally, the address of each person is 9001 Hospital Drive, Douglasville, Georgia 30134.

First Commerce Common Stock

Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percent of Outstanding Shares
Directors and Executive Officers of the Company(2)
Carl E. Carr, Jr.(3)	120,275	7.34
James E. Daniell(4)	47,000	2.92
Jack F. Gamel(5)	81,232	5.02
Kenneth M. Guy	31,955	2.01
Larry W. Jackson(6)	334,656	19.82
Richard W. Kinsey(7)	70,153	4.34
William C. Lumpkin, Jr.(8)	188,124	11.12
J. David McDade(9)	51,671	3.21
Phil D. Miller(10)	21,786	1.36
Paul T. Price, Jr.	500	*
Tom D. Richey(11)	18,149	1.14
Jimmy R. Smith(12)	126,715	7.71
Joel R. Tidwell(13)	56,232	3.50
Frank C. Winn(14)	46,012	2.87
William H. Harrison, Jr.(15)	17,122	1.08
All directors and executive officers as a group (15 persons)(16)	1,211,582	58.94

*	Less than one percent of outstanding common stock.
(1)

Determined in accordance with Rule 13d-3 under the Exchange Act. Information with respect to beneficial ownership is based upon information furnished by each owner. The percentage of outstanding shares is based on 1,588,260 outstanding shares as of June 29, 2007. The percentages for each of those parties who hold presently exercisable options and stock purchase warrants are based upon the sum of 1,588,260 shares plus the number of shares subject to presently exercisable options and/or warrants held by each such party, as indicated in the following notes.

(2)	The business address for each person indicated is 9001 Hospital Drive, Douglasville, Georgia 30134.
(3)	Includes 50,000 shares that may be acquired pursuant to the exercise of warrants that are exercisable within 60 days of June 29, 2007.
(4)	Includes 20,000 shares that may be acquired pursuant to the exercise of warrants that are exercisable within 60 days of June 29, 2007.
(5)	Includes 30,000 shares that may be acquired pursuant to the exercise of warrants that are exercisable within 60 days of June 29, 2007.
(6)	Includes 100,000 shares that may be acquired pursuant to the exercise of warrants that are exercisable within 60 days of June 29, 2007.
(7)	Includes 30,000 shares that may be acquired pursuant to the exercise of warrants that are exercisable within 60 days of June 29, 2007.

(8)

Includes 60,000 shares that may be acquired pursuant to the exercise of warrants that are exercisable within 60 days of June 29, 2007 and 43,167 shares that may be acquired pursuant to the exercise of stock options that are exercisable within 60 days of June 29, 2007.

(9)	Includes 22,500 shares that may be acquired pursuant to the exercise of warrants that are exercisable within 60 days of June 29, 2007.
(10)	Includes 10,000 shares that may be acquired pursuant to the exercise of warrants that are exercisable within 60 days of June 29, 2007.
(11)

Includes 5,000 shares that may be acquired pursuant to the exercise of warrants that are exercisable within 60 days of June 29, 2007 and 2,167 shares that may be acquired pursuant to the exercise of stock options that are exercisable within 60 days of June 29, 2007.

(12)	Includes 55,000 shares that may be acquired pursuant to the exercise of warrants that are exercisable within 60 days of June 29, 2007.
(13)	Includes 20,000 shares that may be acquired pursuant to the exercise of warrants that are exercisable within 60 days of June 29, 2007.
(14)	Includes 16,000 shares that may be acquired pursuant to the exercise of warrants that are exercisable within 60 days of June 29, 2007.
(15)	Includes 3,500 shares that may be acquired pursuant to the exercise of stock options that are exercisable within 60 days of June 29, 2007.
(16)

Includes 418,500 shares that may be acquired pursuant to the exercise of warrants that are exercisable within 60 days of June 29, 2007 and 48,834 shares that may be acquired pursuant to the exercise of stock options that are exercisable within 60 days of June 29, 2007.

SUPERVISION AND REGULATION

Bank Holding Company Regulation

General

Security Bank is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (BHCA). As a bank holding company registered with the Federal Reserve under the BHCA and the GDBF under the Financial Institutions Code of Georgia, Security Bank is subject to supervision, examination and reporting by the Federal Reserve and the GDBF.

Our activities are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries, or engaging in any other activity that the Federal Reserve determines to be so closely related to banking, or managing or controlling banks, as to be a proper incident to these activities.

We are required to file with the Federal Reserve and the GDBF periodic reports and any additional information as they may require. The Federal Reserve and GDBF will also regularly examine us and may examine our bank or other subsidiaries.

Activity Limitations

The BHCA requires prior Federal Reserve approval for, among other things:

•	the acquisition by a bank holding company of direct or indirect ownership or control of more than 5% of the voting shares or substantially all of the assets of any bank; or

•	a merger or consolidation of a bank holding company with another bank holding company.

Similar requirements are imposed by the GDBF.

A bank holding company may acquire direct or indirect ownership or control of voting shares of any company that is engaged directly or indirectly in banking or managing or controlling banks or performing services for its authorized subsidiaries. A bank holding company may also engage in or acquire an interest in a company that engages in activities that the Federal Reserve has determined by regulation or order to be so closely related to banking as to be a proper incident to these activities. The Federal Reserve normally requires some form of notice or application to engage in or acquire companies engaged in such activities. Under the BHCA, Security Bank will generally be prohibited from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in activities other than those referred to above.

The BHCA permits a bank holding company located in one state to lawfully acquire a bank located in any other state, subject to deposit-percentage, aging requirements and other restrictions. The Riegle-Neal Interstate Banking and Branching Efficiency Act also generally provides that national and state-chartered banks may, subject to applicable state law, branch interstate through acquisitions of banks in other states.

In November 1999, Congress enacted the Gramm-Leach-Bliley Act, which made substantial revisions to the statutory restrictions separating banking activities from other financial activities. Under the Gramm-Leach-Bliley Act, bank holding companies that are well-capitalized and well-managed and meet other conditions can elect to become “financial holding companies.” As financial holding companies, they and their subsidiaries are permitted to acquire or engage in activities that were not previously allowed by bank holding companies such as insurance underwriting, securities underwriting and distribution, travel agency activities, broad insurance agency activities, merchant banking and other activities that the Federal Reserve determines to be financial in nature or complementary to these activities. Financial holding companies continue to be subject to the overall oversight and supervision of the Federal Reserve, but the Gramm-Leach-Bliley Act applies the concept of functional regulation to the activities conducted by subsidiaries. For example, insurance activities would be subject to supervision and regulation by state insurance authorities. While Security Bank has not elected to become a financial holding company in order to exercise the broader activity powers provided by the Gramm-Leach-Bliley Act, they may elect to do so in the future.

Limitations on Acquisitions of Bank Holding Companies

As a general proposition, other companies seeking to acquire control of a bank holding company would require the approval of the Federal Reserve under the BHCA. In addition, individuals or groups of individuals seeking to acquire control of a bank holding company would need to file a prior notice with the Federal Reserve (which the Federal Reserve may disapprove under certain circumstances) under the Change in Bank Control Act. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control may exist under the Change in Bank Control Act if the individual or company acquires 10% or more of any class of voting securities of the bank holding company. A company may be presumed to have control under the BHCA if it acquires 5% or more of any class of voting securities of the bank holding company.

Source of Financial Strength

Federal Reserve policy requires a bank holding company to act as a source of financial strength and to take measures to preserve and protect bank subsidiaries in situations where additional investments in a troubled bank may not otherwise be warranted. In addition, if a bank holding company has more than one bank or thrift subsidiary, each of the bank holding company’s subsidiary depository institutions are responsible for any losses to the FDIC as a result of an affiliated depository institution’s failure.

As a result, a bank holding company may be required to loan money to its subsidiaries in the form of capital notes or other instruments that qualify as capital of the subsidiary bank under regulatory rules. However, any loans from the bank holding company to those subsidiary banks will likely be unsecured and subordinated to that bank’s depositors and perhaps to other creditors of that bank. In the event of the Security Bank’s bankruptcy, any commitment by Security Bank to a bank regulatory agency to maintain the capital of a subsidiary bank at a certain level would be assumed by the bankruptcy trustee and entitled to priority of payment.

Bank Regulation

General

Security Bank’s consolidated subsidiaries, Security Bank of Bibb County, Security Bank of Houston County, Security Bank of Jones County, Security Bank of North Metro, Security Bank of North Fulton and Security Bank of Gwinnett County, which we collectively refer to in this proxy statement-prospectus as the Banks, are commercial banks chartered under the laws of the State of Georgia, and as such are subject to supervision, regulation and examination by the GDBF. The Banks are members of the FDIC, and their deposits are insured by the FDIC’s Deposit Insurance Fund up to the amount permitted by law. The FDIC and the GDBF routinely examine the Banks and monitor and regulate all of the Banks’ operations, including such things as the adequacy of reserves, the quality and documentation of loans, the payments of dividends, the capital adequacy, the adequacy of systems and controls, credit underwriting and asset liability management, compliance with laws and the establishment of branches. Interest and other charges collected or contracted for by the Banks are subject to state usury laws and certain federal laws concerning interest rates. The Banks file periodic reports with the FDIC and GDBF.

Transactions with Affiliates and Insiders

Security Bank is a legal entity separate and distinct from the Banks. Various legal limitations restrict the Banks from lending or otherwise supplying funds to Security Bank and other non-bank subsidiaries of Security Bank, all of which are deemed to be “affiliates” of the Banks for the purposes of these restrictions. Security Bank and the Banks are subject to Section 23A of the Federal Reserve Act. Section 23A defines “covered transactions,” which include extensions of credit, and limits a bank’s covered transactions with any affiliate to 10% of such bank’s capital and surplus and with all affiliates to 20% of such bank’s capital and surplus. All covered and exempt transactions between a bank and its affiliates must be on terms and conditions consistent with safe and sound banking practices, and banks and their subsidiaries are prohibited from purchasing low-quality assets from the bank’s affiliates. Finally, Section 23A requires that all of a bank’s extensions of credit to an affiliate be secured by collateral in amounts ranging from 100% to 130% of the loan amount, depending on the nature of the collateral. Security Bank and the Banks are also subject to Section 23B of the Federal Reserve Act, which generally limits covered and other transactions between a bank and its affiliates to terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the bank as prevailing at the time for transactions with unaffiliated companies.

The Banks are also restricted in the loans that they may make to Security Bank’s executive officers, directors, or any owner of 10% or more of its stock or the stock of Security Bank, and certain entities affiliated with any such person. Amounts of such loans are subject to various limits, depending on the purpose of the loan, and certain Bank board of directors’ approvals may be necessary.

Dividends

The Company is a legal entity separate and distinct from the Banks. The principal source of the Security Bank’s cash flow, including cash flow to pay dividends to its shareholders, is dividends that the Banks pay to it. Statutory and regulatory limitations apply to the Banks’ payment of dividends to the Company as well as to the Company’s payment of dividends to its shareholders.

A variety of federal and state laws and regulations affect the ability of the Bank and Security Bank to pay dividends. A depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. The federal bank regulatory authorities may prevent the payment of a dividend if they determine that the payment would be an unsafe and unsound banking practice. As a rule, the amount of a dividend may not exceed the sum of year-to-date net income and of retained net income in the immediately previous two years. Additionally, the federal agencies have issued policy statements to the effect that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. In addition, regulations promulgated by the GDBF limit the Bank’s payment of dividends.

Enforcement Policies and Actions

Federal law gives the Federal Reserve and FDIC substantial powers to enforce compliance with laws, rules and regulations. Banks or individuals may be ordered to cease and desist from violations of law or other unsafe or unsound practices. The agencies have the power to impose civil money penalties against individuals or institutions of up to $1 million per day for certain egregious violations. Persons who are affiliated with depository institutions can be removed from any office held in that institution and banned from participating in the affairs of any financial institution. The banking regulators have not hesitated to use the enforcement authorities provided in federal law.

Capital Regulations

The federal bank regulatory authorities have adopted capital guidelines for banks and bank holding companies. In general, the authorities measure the amount of capital an institution holds against its assets. There are three major capital tests: (1) the Total Capital ratio (the total of Tier 1 Capital and Tier 2 Capital measured against risk-adjusted assets), (2) the Tier 1 Capital ratio (Tier 1 Capital measured against risk-adjusted assets) and (3) the leverage ratio (Tier One Capital measured against total (i.e., non-risk-weighted) assets).

Tier 1 Capital consists of common equity, retained earnings and a limited amount of qualifying preferred stock, less goodwill and certain core deposit intangibles. Tier 2 Capital consists of non-qualifying preferred stock, qualifying subordinated, perpetual, and/or mandatory convertible debt, term subordinated debt and intermediate term preferred stock and up to 45% of the pretax unrealized holding gains on available-for-sale equity securities with readily determinable market values that are prudently valued, and a limited amount of any loan loss allowance.

In measuring the adequacy of capital, assets are generally weighted for risk. Certain assets, such as cash and United States government securities, have a zero risk weighting. Others, such as commercial and consumer loans, have a 100% risk weighting. Risk weightings are also assigned for off-balance sheet items such as loan commitments. The various items are multiplied by the appropriate risk-weighting to determine risk-adjusted assets for the capital calculations. For the leverage ratio mentioned above, assets are not risk-weighted.

The federal bank regulatory authorities recently proposed two new risk-based capital rules. The first, popularly known as “Basel II,” would impose complex new requirements on the largest United States banking organizations, those with assets in excess of $250 billion or foreign exposures in excess of $10 billion. The other, known as “Basel IA,” would revise the current risk-based capital rules to which Security Bank and the Banks are subject in a way intended to provide a measure of equivalence to the Basel II rules. The proposals currently are subject to public comment. The proposed rules are written so as to take effect in 2009, but we cannot predict whether the final rules in fact will do so. The proposed rules address only risk-based capital requirements. Public statements from the federal bank regulatory authorities indicate that the current leverage ratio requirement will remain in place, as will the prompt corrective action regime discussed immediately below.

FDICIA & Prompt Corrective Action

The Federal Deposit Insurance Corporation Improvement Act of 1991, or FDICIA, established a “prompt corrective action” program in which every bank is placed in one of five regulatory categories, depending primarily on its regulatory capital levels. The federal bank regulatory authorities must take “prompt corrective action” in respect of depository institutions that do not meet minimum capital requirements. There are five capital tiers for financial institutions: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” Under these regulations, a bank will be:

•

“well capitalized” if it has a Total Capital ratio of 10% or greater, a Tier 1 Capital ratio of 6% or greater, a leverage ratio of 5% or better – or 4% in certain circumstances – and is not subject to any written agreement, order, capital directive, or prompt corrective action directive by a federal bank regulatory agency to meet and maintain a specific capital level for any capital measure;

•

“adequately capitalized” if it has a Total Capital ratio of 8% or greater, a Tier 1 Capital ratio of 4% or greater, and a leverage ratio of 4% or greater – or 3% in certain circumstances – and is not well capitalized;

•	“undercapitalized” if it has a Total Capital ratio of less than 8%, a Tier 1 Capital ratio of less than 4% – or 3% in certain circumstances;

•	“significantly undercapitalized” if it has a Total Capital ratio of less than 6% or a Tier 1 Capital ratio of less than 3%, or a leverage ratio of less than 3%; or

•	“critically undercapitalized” if its tangible equity is equal to or less than 2% of average quarterly tangible assets.

The regulations also establish procedures for “downgrading” an institution to a lower capital category based on supervisory factors other than capital. Specifically, a federal bank regulatory agency may, after notice and an opportunity for a hearing, reclassify a well-capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category if the institution is operating in an unsafe or unsound condition or engaging in an unsafe or unsound practice. The FDIC may not, however, reclassify a significantly undercapitalized institution as critically undercapitalized.

Federal law generally prohibits a depository institution from making any capital distribution, including the payment of a dividend or paying any management fee to its holding company if the depository institution would be undercapitalized as a result. Undercapitalized depository institutions may not accept brokered deposits absent a waiver from the FDIC, are subject to growth limitations and are required to submit a capital restoration plan for approval. For a capital restoration plan to be acceptable, the depository institution’s parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of 5% of the depository institution’s total assets at the time it became undercapitalized, and the amount necessary to bring the institution into compliance with applicable capital standards. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. If the controlling holding company fails to fulfill its obligations under this law and files, or has filed against it, a petition under the federal Bankruptcy Code, the FDIC claim related to the holding company’s obligations would be entitled to a priority in such bankruptcy proceeding over third party creditors of the bank holding company.

Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

At March 31, 2007, Security Bank exceeded the minimum Tier 1, risk-based and leverage ratios and qualified as “well-capitalized” under current Federal Reserve Board criteria. As of March 31, 2006, Security Bank had Tier 1 Capital and Total Capital of approximately 9.61% and 10.73%, respectively, of risk-weighted assets. As of March 31, 2007, Security Bank had a leverage ratio of Tier 1 Capital to total average assets of approximately 9.70%.

The guidelines also provide that institutions experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Higher capital may be required in individual cases, depending upon a bank or bank holding company’s risk profile. All bank holding companies and banks are expected to hold capital commensurate with the level and nature of their risks, including the volume and severity of their problem loans. Lastly, the Federal Reserve’s guidelines indicate that the Federal Reserve will continue to consider a “Tangible Tier 1 Leverage Ratio,” calculated by deducting all intangibles, in evaluating proposals for expansion or new activity.

Cross-Default Liability

Under the Federal Deposit Insurance Act, or the FDIA, an insured depository institution that is under common control with another insured depository institution is generally liable for (1) any loss incurred, or reasonably anticipated to be incurred, by the FDIC in connection with the default of the commonly controlled institution or (2) any assistance provided by the FDIC to any commonly controlled institution that is in danger of default. The term “default” is defined to mean the appointment of a conservator or receiver for such institution and “in danger of default” is defined generally as the existence of certain conditions indicating that a “default” is likely to occur in the absence of regulatory assistance. Thus, if applicable, one of the Banks could incur liability to the FDIC pursuant to this statutory provision in the event of the default of another bank or insured depository institution that Security Bank owns or controls. Such liability is subordinated in right of payment to deposit liabilities, secured obligations, any other general or senior liability, and any obligation subordinated to depositors or other general creditors, other than obligations owed to any affiliate of the depository institution (with certain exceptions) and any obligations to shareholders in such capacity. Security Bank currently controls six banks.

Standards for Safety and Soundness

The FDIA requires the federal bank regulatory agencies to prescribe, by regulation or guideline, operational and managerial standards for all insured depository institutions relating to: (1) internal controls, information systems and internal audit systems; (2) loan documentation; (3) credit underwriting; (4) interest rate risk exposure; and (5) asset growth. The agencies also must prescribe standards for asset quality, earnings and stock valuation, as well as standards for compensation, fees and benefits. The federal bank regulatory authorities have adopted regulations and Interagency Guidelines Prescribing Standards for Safety and Soundness (“Safety and Soundness Guidelines”) to implement these required standards. The Safety and Soundness Guidelines set forth the safety and soundness standards that the federal bank regulatory authorities use to identify and address problems at insured depository institutions before capital becomes impaired. Under the regulations, if the FDIC determines that the bank fails to meet any standards prescribed by the Safety and Soundness Guidelines, the agency may require the bank to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDIC. The final regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

Deposit Insurance Assessments

The Banks’ deposits are insured by the FDIC and thus the Banks are subject to FDIC deposit insurance assessments. The FDIC utilizes a risk-based deposit insurance premium scheme to determine the assessment rates for insured depository institutions. Each financial institution is assigned to one of three capital groups: well capitalized, adequately capitalized, or undercapitalized.

In November 2006, the FDIC adopted final regulations that set the deposit insurance assessment rates that took effect in 2007. The FDIC uses a risk-based assessment system that assigns insured depository institutions to one of four risk categories based on three primary sources of information: (1) supervisory risk ratings for all institutions, (2) capital ratios for most institutions, and (3) long-term debt issuer ratings for large institutions that have such ratings. The new premium rate structure imposes a minimum assessment of from five to seven cents for every $100 of domestic deposits on institutions that are assigned to the lowest risk category. This category is expected to encompass substantially all insured institutions, including the Banks. A one time assessment credit is available to offset up to 100% of the 2007 assessment. Any remaining credit can be used to offset up to 90% of subsequent annual assessments through 2010. For institutions assigned to higher risk categories, the premium that took effect in 2007 ranges from ten cents to 43 cents per $100 of deposits.

The FDIC also collects a deposit-based assessment from insured financial institutions on behalf of The Financing Corporation (FICO). The funds from these assessments are used to service debt issued by FICO in its capacity as a financial vehicle for the Federal Savings & Loan Insurance Corporation. The FICO assessment rate is set quarterly and in 2006 ranged from 1.32 cents to 1.24 cents per $100 of assessable deposits. For the first quarter of 2007, the FICO assessment rate is 1.22 cents per $100 of assessable deposits.

Mortgage Banking Regulation

Fairfield Financial Services, Inc. is regulated as a “notificant” by the GDBF as it is a wholly owned subsidiary of a federally insured bank. It is also qualified as a Fannie Mae and Freddie Mac seller/servicer and must meet the requirements of such corporations and of the various private parties with which it conducts business, including warehouse lenders and those private entities to which it sells mortgage loans.

Anti-Tying Restrictions

Under amendments to BHCA and Federal Reserve regulations, a bank is prohibited from engaging in certain tying or reciprocity arrangements with its customers. In general, a bank may not extend credit, lease, sell property, or furnish any services or fix or vary the consideration for these on the condition that (1) the customer obtain or provide some additional credit, property, or services from or to the bank, the bank holding company or subsidiaries thereof or (2) the customer may not obtain some other credit, property, or services from a competitor, except to the extent reasonable conditions are imposed to assure the soundness of the credit extended. Certain arrangements are permissible: a bank may offer combined-balance products and may otherwise offer more favorable terms if a customer obtains two or more traditional bank products; and certain foreign transactions are exempt from the general rule. A bank holding company or any bank affiliate also is subject to anti-tying requirements in connection with electronic benefit transfer services.

Community Reinvestment Act

The Banks are subject to the provisions of the Community Reinvestment Act of 1977, as amended (the CRA), and the federal bank regulatory agencies’ related regulations. Under the CRA, all banks and thrifts have a continuing and affirmative obligation, consistent with safe and sound operation, to help meet the credit needs for their entire communities, including low – and moderate-income neighborhoods. The CRA requires a depository institution’s primary federal regulator, in connection with its examination of the institution or its evaluation of certain regulatory applications, to assess the institution’s record in assessing and meeting the credit needs of the community served by that institution, including low- and moderate-income neighborhoods. The regulatory agency’s assessment of the institution’s record is made available to the public.

Current CRA regulations rate institutions based on their actual performance in meeting community credit needs. Following the most recent CRA examination which occurred for each Bank in either 2004 or 2005, the Banks received a “satisfactory” rating.

Privacy and Data Security

The Gramm-Leach-Bliley Act imposed new requirements on financial institutions with respect to consumer privacy. The statute generally prohibits disclosure of consumer information to non-affiliated third parties unless the consumer has been given the opportunity to object and has not objected to such disclosure. Financial institutions are further required to disclose their privacy policies to consumers annually. Financial institutions, however, will be required to comply with state law if it is more protective of consumer privacy than the Gramm-Leach-Bliley Act. The statute also directed federal regulators, including the Federal Reserve and the FDIC, to prescribe standards for the security of consumer information. Security Bank and the Banks are subject to such standards, as well as standards for notifying consumers in the event of a security breach.

Consumer Regulations

Activities of the Banks are subject to a variety of statutes and regulations designed to protect consumers, such as including the Fair Credit Reporting Act, Equal Credit Opportunity Act, and Truth-in-Lending Act. Interest and other charges collected or contracted for by the Banks are also subject to state usury laws and certain other federal laws concerning interest rates. The Banks’ loan operations are also subject to federal laws and regulations applicable to credit transactions. Together, these laws and regulations include provisions that:

•	govern disclosures of credit terms to consumer borrowers;

•

require financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	prohibit discrimination on the basis of race, creed, or other prohibited factors in extending credit;

•	govern the use and provision of information to credit reporting agencies; and

•	govern the manner in which consumer debts may be collected by collection agencies.

The deposit operations of the Banks are also subject to laws and regulations that:

•	impose a duty to maintain the confidentiality of consumer financial records and prescribe procedures for complying with administrative subpoenas of financial records; and

•	govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Anti-Money Laundering and Anti-Terrorism Legislation

In the wake of the tragic events of September 11th, on October 26, 2001, the President signed the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“USA PATRIOT”) Act of 2001. Under the USA PATRIOT Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and “know your customer” standards in their dealings with foreign financial institutions and foreign customers. For example, the enhanced due diligence policies, procedures, and controls generally require financial institutions to take reasonable steps:

•	to conduct enhanced scrutiny of account relationships to guard against money laundering and report any suspicious transaction;

•

to ascertain the identity of the nominal and beneficial owners of, and the source of funds deposited into, each account as needed to guard against money laundering and report any suspicious transactions;

•

to ascertain for any foreign bank, the shares of which are not publicly traded, the identity of the owners of the foreign bank, and the nature and extent of the ownership interest of each such owner; and

•	to ascertain whether any foreign bank provides correspondent accounts to other foreign banks and, if so, the identity of those foreign banks and related due diligence information.

The USA PATRIOT Act requires financial institutions to establish anti-money laundering programs. The USA PATRIOT Act sets forth minimum standards for these programs, including:

•	the development of internal policies, procedures and controls;

•	the designation of a compliance officer;

•	an ongoing employee training program; and

•	an independent audit function to test the programs.

In addition, the USA PATRIOT Act authorizes the Secretary of the Treasury to adopt rules increasing the cooperation and information sharing between financial institutions, regulators and law enforcement authorities regarding individuals, entities and organizations engaged in, or reasonably suspected based on credible evidence of engaging in, terrorist acts or money laundering activities. Any financial institution complying with these rules will not be deemed to have violated the privacy provisions of the Gramm-Leach-Bliley Act, as discussed above.

Commercial Real Estate Lending and Concentrations

On December 12, 2006, the federal bank regulatory agencies released Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices (the Guidance). The Guidance, which was issued in response to the agencies’ concern that rising CRE concentrations might expose institutions to unanticipated earnings and capital volatility in the event of adverse changes in the commercial real estate market, reinforces existing regulations and guidelines for real estate lending and loan portfolio management.

Highlights of the Guidance include the following:

•

The agencies have observed that CRE concentrations have been rising over the past several years with small to mid-size institutions showing the most significant increase in CRE concentrations over the last decade. However, some institutions’ risk management practices are not evolving with their increasing CRE concentrations, and therefore, the Guidance reminds institutions that strong risk management practices and appropriate levels of capital are important elements of a sound CRE lending program.

•

The Guidance applies to national banks and state chartered banks and is also broadly applicable to bank holding companies. For purposes of the Guidance, CRE loans include loans for land development and construction, other land loans and loans secured by multifamily and nonfarm residential properties. The definition also extends to loans to real estate investment trusts and unsecured loans to developers if their performance is closely linked to the performance of the general CRE market.

•

The agencies recognize that banks serve a vital role in their communities by supplying credit for business and real estate development. Therefore, the Guidance is not intended to limit banks’ CRE lending. Instead, the Guidance encourages institutions to identify and monitor credit concentrations, establish internal concentration limits, and report all concentrations to management and the board of directors on a periodic basis.

•

The agencies recognized that different types of CRE lending present different levels of risk, and therefore, institutions are encouraged to segment their CRE portfolios to acknowledge these distinctions. However, the CRE portfolio should not be divided into multiple sections simply to avoid the appearance of risk concentration.

•

Institutions should address the following key elements in establishing a risk management framework for identifying, monitoring, and controlling CRE risk: (1) board of directors and management oversight; (2) portfolio management; (3) management information systems; (4) market analysis; (5) credit underwriting standards; (6) portfolio stress testing and sensitivity analysis; and (7) credit review function.

•

As part of the ongoing supervisory monitoring processes, the agencies will use certain criteria to identify institutions that are potentially exposed to significant CRE concentration risk. An institution that has experienced rapid growth in CRE lending, has notable exposure to a specific type of CRE, or is approaching or exceeds specified supervisory criteria may be identified for further supervisory analysis.

Security Bank believes that the Guidance is applicable to it, as it has a concentration in CRE loans. Security Bank and its board of directors have discussed the Guidance and believe that that Security Bank’s underwriting policy, management information systems, independent credit administration process and monthly monitoring of real estate loan concentrations will be sufficient to address the Guidance.

Allowance for Loan and Lease Losses

On December 13, 2006, the federal bank regulatory agencies released Interagency Policy Statement on the Allowance for Loan and Lease Losses (ALLL), which revises and replaces the banking agencies’ 1993 policy statement on the ALLL. The revised statement was issued to ensure consistency with generally accepted accounting principles (GAAP) and more recent supervisory guidance. The revised statement extends the applicability of the policy to credit unions. Additionally, the agencies issued 16 FAQs to assist institutions in complying with both GAAP and ALLL supervisory guidance.

Highlights of the revised statement include the following:

•

The revised statement emphasizes that the ALLL represents one of the most significant estimates in an institution’s financial statements and regulatory reports and that an assessment of the appropriateness of the ALLL is critical to an institution’s safety and soundness.

•

Each institution has a responsibility to develop, maintain, and document a comprehensive, systematic, and consistently applied process for determining the amounts of the ALLL. An institution must maintain an ALLL that is sufficient to cover estimated credit losses on individual impaired loans as well as estimated credit losses inherent in the remainder of the portfolio.

•

The revised statement updates the previous guidance on the following issues regarding ALLL: (1) responsibilities of the board of directors, management, and bank examiners; (2) factors to be considered in the estimation of ALLL; and (3) objectives and elements of an effective loan review system.

•

The agencies recognize that institutions may not have sufficient time to bring their ALLL processes and documentation into full compliance with the revised guidance for 2006 year end reporting purposes. However, these changes and enhancements should be completed near term.

Security Bank and its board of directors have discussed the revised statement and believe that the Security Bank’s ALLL methodology is comprehensive, systematic, and that it is consistently applied across Security Bank. Security Bank believes its management information systems, independent credit administration process, policies and procedures are sufficient to address the guidance.

Fiscal and Monetary Policy

Banking is a business that depends on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank’s earnings. Thus, Security Bank’s earnings and growth and that of the Bank will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve, and the reserve requirements on deposits.

These policies have a direct effect on the amount of the Bank’s loans and deposits and on the interest rates charged on loans and paid on deposits, with the result that federal policies may have a material effect on earnings of the Bank. Policies that are directed toward changing the supply of money and credit and raising or lowering interest rates may have an effect on the Bank’s earnings. We cannot predict the conditions in the national and international economies and money markets, the actions and changes in policy by monetary and fiscal authorities, or their effect on the Company or the Banks.

We are required to comply with various corporate governance and financial reporting requirements under the Sarbanes-Oxley Act of 2002, as well as rules and regulations adopted by the SEC, the Public Company Accounting Oversight Board and Nasdaq. In particular, Security Bank is required to include management and independent auditor reports on internal controls as part this proxy statement-prospectus pursuant to Section 404 of the Sarbanes-Oxley Act. Security Bank has evaluated their controls, including compliance with the SEC rules on internal controls, and has and expect to continue to spend significant amounts of time and money on compliance with these rules. Their failure to comply with these internal control rules may materially adversely affect their reputation, ability to obtain the necessary certifications to financial statements, and the values of their securities. The assessments of financial reporting controls as of December 31, 2006 are included elsewhere in the proxy statement-prospectus with no material weaknesses reported.

OTHER MATTERS

First Commerce’s management is not aware of any other matters to be brought before the special shareholders’ meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed forms of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

SHAREHOLDER PROPOSALS

Security Bank

If the merger is completed, shareholders of First Commerce will become shareholders of Security Bank. For any shareholder proposal to be considered for inclusion in Security Bank’s proxy statement and proxy for the 2008 annual meeting of shareholders, Security Bank has to receive the written proposal at its principal executive office no later than [            ], 2007. Any shareholder proposal not received at Security Bank’s principal office by [            ], 2008, which is 45 calendar days before the one-year anniversary of the date Security Bank mailed its proxy statement to shareholders for the 2007 annual meeting, will be considered untimely and, if presented at the 2008 annual meeting of shareholders, the proxy holders will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by Rule 14a-4(c) under the Exchange Act.

First Commerce

First Commerce will hold its 2007 annual meeting only if the merger is not consummated. In order to be eligible for inclusion in the proxy materials for the 2007 annual meeting of shareholders, a shareholder proposal to take action at that meeting must be received at First Commerce’s headquarters at 9001 Hospital Drive, Douglasville, Georgia 30134, Attention: Tom Richey, on or before July 1, 2007.

EXPERTS

The Security Bank consolidated financial statements and schedules as of December 31, 2006 and for each of the years in the three-year period ended December 31, 2006 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 has been incorporated in this proxy statement-prospectus in reliance upon the reports of McNair, McLemore, Middlebrooks & Co., LLP, independent registered public accounting firm, which is incorporated by reference into this proxy statement-prospectus, and has been so incorporated in reliance upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The legality and validity of shares of Security Bank common stock being offered hereby is being passed upon for Security Bank by Alston & Bird LLP. Alston & Bird LLP will also opine as to certain federal income tax consequences of the merger. Certain additional legal matters relating to First Commerce are being passed upon by Troutman Sanders LLP. In addition, Troutman Sanders LLP will opine as to certain federal income tax consequences of the exchange in the recapitalization of First Commerce warrants for shares of First Commerce common stock prior to the merger.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Security Bank is a publicly traded company and is required to file certain reports, proxy statements and other information with the SEC. The SEC maintains a web site on the Internet that contains reports, proxy statements and other information about public companies, including Security Bank. The address of that site is www.sec.gov. You may also read and copy any materials filed with the SEC by Security Bank or First Commerce at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Security Bank has filed a registration statement on Form S-4 with the SEC that registers the Security Bank common stock to be issued in the merger. This proxy statement-prospectus is a part of that registration statement and constitutes a prospectus of Security Bank and a proxy statement of First Commerce for the special meeting.

This proxy statement-prospectus does not contain all of the information in the registration statement. Please refer to the registration statement for further information about Security Bank and First Commerce and the Security Bank common stock to be issued in the merger. Statements contained in this proxy statement-prospectus concerning the provisions of certain documents included in the registration statement are not necessarily complete. A complete copy of each document is filed as an exhibit to the registration statement. You may obtain copies of all or any part of the registration statement, including exhibits thereto, upon payment of the prescribed fees, at the offices of the SEC listed above.

Security Bank has supplied all of the information contained in this proxy statement-prospectus relating to Security Bank and its subsidiary banks. First Commerce has supplied all of the information relating to First Commerce and First Commerce Bank.

This proxy statement-prospectus incorporates by reference important business and financial information about Security Bank that is not included in or delivered with the proxy statement-prospectus. That information is available without charge upon your request to:

Security Bank Corporation

Attn: Chief Financial Officer

4219 Forsyth Road

Macon, Georgia 31210

Telephone: (478) 722-6200

You should make your request before [            ], 2007 in order to receive the information prior to the meeting.

Appendix A

AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN

SECURITY BANK CORPORATION

AND

FIRST COMMERCE COMMUNITY BANKSHARES, INC.

Dated as of April 9, 2007

Preamble		A-1

ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER		A-1

1.1	Merger	A-1
1.2	Time and Place of Closing	A-1
1.3	Effective Time	A-1

ARTICLE 2 TERMS OF MERGER		A-2

2.1	Articles of Incorporation	A-2
2.2	Bylaws	A-2
2.3	Directors and Officers	A-2

ARTICLE 3 MANNER OF CONVERTING SHARES		A-2

3.1	Conversion of Shares	A-2
3.2	Transactions Prior to Merger	A-3

ARTICLE 4 EXCHANGE OF SHARES		A-3

4.1	Exchange Procedures	A-3
4.2	Payment of Taxes	A-4
4.3	Rights of Former First Commerce Shareholders	A-4

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF FIRST COMMERCE		A-4

5.1	Organization, Standing, and Power	A-4
5.2	Authority of First Commerce; No Breach by Agreement	A-5
5.3	Capital Stock	A-5
5.4	First Commerce Subsidiaries	A-6
5.5	SEC Filings; Financial Statements	A-6
5.6	Absence of Undisclosed Liabilities	A-7
5.7	Loan and Investment Portfolios	A-7
5.8	Absence of Certain Changes or Events	A-8
5.9	Tax Matters	A-9
5.10	Allowance for Possible Loan Losses	A-9
5.11	Assets; Insurance	A-10
5.12	Intellectual Property	A-11
5.13	Environmental Matters	A-11
5.14	Compliance with Laws	A-12
5.15	Labor Relations	A-12
5.16	Employee Benefit Plans	A-12
5.17	Material Contracts	A-13
5.18	Legal Proceedings	A-14
5.19	Reports	A-14
5.20	Accounting, Tax and Regulatory Matters	A-14
5.21	Community Reinvestment Act	A-14
5.22	Privacy of Customer Information	A-14
5.23	Technology Systems	A-14
5.24	Bank Secrecy Act; Money Laundering	A-15
5.25	Corporate Documents	A-15
5.26	Fairness Opinion	A-15
5.27	Accuracy of Statements	A-15
5.28	Consent	A-15
5.29	First Commerce Disclosure Memorandum	A-15
5.30	Affiliate Agreements	A-15
5.31	Board Recommendation	A-16

A-i

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF SBKC		A-16

6.1	Organization, Standing and Power	A-16
6.2	Authority; No Breach by Agreement	A-16
6.3	Capital Stock	A-17
6.4	SBKC Subsidiaries	A-17
6.5	SEC Filings; Financial Statements	A-17
6.6	Legal Proceedings	A-17
6.7	Accounting, Tax and Regulatory Matters	A-18
6.8	Legality of SBKC Securities	A-18
6.9	Community Reinvestment Act	A-18
6.10	Bank Secrecy Act; Money Laundering	A-18
6.11	Accuracy of Statements	A-18
6.12	SBKC Disclosure Memorandum	A-18

ARTICLE 7 CONDUCT OF BUSINESS PENDING CONSUMMATION		A-18

7.1	Affirmative Covenants of Each Party	A-18
7.2	Negative Covenants of First Commerce	A-18
7.3	Negative Covenants of SBKC	A-20
7.4	Adverse Changes in Condition	A-20
7.5	Reports	A-20
7.6	Loan Portfolio Review	A-20

ARTICLE 8 ADDITIONAL AGREEMENTS		A-20

8.1	First Commerce Shareholder Approval; SBKC Registration Statement and Proxy Statement	A-20
8.2	Nasdaq Listing	A-21
8.3	Applications	A-21
8.4	Filings with State Offices	A-22
8.5	Agreement as to Efforts to Consummate	A-22
8.6	Investigation and Confidentiality	A-22
8.7	No Solicitations	A-22
8.8	Press Releases	A-23
8.9	Tax Treatment	A-23
8.10	Charter Provisions	A-23
8.11	Indemnification and Insurance	A-23
8.12	Employee Benefits and Contracts	A-24
8.13	Additional Payments	A-25

ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		A-25

9.1	Conditions to Obligations of Each Party	A-25
9.2	Conditions to Obligations of SBKC	A-26
9.3	Conditions to Obligations of First Commerce	A-27

ARTICLE 10 TERMINATION		A-28

10.1	Termination	A-28
10.2	Effect of Termination	A-29
10.3	Non-Survival of Representations and Covenants	A-29
10.4	Termination Payment	A-29
10.5	Reimbursement of Expenses	A-29

ARTICLE 11 MISCELLANEOUS		A-29

11.1	Definitions	A-29
11.2	Expenses	A-36

A-ii

11.3	Brokers and Finders	A-37
11.4	Entire Agreement	A-37
11.5	Amendments	A-37
11.6	Waivers	A-37
11.7	Assignment	A-37
11.8	Notices	A-38
11.9	Governing Law	A-38
11.10	Counterparts	A-38
11.11	Captions; Articles and Sections	A-38
11.12	Interpretations	A-38
11.13	Severability	A-39

A-iii

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of April 9, 2007, by and between SECURITY BANK CORPORATION (“SBKC”), a corporation organized under the laws of the State of Georgia, with its principal office located in Macon, Georgia, and FIRST COMMERCE COMMUNITY BANKSHARES, INC. (“First Commerce”), a corporation organized under the laws of the State of Georgia, with its principal office located in Douglasville, Georgia.

Preamble

The respective Boards of Directors of First Commerce and SBKC are of the opinion that the transactions described herein are in the best interests of the Parties to this Agreement and their respective shareholders. This Agreement provides for the merger of First Commerce with and into SBKC, with SBKC being the surviving corporation of the merger. As a result, the shareholders of First Commerce shall become shareholders of SBKC.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

Concurrently with the execution and delivery of this Agreement, as a condition and inducement to SBKC’s willingness to enter into this Agreement, certain of the directors and executive officers of First Commerce Common Stock have executed and delivered to SKBC an agreement in substantially the form of Exhibit A (the “Affiliate and Support Agreement”), pursuant to which they have agreed, among other things, subject to the terms of such Affiliate and Support Agreement, to vote the shares of First Commerce Common Stock held of record by such Persons or as to which they otherwise have sole voting power to approve and adopt this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1    Merger. Subject to the terms and conditions of this Agreement, First Commerce shall be merged with and into SBKC (the “Merger”) in accordance with the provisions of the Georgia Business Corporation Code (the “GBCC”). SBKC shall be the surviving corporation (the “Surviving Corporation”) resulting from the Merger and shall continue to be governed by the Laws of the State of Georgia, the SBKC Articles of Incorporation, and SBKC Bylaws. First Commerce owns 100% of the capital stock of First Commerce Community Bank (the “Bank”) which shall survive the Merger and become a wholly owned subsidiary of SBKC immediately following the Merger. Subject to compliance with the various conditions and requirements of this Agreement, the Merger shall be effective by the filing of the Articles of Merger with the Georgia Secretary of State in accordance with the applicable provisions of the GBCC.

1.2    Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at the office of Alston & Bird LLP, 1201 W. Peachtree Street, Atlanta, Georgia 30309, or at such location as may be mutually agreed upon by the Parties.

1.3    Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of Georgia (the “Effective Time”).

ARTICLE 2

TERMS OF MERGER

2.1    Articles of Incorporation. The Articles of Incorporation of SBKC in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation.

2.2    Bylaws. The Bylaws of SBKC in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

2.3    Directors and Officers.

(a)    The officers and directors of SBKC in office immediately prior to the Effective Time shall serve as the officers and directors of SBKC from and after the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be a director or officer or until their respective successors are duly elected and qualified, as the case may be.

(b)    The officers and directors of the Bank from and after the Effective Time shall consist of the officers and directors of the Bank immediately preceding the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be a director or officer or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE 3

MANNER OF CONVERTING SHARES

3.1    Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of SBKC and First Commerce or the shareholders of any of the foregoing, the shares and Equity Rights of the constituent corporations shall be converted as follows:

(a)    Each share of capital stock of SBKC issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b)    Subject to the conditions set forth herein, each First Commerce Stock Equivalent outstanding immediately prior to the Effective Time, other than shares held by First Commerce or Dissenting Shares, (collectively, the “Exchange Shares”) shall automatically be converted at the Effective Time into the right to receive a number of shares of SBKC Common Stock equal to a Pro Rata Share of the Stock Consideration. Such First Commerce Stock Equivalents to be converted are sometimes referred to herein as the “Outstanding First Commerce Shares.”

(c)    Notwithstanding any other provision of this Agreement, each holder of Outstanding First Commerce Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of SBKC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of SBKC Common Stock multiplied by the Average Trading Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

(d)    Each share of First Commerce Common Stock that is not an Outstanding First Commerce Share as of the Effective Time shall be canceled without consideration therefor.

(e)    No Dissenting Shares shall be converted in the Merger. All Dissenting Shares shall be canceled and the holders thereof shall thereafter have only such rights as are granted to dissenting shareholders under Article 13 of the GBCC; provided, however, that if any such shareholder fails to perfect his or her rights as a dissenting shareholder with respect to his or her Dissenting Shares in accordance with Article 13 of the GBCC or withdraws or loses such holder’s dissenters’ rights, such shares held by such shareholder shall, upon the happening of any such event, be treated the same as all other holders of First Commerce Common Stock who at the Effective Time held Outstanding First Commerce Shares.

3.2    Transactions Prior to Merger.

(a)    Immediately prior to the Effective Time, each organizer warrant listed in Section 3.2(a) of the First Commerce Disclosure Memorandum to purchase shares of First Commerce Common Stock (the “Warrants”) shall be exchanged for an amount of First Commerce Common Stock equal to (i) the Net Equivalent Value of the Warrant divided by (ii) the Merger Consideration per Share in a recapitalization of First Commerce qualifying for tax-free treatment under Section 368(a)(1)(E) of the Internal Revenue Code (the “Recapitalization”).

(b)    At the Effective Time and subject to any Consent from applicable Regulatory Authorities, First Commerce may cause the Bank to issue a special dividend in an aggregate amount not to exceed $3,160,808 to First Commerce and First Commerce may then cause such dividend to be paid to the holders of First Commerce Stock Equivalents, as of the Effective Time, on a pro rata basis.

ARTICLE 4

EXCHANGE OF SHARES

4.1    Exchange Procedures.

(a)    Prior to the Effective Time, SBKC shall select a transfer agent, bank or trust company to act as exchange agent (the “Exchange Agent”) to effect the delivery of the Merger Consideration to holders of First Commerce Common Stock. At the Effective Time, SBKC shall deliver the Merger Consideration to the Exchange Agent. Promptly following the Effective Time, the Exchange Agent shall send to each holder of Outstanding First Commerce Shares immediately prior to the Effective Time a letter of transmittal (the “Letter of Transmittal”) for use in exchanging certificates previously evidencing shares of First Commerce Common Stock (“Old Certificates”). The Letter of Transmittal will contain instructions with respect to the surrender of Old Certificates and the distribution of the Merger Consideration, which shall be deposited with the Exchange Agent by SBKC as of the Effective Time. If any certificates for shares of SBKC Common Stock are to be issued in a name other than that for which an Old Certificate surrendered or exchanged is issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable. Subject to applicable law and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property laws, upon surrender of his or her Old Certificates, the holder thereof shall be paid the consideration to which he or she is entitled. All such property, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered Old Certificates and unclaimed at the end of one year from the Effective Time, shall at such time be paid or redelivered by the Exchange Agent to SBKC, and after such time any holder of an Old Certificate who has not surrendered such certificate shall, subject to applicable laws and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property laws, look as a general creditor only to SBKC for payment or delivery of such property. In no event will any holder of First Commerce Common Stock exchanged in the Merger be entitled to receive any interest on any amounts held by the Exchange Agent or SBKC of the Merger Consideration.

(b)    As of the date hereof, First Commerce has provided a schedule to SBKC which sets forth the First Commerce stock options and warrants that are to be converted in the Merger as First Commerce Stock Equivalents pursuant to Section 3.1(b) above, which schedule, when verified by SBKC against copies of the agreements evidencing such stock options or warrants, shall be delivered by SBKC to the Exchange Agent. The Exchange Agent shall issue the consideration to such holder that is entitled under this Section 4.1(b) upon his or her compliance with the procedures set forth herein. First Commerce shall provide to SBKC prior to the Closing Date copies of all agreements evidencing all stock options and warrants listed on the schedule delivered to SBKC pursuant to this Section 4.1(b).

4.2    Payment of Taxes. The Exchange Agent (or, after the agreement with the Exchange Agent is terminated, SBKC) shall be entitled to deduct and withhold from any cash portion of the Merger Consideration (including cash in lieu of fractional shares of SBKC Common Stock) otherwise payable pursuant to this Agreement to any holder of First Commerce Common Stock such amounts as the Exchange Agent or SBKC, as the case may be, is required to deduct and withhold under the Internal Revenue Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment; provided, however, that the Exchange Agent or SBKC shall be entitled to deduct and withhold from any portion of the Merger Consideration from any holder of First Commerce Common Stock for such Taxes if such holder fails to properly execute a Form W-8 or Form W-9. To the extent the amounts are so withheld by the Exchange Agent or SBKC, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of First Commerce Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or SBKC, as the case may be.

4.3    Rights of Former First Commerce Shareholders. At the Effective Time, the stock transfer books of First Commerce shall be closed as to holders of First Commerce Common Stock immediately prior to the Effective Time and no transfer of First Commerce Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Old Certificate theretofore representing Outstanding First Commerce Shares shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 in exchange therefor. To the extent permitted by Law, former record holders of shares of First Commerce Common Stock shall be entitled to vote after the Effective Time at any meeting of SBKC shareholders the number of whole shares of SBKC Common Stock into which their respective shares of First Commerce Common Stock are converted, regardless of whether such holders have exchanged their Old Certificates for certificates representing SBKC Common Stock in accordance with the provisions of this Agreement.

Whenever a dividend or other distribution is declared by SBKC on the SBKC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of SBKC Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of SBKC Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Old Certificate representing First Commerce Common Stock until such holder surrenders such Old Certificate for exchange as provided in Section 4.1. However, upon surrender of such Old Certificate, the SBKC Common Stock certificate and any undelivered dividends and cash payment for fractional shares payable hereunder (without interest) shall be delivered and paid with respect to the shares represented by such Old Certificate.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF FIRST COMMERCE

First Commerce hereby represents and warrants to SBKC as follows:

5.1    Organization, Standing, and Power. First Commerce is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia and is duly registered as a bank holding company under the BHC Act, and the Bank is a bank duly organized, validly existing and in good standing under the Laws of the State of Georgia. Each of the First Commerce Entities has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Each of the First Commerce Entities is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. The minute book and other organizational documents for each of the First Commerce Entities have been made available to SBKC for its review and, except as disclosed in Section 5.1 of the First Commerce Disclosure Memorandum, accurately reflect all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

5.2    Authority of First Commerce; No Breach by Agreement.

(a)    First Commerce has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of First Commerce. Subject to the requisite approval by First Commerce’s shareholders and any applicable Consents of Regulatory Authorities, this Agreement represents a legal, valid, and binding obligation of First Commerce, enforceable against First Commerce in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)    Neither the execution and delivery of this Agreement by First Commerce, nor the consummation by First Commerce of the transactions contemplated hereby, nor compliance by First Commerce with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of First Commerce’s Articles of Incorporation or Bylaws or any resolution adopted by the Board of Directors or the shareholders of First Commerce that is currently in effect, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any First Commerce Entity under, any Contract or Permit of the First Commerce Entities, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to the First Commerce Entities (including any SBKC Entity or First Commerce Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any SBKC Entity or First Commerce Entity being reassessed or revalued by any Taxing authority).

(c)    Other than in connection or compliance with the provisions of the Securities Laws and applicable state, banking, corporate and securities Laws, and other than Consents required from Regulatory Authorities pursuant to Section 9.1(b) of this Agreement, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by First Commerce of the Merger and the other transactions contemplated in this Agreement.

5.3    Capital Stock.

(a)    The authorized capital stock of First Commerce consists of (i) 100,000,000 shares of $1.00 par value per share First Commerce Common Stock, of which 1,588,260 shares are issued and outstanding and (ii) 10,000,000 shares of no par value per share preferred stock, of which there are no shares issued and outstanding. All of the issued and outstanding shares of capital stock of First Commerce are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of First Commerce has been issued in violation of any preemptive rights of the current or past shareholders of First Commerce.

(b)    The authorized capital stock of the Bank consists of 1,000,000 shares of $5.00 par value per share common stock, of which 1,000,000 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of the Bank are duly and validly issued and outstanding and are fully paid and nonassessable, and none of the outstanding shares of capital stock of the Bank has been issued in violation of any preemptive rights.

(c)    Except as set forth in Section 5.3(a) and (b) of this Agreement or in Section 5.3(c) of the First Commerce Disclosure Memorandum, there are no shares of capital stock, preferred stock or other equity securities of First Commerce or the Bank outstanding and no outstanding Equity Rights relating to the capital stock of any First Commerce Entity. Any outstanding Equity Rights disclosed in Section 5.3(c) of the First Commerce Disclosure Memorandum will either be exercised or cancelled prior to the Closing.

5.4    First Commerce Subsidiaries. Except as described in Section 5.4 of the First Commerce Disclosure Memorandum: (i) First Commerce has no Subsidiaries other than the Bank and does not own, for its own account, any stocks, options, calls, warrants or rights to acquire stock or other equity in any partnership, limited liability company or corporation; (ii) First Commerce owns all of the issued and outstanding capital stock of the Bank; and (iii) all of such shares are held free and clear of any Lien.

5.5    SEC Filings; Financial Statements.

(a)    First Commerce complied with all Laws in effecting its going private and deregistration transaction, which is referred to herein as the “going private” transaction, in December, 2004. No shareholder exercised dissenters’ rights in connection with the transaction and there is no and was no Litigation pending or, to the Knowledge of First Commerce, threatened in connection with the transaction. Prior to the closing of the “going private” transaction, First Commerce had timely filed all SEC Documents required to be filed by First Commerce since December 31, 2002 (the “First Commerce SEC Reports”) until and through the closing of the “going private” transaction. The First Commerce SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such First Commerce SEC Reports or necessary in order to make the statements in such First Commerce SEC Reports, in light of the circumstances under which they were made, not misleading. The Bank is not required to file any SEC Documents.

(b)    First Commerce has delivered to SBKC copies of all First Commerce Financial Statements and will deliver to SBKC copies of all similar financial statements prepared subsequent to the date hereof. The First Commerce Financial Statements and any supplemental financial statements (as of the date thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, prepared in accordance with GAAP and in accordance with the books and records of First Commerce, which are and will be, as the case may be, complete and correct in all material respects and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly the financial position of First Commerce as of the dates indicated and the results of operation, changes in shareholders’ equity, and cash flows of First Commerce for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereof or, in the case of interim financial statements to the normal recurring year-end adjustments that are not material in any amount or effect), and (c) do not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All call and other regulatory reports have been filed on the appropriate form, and prepared in all material respects in accordance with such form’s instructions and the applicable rules and regulations of the regulating federal and/or state agency. As of the date of the latest balance sheet forming part of the First Commerce Financial Statements (the “First Commerce Latest Balance Sheet”), none of the First Commerce Entities has had, nor are any of such entities’ assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known or unknown, matured or unmatured) that is not reflected and adequately provided for in accordance with GAAP. No report, including any report filed with the SEC, the FDIC, the Georgia Department of Banking and Finance, the Federal Reserve Board or other banking regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of the First Commerce Entities since January 1, 2005, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No report, including any report filed with the SEC, the FDIC the Georgia Department of Banking and Finance, the Federal Reserve Board, or other banking regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of the First Commerce Entities to be filed or disseminated after the date of this Agreement will contain any untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. The First Commerce Financial Statements are supported by and consistent with the general ledger and detailed trial balances of investment securities, loans and commitments, depositors’ accounts and cash balances on deposit with other institutions, copies of which have been made available to SBKC. The First Commerce Entities have timely filed all reports and other documents required to be filed by them with the SEC, the FDIC, the Georgia Department of Banking and Finance, and the Federal Reserve Board.

(c)    Each of the First Commerce Entities maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls, which provide assurance that (A) transactions are executed with management’s authorization; (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of First Commerce in accordance with GAAP and to maintain accountability for First Commerce’s consolidated assets; (C) access to First Commerce’s assets is permitted only in accordance with management’s authorization; (D) the reporting of First Commerce’s assets is compared with existing assets at regular intervals and (E) accounts, notes and other receivables and assets are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(d)    Since January 1, 2002, none of the First Commerce Entities nor any current director, officer, nor to First Commerce’s Knowledge, any former officer or director or current or former employee, auditor, accountant or representative of the First Commerce Entities has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding a material weakness, significant deficiency or other defect or failure in the accounting or auditing practices, procedures, methodologies, or method of the First Commerce Entities or their respective internal accounting controls. No attorney representing the First Commerce Entities, whether or not employed by any of the First Commerce Entities, has reported evidence of a material violation (as such term is interpreted under Section 307 of the Sarbanes-Oxley Act and the SEC’s regulations thereunder) by the First Commerce Entities or any officers, directors, employees or agents of First Commerce’s Board of Directors or any committee thereof or to any director or officer of First Commerce.

5.6    Absence of Undisclosed Liabilities. First Commerce has no Liabilities of a nature required to be reflected on a consolidated balance sheet prepared in accordance with GAAP, except Liabilities that are accrued or reserved against in the consolidated balance sheet of First Commerce as of December 31, 2006, included in the First Commerce Financial Statements or reflected in the notes thereto. First Commerce has not incurred or paid any Liability since December 31, 2006, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and that are not reasonably likely to have, individually or in the aggregate, a First Commerce Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

5.7    Loan and Investment Portfolios. As of the date of this Agreement, all loans, discounts and financing leases reflected on the First Commerce Financial Statements were, and with respect to the First Commerce Financial Statements delivered as of the dates subsequent to the execution of this Agreement, will be as of the dates thereof, (i) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business, (ii) evidenced by genuine notes, agreements or other evidences of indebtedness and (iii) to the extent secured, have been secured by valid liens and security interests that have been perfected. Accurate lists of all loans, discounts and financing leases as of January 31, 2007 and on a monthly basis thereafter, and of the investment portfolios of the First Commerce Entities as of such date, have been and will be delivered to SBKC concurrently with the First Commerce Disclosure Memorandum. Except as specifically set forth in Section 5.7 of the First Commerce Disclosure Memorandum, no First Commerce Entity is a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) known by the First Commerce Entities to be otherwise in Default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by First

Commerce, the Bank, the FDIC or the Georgia Department of Banking and Finance, (iv) an obligation of any director, executive officer or 10% shareholder of any First Commerce Entity who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any Person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) in material violation of any Law.

5.8    Absence of Certain Changes or Events. Since December 31, 2006, except as disclosed in the First Commerce Financial Statements delivered prior to the date of this Agreement or in Section 5.8 of the First Commerce Disclosure Memorandum or as contemplated in this Agreement, including, but not limited to, Section 3.2 hereof (i) there have been no events, changes, or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a First Commerce Material Adverse Effect, (ii) First Commerce has not declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of First Commerce Common Stock and (iii) the First Commerce Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a breach or violation of any of the covenants and agreements of the First Commerce Entities provided in Article 7 of this Agreement. Except as may result from the transactions contemplated by this Agreement, none of the First Commerce Entities have, since the date of the First Commerce Financial Statements delivered prior to the date of this Agreement:

(a)    borrowed any money other than deposits or overnight fed funds or entered into any capital lease or leases; or, except in the ordinary course of business and consistent with past practices: (i) lent any money or pledged any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgaged or otherwise subjected to any Lien any of its assets, sold, assigned or transferred any of its assets in excess of $100,000 in the aggregate or (iv) incurred any other Liability or loss representing, individually or in the aggregate, over $100,000;

(b)    suffered over $100,000 in damage, destruction or loss to immovable or movable property, whether or not covered by insurance;

(c)    experienced any material adverse change in Asset concentrations as to customers or industries or in the nature and source of its Liabilities or in the mix or interest-bearing versus noninterest-bearing deposits;

(d)    had any customer with a loan or deposit balance of more than $500,000 terminate, or received notice of such customer’s intent to terminate, its relationship with a First Commerce Entity;

(e)    failed to operate its business in the ordinary course consistent with past practices, or failed to use reasonable efforts to preserve its business or to preserve the goodwill of its customers and others with whom it has business relations;

(f)    forgiven any debt owed to it in excess of $100,000, or canceled any of its claims or paid any of its noncurrent obligations or Liabilities;

(g)    made any capital expenditure or capital addition or betterment in excess of $100,000;

(h)    entered into any agreement requiring the payment, conditionally or otherwise, of any salary, bonus, extra compensation (including payments for unused vacation or sick time), pension or severance payment to any of its present or former directors, officers or employees, except such agreements as are terminable at will without any penalty or other payment by it or increased (except for increases of not more than 5% consistent with past practices) the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar payments) of any such person whose annual compensation would, following such increase, exceed $100,000;

(i)    except as required in accordance with GAAP, changed any accounting practice followed or employed in preparing the First Commerce Financial Statements;

(j)    entered into any agreement, contract or commitment to do any of the foregoing; or

(k)    authorized or issued any additional shares of First Commerce Common Stock, preferred stock, or Equity Rights.

5.9    Tax Matters.

(a)    All Tax Returns required to be filed by or on behalf of the First Commerce Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for all periods ended on or prior to the date hereof. All Taxes payable with respect to tax periods ending on or prior to the date hereof (whether or not shown on filed Tax Returns) have been fully and timely paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes. First Commerce’s income Tax Returns have never been audited by the IRS or state or local Taxing authority. None of the First Commerce Entities has had any of its other Tax Returns audited by a Taxing authority. All Taxes and other Liabilities due with respect to any and all completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the First Commerce Entities except for Liens for Taxes accrued but not yet payable. No Taxing authority has ever notified any First Commerce Entity of an obligation to file Tax Returns in any jurisdiction in which the applicable First Commerce Entity did not file Tax Returns of the type indicated prior to such time.

(b)    The First Commerce Entities have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(c)    The provision for any Taxes due or to become due for First Commerce for the period or periods through and including the date of the respective First Commerce Financial Statements that has been made and is reflected on such First Commerce Financial Statements is sufficient to cover all such Taxes.

(d)    All deferred Taxes of First Commerce have been provided for in the First Commerce Financial Statements in accordance with GAAP.

(e)    The First Commerce Entities are in compliance with, and their respective records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

(f)    None of the First Commerce Entities have experienced a change in ownership with respect to their respective stock, within the meaning of Section 382 of the Internal Revenue Code, other than the ownership change that will occur as a result of the transactions contemplated by this Agreement.

(g)    None of the First Commerce Entities have made any payments, are obligated to make any payments, or are a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code or any comparable provision of state Tax Law.

(h)    None of the First Commerce Entities are nor have they ever been a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c) or any comparable provisions of state Tax Law. None of the First Commerce Entities have been nor will they be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Effective Time.

5.10    Allowance for Possible Loan Losses. The allowance for possible loan or credit losses (the “Allowance”) shown on the First Commerce Latest Balance Sheet and the Allowance shown on the consolidated balance sheets of First Commerce as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the First Commerce Entities and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the First Commerce Entities as of the dates thereof. First Commerce also does not have any reason to believe that there are any facts or circumstances that are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the Allowances. Each of the Allowances reflected on the books of the First Commerce Entities at all time, from and after the date of the First Commerce Latest Balance Sheet is, and will be, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to First Commerce’s Knowledge, there are no facts or circumstances that are likely to require, in accordance with applicable regulatory guidelines or GAAP, a future material increase in any of such provisions for losses or a material decrease in any of the Allowances.

5.11    Assets; Insurance.

(a)    Except as disclosed or reserved against in the First Commerce Financial Statements delivered prior to the date of this Agreement, the First Commerce Entities have good and marketable title, free and clear of all Liens, to their respective Assets, except for (i) mortgages and encumbrances that secure indebtedness that is properly reflected in the First Commerce Financial Statements or that secure deposits of public funds as required by law; (ii) Liens for taxes accrued but not yet payable; (iii) Liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such Liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or Assets or the potential sale of any of such owned properties or Assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. All tangible properties used in the business of the First Commerce Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with such First Commerce Entities’ past practices. All Assets which are material to the First Commerce Entities’ business on a consolidated basis, held under leases or subleases by any of the First Commerce Entities, are held under valid Contracts enforceable against the First Commerce Entities in accordance with their respective terms (except as enforceability may be limited by applicable Bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

(b)    The First Commerce Entities have paid all amounts due and payable under any insurance policies and guarantees applicable to the First Commerce Entities and their Assets and operations; all such insurance policies and guarantees are in full force and effect, and all the First Commerce Entities’ properties are insured against fire, casualty, theft, loss, and such other events against which it is customary to insure, all such insurance policies being in amounts and with deductibles that are adequate and are consistent with past practice and experience. None of the First Commerce Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $10,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any First Commerce Entity under such policies.

(c)    With respect to each lease of any real property or personal property to which any First Commerce Entity is a party (whether as lessee or lessor), except for financing leases in which a First Commerce Entity is lessor, (i) such lease is in full force and effect in accordance with its terms by the First Commerce Entity; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid by the First Commerce Entity; (iii) there exists no Default under such lease by the First Commerce Entity; and (iv) the Merger will not constitute a Default or a cause for termination or modification of such lease.

(d)    First Commerce has no legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its Assets or to sell or dispose of any of its Assets except in the ordinary course of business consistent with past practices.

(e)    The First Commerce Entities’ Assets include all material Assets required to operate the business of the First Commerce Entities as presently conducted.

5.12    Intellectual Property. The First Commerce Entities own or have a license to use all of the Intellectual Property used by the First Commerce Entities in the course of their business. The First Commerce Entities are the owner of or have a license to any Intellectual Property sold or licensed to a third party by the First Commerce Entities in connection with the First Commerce Entities’ business operations, and the First Commerce Entities have the right to convey by sale or license any Intellectual Property so conveyed. The First Commerce Entities have not received notice of Default under any of their Intellectual Property licenses. No proceedings have been instituted, or are pending or, to the Knowledge of First Commerce, threatened, that challenge the rights of the First Commerce Entities with respect to Intellectual Property used, sold or licensed by the First Commerce Entities in the course of their business, nor has any person claimed or alleged in writing any rights to such Intellectual Property. The conduct of the First Commerce Entities’ business does not infringe any Intellectual Property of any other person. The First Commerce Entities are not obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. No officer, director or employee of the First Commerce Entities is a party to any Contract that restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any First Commerce Entity.

5.13    Environmental Matters.

(a)    The First Commerce Entities, their Participation Facilities, and their Operating Properties are, and have been, in compliance with all Environmental Laws.

(b)    There is no Litigation pending or, to the Knowledge of First Commerce, threatened before any court, governmental agency, or authority or other forum in which the First Commerce Entities or any of their Operating Properties or Participation Facilities (or First Commerce in respect of such Operating Property or Participation Facility) has been or, with respect to overtly threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the Release into the indoor or outdoor Environment of any Hazardous Material, whether or not occurring in, at, on, under, about, adjacent to, or affecting (or potentially affecting) an Asset currently or formerly owned, leased, or operated by the First Commerce Entities or any of their Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.

(c)    During the period of (i) the First Commerce Entities’ ownership or operation of any of its Assets, (ii) the First Commerce Entities’ participation in the management of any Participation Facility, or (iii) the First Commerce Entities’ First Commerce of a security interest in a Operating Property, there has been no Release of any Hazardous Material in, at, on, under, about, adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of (i) the First Commerce Entities’ ownership or operation of any of its Assets, (ii) the First Commerce Entities’ participation in the management of any Participation Facility, or (iii) the First Commerce Entities’ First Commerce of a security interest in an Operating Property, there was no Release of any Hazardous Material in, at, on, under, about, or affecting any such property, Participation Facility or Operating Property. No lead-based paint or asbestos in any form is present in, at, on, under, about, or affecting (or potentially affecting) any Asset.

(d)    The First Commerce Entities have delivered to SBKC true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the First Commerce Entities pertaining to Hazardous Materials in, at, on, under, about, or affecting (or potentially affecting) any Asset, or concerning compliance by the First Commerce Entities or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

(e)    There are no aboveground or underground storage tanks, whether in use or closed, in, at, on, under any Asset. Section 5.13(e) of the First Commerce Disclosure Memorandum contains a detailed description of all above-ground or underground storage tanks removed by or on behalf of the First Commerce Entities at or from any Asset. Any such tank removals were performed in accordance with Environmental Laws and no soil or groundwater contamination resulted from the operation or removal of such tanks.

5.14    Compliance with Laws. The Bank is a state bank whose deposits are and will at the Effective Time be insured by the FDIC and has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. None of the First Commerce Entities are:

(a)    in Default under any of the provisions of their respective Articles of Incorporation or Bylaws (or other governing instruments);

(b)    in Default under any Laws, Orders, or Permits applicable to their business or employees conducting their respective businesses; or

(c)    since January 1, 2005, in receipt of any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any First Commerce Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits or (iii) requiring any First Commerce Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its respective business or in any manner relates to capital adequacy, credit or reserve policies or management.

Copies of all reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to SBKC.

5.15    Labor Relations. The First Commerce Entities are not a party to any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization or other employee representative to wages or conditions of employment, nor are the First Commerce Entities party to any collective bargaining agreement, nor is there any pending or threatened strike, slowdown, picketing, work stoppage or other labor dispute involving any First Commerce Entity. To the Knowledge of First Commerce, there is no activity involving any of the First Commerce Entities’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

5.16    Employee Benefit Plans.

(a)    The First Commerce Entities have listed in Section 5.16 of the First Commerce Disclosure Memorandum, and have delivered or made available to SBKC prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, employee stock ownership, deferred compensation, stock option, warrant, employee stock ownership, severance pay, vacation, cash or stock bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by the First Commerce Entities or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “First Commerce Benefit Plans”). Any of the First Commerce Benefit Plans that is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “First Commerce ERISA Plan.” No First Commerce ERISA Plan is intended to be qualified under Section 401(a) of the Internal Revenue Code.

(b)    All First Commerce Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws. The First Commerce Entities have not engaged in a transaction with respect to any First Commerce Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the First Commerce Entities to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

(c)    The First Commerce Entities have no Liability for retiree health and retiree life benefits under any of the First Commerce Benefit Plans and there are no restrictions on the rights of the First Commerce Entities to amend or terminate any such retiree health or retiree life benefit Plan without incurring any Liability thereunder.

(d)    Except for shareholder approval of exempt payments to a certain executive officer, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of the First Commerce Entities from any of the First Commerce Entities under any First Commerce Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any First Commerce Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(e)    The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of the First Commerce Entities and their respective beneficiaries have been fully reflected on the First Commerce Financial Statements to the extent required by and in accordance with GAAP.

(f)    Each nonqualified deferred compensation plan, within the meaning of Section 409A of the Internal Revenue Code, maintained by the First Commerce Entities on or after January 1, 2005, has been operated in compliance with the requirements of Section 409A (or an available exemption therefrom) such that amounts of compensation deferred thereunder will not be includible in gross income under Section 409A prior to the distribution of benefits in accordance with the terms of the plan and will not be subject to the additional tax under Section 409A(a)(1)(B)(ii).

5.17    Material Contracts. Except as disclosed in Section 5.17 of the First Commerce Disclosure Memorandum or otherwise reflected in the First Commerce Financial Statements, neither the First Commerce Entities nor any of their respective Assets, businesses, or operations that they are a party to, or are bound or affected by, or receive benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by any First Commerce Entity or the guarantee by any First Commerce Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract that prohibits or restricts the First Commerce Entities, its directors or employees from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course of business with customers), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by the First Commerce Entities, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $100,000), (vii) any indemnification or exculpatory Contract with any director, officer or employee, other than as provided in First Commerce’s articles of incorporation and bylaws, and (viii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet that is a financial derivative Contract (the “First Commerce Contracts”). With respect to each First Commerce Contract and except as disclosed in Section 5.17 of the First Commerce Disclosure Memorandum: (i) the Contract is in full force and effect against the applicable First Commerce Entity; (ii) the First Commerce Entity is not in Default thereunder; (iii) the First Commerce Entity has not repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is in Default in any respect, or has repudiated or waived any material provision thereunder. All of the indebtedness of the First Commerce Entities for money borrowed is prepayable at any time by the First Commerce Entities without penalty or premium.

5.18    Legal Proceedings. There is no Litigation instituted, pending or overtly threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of a material unfavorable outcome) against the First Commerce Entities, or against any employee benefit plan of the First Commerce Entities, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any First Commerce Entity. Section 5.18 of the First Commerce Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any First Commerce Entity is a party and that names any First Commerce Entity as a defendant or cross-defendant or for which any First Commerce Entity has any potential Liability in excess of $50,000. There is no Litigation pending or to the Knowledge of First Commerce threatened against any officer, director, advisory director or employee of the First Commerce Entities in each case by reason of any person being or having been an officer, director, advisory director or employee of the First Commerce Entities.

5.19    Reports. Since December 31, 2005, the First Commerce Entities have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.20    Accounting, Tax and Regulatory Matters. First Commerce has not taken or agreed to take any action and has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

5.21    Community Reinvestment Act. the First Commerce Entities have complied in all material respects with the provisions of the Community Reinvestment Act (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory,” has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

5.22    Privacy of Customer Information.

(a)    The Bank is the sole owner or, in the case of participated loans, a co-owner with the other participant(s), of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to the SBKC Entities pursuant to this Agreement and the other transactions contemplated hereby. For purposes of this Section 5.22, “IIPI” shall include any information relating to an identified or identifiable natural person.

(b)    The collection and use of such IIPI by the Bank, the transfer of such IIPI to the SBKC Entities, and the use of such IIPI by the SBKC Entities as contemplated by this Agreement complies with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Laws, and any contract or industry standard relating to privacy.

5.23    Technology Systems.

(a)    No action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property that are used by the First Commerce Entities (collectively, the “Technology Systems”) to continue by the SBKC Entities to the same extent and in the same manner that it has been used by the First Commerce Entities.

(b)    The Technology Systems (for a period of 18 months prior to the Effective Date) have not suffered unplanned disruption causing a First Commerce Material Adverse Effect. Except for ongoing payments due under relevant third party agreements, the Technology Systems are free from any Liens. Access to business critical parts of the Technology Systems is not shared with any third party.

(c)    Schedule 5.23(c) of the First Commerce Disclosure Memorandum sets forth details of First Commerce’s disaster recovery and business continuity arrangements.

(d)    The First Commerce Entities have not received notice of nor are they aware of any material circumstances including, without limitation, the execution of this Agreement, that would enable any third party to terminate any of the First Commerce Entities’ agreements or arrangements relating to the Technology Systems (including maintenance and support).

5.24    Bank Secrecy Act; Money Laundering. None of the First Commerce Entities have any reason to believe that any facts or circumstances exist, which would cause the First Commerce Entities to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law.

5.25    Corporate Documents. First Commerce has delivered to SBKC, with respect to the First Commerce Entities, true and correct copies of their Organizational Documents, and the charters of each of the committees of their respective Boards of Directors, all as amended and currently in effect, and all of which are listed in Schedule 5.25 of the First Commerce Disclosure Memorandum. All of the foregoing, and all of the corporate minutes and stock transfer records of the First Commerce Entities that will be made available to SBKC after the date hereof, are current, complete and correct in all material respects.

5.26    Fairness Opinion. Prior to the execution of this Agreement, First Commerce has received an opinion of Burke Capital, LLC to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration Per Share is fair, from a financial point of view, to the shareholders of First Commerce and a signed copy of the opinion has been delivered to SBKC. Such opinion has not been amended or rescinded as of the date of this Agreement.

5.27    Accuracy of Statements. No warranty or representation made or to be made by First Commerce in this Agreement or in any document furnished or to be furnished by First Commerce pursuant to this Agreement contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

5.28    Consent. First Commerce hereby consents to the inclusion in the Proxy Statement of the recommendation of the Board of Directors of First Commerce, and Burke Capital LLC has consented to the inclusion of its opinion so long as such inclusion is in form and substance reasonably satisfactory to Burke Capital LLC.

5.29    First Commerce Disclosure Memorandum. First Commerce has delivered to SBKC a memorandum (the “First Commerce Disclosure Memorandum”) containing certain information regarding the First Commerce Entities as indicated at various places in this Agreement. All information set forth in the First Commerce Disclosure Memorandum shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of First Commerce under this Article 5. The information contained in the First Commerce Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article 5 and the covenants in Article 7 of this Agreement to the extent applicable.

5.30    Affiliate and Support Agreement; Non-Competition Agreement; Employment Agreements. As of the date hereof, each of the directors of First Commerce has executed and delivered to SBKC an Affiliate and

Support Agreement in the form of Exhibit A and a Director’s Non-Competition Agreement in the form of Exhibit B. As of the date hereof, each of the persons listed on Section 5.30 of the First Commerce Disclosure Memorandum has executed and delivered their respective Employment Agreements.

5.31    Board Recommendation. The Board of Directors of First Commerce, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the First Commerce Affiliate Agreements and the transactions contemplated thereby, taken together, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of First Commerce Common Stock approve this Agreement.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SBKC

SBKC hereby represents and warrants to First Commerce as follows:

6.1    Organization, Standing and Power. SBKC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia, and is duly registered as a bank holding company under the BHC Act. SBKC has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. SBKC is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.

6.2    Authority; No Breach by Agreement.

(a)    SBKC has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SBKC. Subject to receipt of the requisite Consents of Regulatory Authorities, this Agreement represents a legal, valid, and binding obligation of SBKC, enforceable against SBKC in accordance with its terms (except in all cases as such enforceability may be limited by applicable banking, bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)    Neither the execution and delivery of this Agreement by SBKC, nor the consummation by SBKC of the transactions contemplated hereby, nor compliance by SBKC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of SBKC’s Articles of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of any SBKC Subsidiary or any resolution adopted by the Board of Directors or the shareholders of any SBKC Entity that is currently in effect, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any SBKC Entity under, any Contract or Permit of any SBKC Entity or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any SBKC Entity or any of their respective material Assets (including any SBKC Entity or First Commerce Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any SBKC Entity or First Commerce Entity being reassessed or revalued by any Taxing authority).

(c)    Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the Nasdaq Global Select Market, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by SBKC of the Merger and the other transactions contemplated in this Agreement.

6.3    Capital Stock.

(a)    The authorized capital stock of SBKC consists of 25,000,000 shares of SBKC Common Stock, of which 19,181,241 shares are issued and outstanding. All of the issued and outstanding shares of SBKC Common Stock are, and all of the shares of SBKC Common Stock to be issued in exchange for shares of First Commerce Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of SBKC Common Stock has been, and none of the shares of SBKC Common Stock to be issued in exchange for shares of First Commerce Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of SBKC.

(b)    Except as set forth in Section 6.3(a) of this Agreement or in Section 6.3(b) of the SBKC Disclosure Memorandum, there are no shares of capital stock, preferred stock or other equity securities of SBKC outstanding and no outstanding Equity Rights relating to the capital stock of SBKC.

6.4    SBKC Subsidiaries. Except as disclosed in Section 6.4 of the SBKC Disclosure Memorandum, SBKC or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each SBKC Subsidiary. Each SBKC Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. Each SBKC Subsidiary that is a depository institution is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

6.5    SEC Filings; Financial Statements.

(a)    SBKC has timely filed and made available to First Commerce all SEC Documents required to be filed by SBKC since December 31, 2004 (the “SBKC SEC Reports”). The SBKC SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SBKC SEC Reports or necessary in order to make the statements in such SBKC SEC Reports, in light of the circumstances under which they were made, not misleading. No SBKC Subsidiary is required to file any SEC Documents.

(b)    Each of the SBKC Financial Statements (including, in each case, any related notes) contained in the SBKC SEC Reports, including any SBKC SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented the consolidated financial position of SBKC and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not material in amount or effect.

6.6    Legal Proceedings. There is no Litigation that would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of SEC Rules and Regulations that are not so disclosed, pending or, to SBKC’s Knowledge, threatened against SBKC, or against any asset, interest or right of SBKC, nor are there any Orders of any Regulatory Authority or arbitrators outstanding against SBKC.

6.7    Accounting, Tax and Regulatory Matters. SBKC has not taken or agreed to take any action and has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

6.8    Legality of SBKC Securities. All shares of SBKC Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued pursuant to this Agreement, will be validly and legally issued, fully paid and nonassessable, and will be, at the time of their delivery, free and clear of all Liens and any preemptive or similar rights.

6.9    Community Reinvestment Act. SBKC has complied in all material respects with the provisions of the CRA and the rules and regulations thereunder, has not received a CRA rating of less than “satisfactory,” has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

6.10    Bank Secrecy Act; Money Laundering. SBKC does not have any reason to believe that any facts or circumstances exist, which would cause SBKC to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law.

6.11    Accuracy of Statements. No warranty or representation made or to be made by SBKC in this Agreement or in any document furnished or to be furnished by SBKC pursuant to this Agreement contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

6.12    SBKC Disclosure Memorandum. SBKC has delivered to First Commerce the SBKC Disclosure Memorandum. All information set forth in the SBKC Disclosure Memorandum shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of SBKC under this Article 6. The information contained in the SBKC Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article 6 and the covenants in Article 7 to the extent applicable.

ARTICLE 7

CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1    Affirmative Covenants of Each Party. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and material Assets and maintain its rights and franchises, and (c) take no action that would (i) materially adversely affect the ability of either Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c) of this Agreement, or (ii) materially adversely affect the ability of either Party to perform its covenants and agreements under this Agreement.

7.2    Negative Covenants of First Commerce. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of SBKC shall have been obtained, which Consent shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated herein, First Commerce covenants and agrees that it will not do or agree or commit to do any of the following:

(a)    amend its Articles of Incorporation, Bylaws or other governing instruments;

(b)    incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000 except in the ordinary course of business of First Commerce consistent with past practices (which exception shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of First Commerce of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the First Commerce Disclosure Memorandum);

(c)    repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans or in connection with the exercise of its existing options and warrants), directly or indirectly, any shares, or any securities convertible into any shares, of First Commerce’s capital stock, or, declare or pay any dividend or make any other distribution in respect of First Commerce’s capital stock;

(d)    other than in connection with the exercise of its existing options or warrants, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of First Commerce Common Stock or any other capital stock of First Commerce, or any stock appreciation rights, or any option, warrant, or other Equity Right;

(e)    adjust, split, combine or reclassify any shares of First Commerce Common Stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of First Commerce Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration;

(f)    except for purchases of U.S. Treasury securities, U.S. Government agency securities or obligations of the State of Georgia, or any subdivisions thereof that have maturities of seven years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement;

(g)    enter into or amend any employment Contract or indemnification Contract with any Person (unless such amendment is required by Law or this Agreement) that First Commerce does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(h)    adopt any new employee benefit plan or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of First Commerce other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law or contemplated by this Agreement, the terms of such plans or consistent with past practice;

(i)    make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be required to conform to changes in Tax Laws or regulatory accounting requirements or GAAP;

(j)    commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of First Commerce for over $100,000 in money damages or any restrictions upon the operations of First Commerce;

(k)    other than in the ordinary course of business, enter into, modify, amend or terminate any Contract (including any loan Contract with an unpaid balance) or waive, release, compromise or assign any right or claim in an amount exceeding $100,000;

(l)(i)    charge off (except as may otherwise be required by law or by Regulatory Authorities or by GAAP) or sell (except in the ordinary course of business consistent with past practices) any of its portfolio of loans, discounts or financing leases, or (ii) sell any asset held as other real estate or other foreclosed assets for an amount materially less than 100% of its book value;

(m)    materially revalue any of the First Commerce Entities’ assets or materially change any method of accounting or accounting practice used by it or any of its Subsidiaries, other than changes required by GAAP or the FDIC;

(n)    make any materially adverse changes in the mix, rates, terms or maturities of the Bank’s deposits or other Liabilities;

(o)    make any extension of credit that, when added to all other extensions of credit to a borrower and its affiliates, would exceed applicable regulatory lending limits;

(p)    take any action or fail to take any action that will cause First Commerce’s consolidated net shareholders’ equity to be less than $19.5 million at the Effective Time (excluding any reductions relating to severance payments or change in control payments to executive officers, but including payment of the special dividend);

(q)    take any action that at the time of taking such action is reasonably likely to prevent, or would be reasonably likely to interfere with, the consummation of the Merger other than as contemplated by Section 10.1(f) of this Agreement; or

(r)    agree or commit to take any of the actions prohibited by this Section 7.2.

7.3    Negative Covenants of SBKC. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of First Commerce shall have been obtained, which Consent shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated herein, SBKC covenants and agrees that it will not do or agree or commit to amend the Articles of Incorporation or Bylaws of SBKC, in each case, in any manner adverse to the holders of First Commerce Common Stock.

7.4    Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (i) is reasonably likely to have, individually or in the aggregate, a First Commerce Material Adverse Effect or an SBKC Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly remedy the same.

7.5    Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.

7.6    Loan Portfolio Review. SBKC shall have the right to perform due diligence reviews of First Commerce’s lending activities at 45-day intervals between the date of this Agreement and the Effective Time.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1    First Commerce Shareholder Approval; SBKC Registration Statement and Proxy Statement.

(a)    First Commerce shall call a meeting of its shareholders to be held as soon as reasonably practicable for the purpose of obtaining the First Commerce Shareholder Approval and such other matters as the Board of Directors of First Commerce may direct, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. SBKC shall be entitled to have a representative attend such meeting of shareholders. The Board of Directors of First Commerce shall make the First Commerce Directors’ Recommendation to its shareholders and the First Commerce Directors’ Recommendation shall be included in the Proxy Statement; provided, that the First Commerce Board of Directors may withdraw, modify, or change in an adverse manner to SBKC its recommendations if the Board of Directors of First Commerce concludes in good faith (and based upon the advice of its outside counsel) that the failure to so withdraw, modify, or change its recommendations would constitute a breach of the fiduciary duties of First Commerce’s Board of Directors under applicable Law. Notwithstanding such withdrawal of such First Commerce Directors’ Recommendation, First Commerce shall nevertheless submit this Agreement to its shareholders for adoption unless such action is prohibited under applicable Law.

(b)    SBKC will promptly prepare and file on Form S-4 a Registration Statement (which will include the Proxy Statement) complying with all the requirements of the 1933 Act (and the rules and regulations thereunder) applicable thereto, for the purpose, among other things, of registering the SBKC Common Stock that will be issued to the holders of First Commerce Common Stock pursuant to the Merger. SBKC shall use commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the SBKC Common Stock under the Securities Laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby. As a result of the registration of the SBKC Common Stock pursuant to the Registration Statement, such stock shall be freely tradable by the shareholders of First Commerce except to the extent that the transfer of any shares of SBKC Common Stock received by shareholders of First Commerce is subject to the provisions of Rule 145 under the Securities Act or restricted under applicable Tax rules. First Commerce and its counsel shall have reasonable opportunity to review and comment on the Registration Statement being filed with the SEC and any responses filed with the SEC regarding the Registration Statement.

(c)    Each of the Parties will cooperate in the preparation of the Registration Statement and Proxy Statement that complies with the requirements of the Securities Laws, for the purpose of submitting this Agreement and the transactions contemplated hereby to First Commerce’s shareholders for approval. Each of the Parties will as promptly as practicable after the date hereof furnish all such data and information relating to it and its Subsidiaries, as applicable, as the other Party may reasonably request for the purpose of including such data and information in the Registration Statement and the Proxy Statement. None of the information to be supplied by First Commerce for inclusion in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein, not misleading, (ii) the Proxy Statement will, at the date it is first mailed to First Commerce’s shareholders and at the time of the First Commerce shareholders’ meeting (except to the extent amended or supplemented by a subsequent communication), not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (iii) any other document filed with any other Regulatory Authority in connection herewith will, at the time such document is filed, fail to comply as to form in all material respects with the provisions of applicable Law. The Proxy Statement will comply as to form in all material respects with the requirements of the 1934 Act and the rules and regulations thereunder, except that no representation or warranty is made by First Commerce with respect to statements made or incorporated by reference therein based on information supplied by any SBKC Entity for inclusion or incorporation by reference in the Proxy Statement.

8.2    Nasdaq Listing. SBKC shall list, prior to or at the Effective Time, on the Nasdaq Global Select Market the shares of SBKC Common Stock to be issued to the holders of First Commerce Common Stock pursuant to the Merger, and SBKC shall give all notices and make all filings with the Nasdaq Global Select Market required in connection with the transactions contemplated herein.

8.3    Applications. SBKC shall prepare and file, and First Commerce shall cooperate in the preparation and, where appropriate, filing applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

8.4    Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, SBKC shall execute and file Articles or a Certificate of Merger with the Secretary of State of Georgia in connection with the Closing.

8.5    Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions in good faith, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable best efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

8.6    Investigation and Confidentiality.

(a)    Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

(b)    Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof and all work papers containing confidential information received from the other Party.

(c)    Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence which represents, or is reasonably likely to represent, either a material breach of any of its representations, warranties, covenants or agreements or which has had or is reasonably likely to have a First Commerce Material Adverse Effect or an SBKC Material Adverse Effect, as applicable.

8.7    No Solicitations.

(a)    Except as contemplated by Section 8.7(c) of this Agreement and prior to the Effective Time or until the termination of this Agreement, First Commerce shall not, without the prior written approval of SBKC,

(i)    directly or indirectly solicit, encourage, initiate or knowingly facilitate inquiries or proposals with respect to, furnish any information regarding, enter into any Contract with respect to or encourage or participate in any Acquisition Proposal; or

(ii)    withdraw its recommendation to the First Commerce shareholders regarding the Merger or make a recommendation regarding any Acquisition Transaction.

(b)    First Commerce shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above and will notify SBKC immediately if any such inquiries or proposals are received by it, any such information is requested from it, or any such negotiations or discussions are sought to be initiated with any of its officers, directors, agents and affiliates.

(c)    Nothing contained in this Section 8.7 shall prohibit any officer or director of First Commerce from taking any action that the Board of Directors of First Commerce shall determine in good faith, after consultation with legal counsel, is required by law or is required to discharge his or her fiduciary duties to First Commerce and its shareholders.

(d)    First Commerce shall immediately cease and cause to be terminated all existing discussions or negotiations with any persons conducted with respect to any Acquisition Transaction except those contemplated by this Agreement.

(e)    Each Party shall promptly advise the other Party following the receipt of any Acquisition Proposal and the details thereof and advise the other Party of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof.

8.8    Press Releases. Prior to the Effective Time, First Commerce and SBKC shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.8 shall be deemed to prohibit any Party from making any disclosure its legal counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

8.9    Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger and the Recapitalization, and to take no action which would cause the Merger and the Recapitalization not, to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

8.10    Charter Provisions. First Commerce shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under First Commerce’s Articles of Incorporation, Bylaws or other governing instruments or restrict or impair the ability of SBKC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of First Commerce Common Stock that may be directly or indirectly acquired or controlled by them.

8.11    Indemnification and Insurance.

SBKC covenants and agrees that:

(a)    all rights to indemnification (including, without limitation, rights to mandatory advancement of expenses) and all limitations of liability existing in favor of indemnified parties under First Commerce’s Articles of Incorporation and Bylaws as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Effective Time (an “Indemnified Party”) shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period concurrent with the applicable statute of limitations; provided, however, that all rights to indemnification in respect of any claim asserted or made as to which SBKC is notified in writing within such period shall continue until the final disposition of such claim. Without limiting the foregoing, in any case in which approval is required to effect any indemnification, the determination of any such approval shall be made, at the election of the Indemnified Party, by independent counsel mutually agreed upon between SBKC and the Indemnified Party.

(b)    Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against SBKC under such subparagraph, notify SBKC in writing of the commencement thereof. In case any such action shall be brought against any Indemnified Party, SBKC shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and, after notice from SBKC to such Indemnified Party of its election so to assume the defense thereof, SBKC shall not be liable to such Indemnified Party under such subparagraph for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party; provided, however, if SBKC elects not to assume such defense or if counsel for the Indemnified Party advises SBKC in writing that there are material substantive issues that raise conflicts of interest between SBKC or First Commerce and the Indemnified Party, such Indemnified Party may retain counsel satisfactory to it, and SBKC shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received. Notwithstanding the foregoing, SBKC shall not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in respect of such claim unless in the reasonable judgment of an Indemnified Party a conflict of interest exists between an Indemnified Party and any other Indemnified Parties in respect to such claims.

(c)    First Commerce shall cause the persons serving as its officers or directors immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by First Commerce with respect to acts or omissions occurring prior to or at the respective effective times that were committed by such officers and directors in their capacity as such; provided that (i) SBKC may substitute a policy or policies with at least the same coverage and amounts and terms and conditions that are no less advantageous (or with First Commerce’s Consent, given prior to the Effective Time, any other policy); and (ii) the aggregate premium to be paid by First Commerce for such insurance shall not exceed 150% of the most current annual premium paid by First Commerce for its directors and officers liability insurance, without SBKC’s prior approval, which shall not be unreasonably withheld or delayed.

(d)    If SBKC or any of its successors or assigns (i) shall consolidate with or merge into any corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of SBKC shall assume the obligations set forth in this Section 8.11.

(e)    The provisions of this Section 8.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

8.12    Employee Benefits and Contracts. Following the Effective Time, SBKC shall provide generally to officers and employees of First Commerce (who continue employment with SBKC or any of its Subsidiaries) employee benefits on terms and conditions which, when taken as a whole, are substantially similar to those then currently provided by SBKC to its other similarly situated officers and employees. For purposes of benefit accrual (but only for purposes of determining benefits accruing under payroll practices such as vacation policy or under fringe benefit programs that do not rise to the level of a “plan” within the meaning of Section 3(3) of ERISA), eligibility to participate and vesting determinations in connection with the provision of any such employee benefits, service with First Commerce prior to the Effective Time shall be counted. SBKC shall also honor in accordance with their terms all employment, severance, consulting, option and other contracts of a compensatory nature to the extent disclosed in the First Commerce Disclosure Memorandum between First Commerce and any current or former director, officer or employee thereof, and no other contracts of the types described that are not so disclosed shall be deemed to be assumed by SBKC by reason of this Section 8.13. If, during the calendar year in which falls the Effective Time, SBKC shall terminate any “group health plan,” within the meaning of Section 4980B(g)(2) of the Internal Revenue Code, in which one or more First Commerce employees participated immediately prior to the Effective Time (a “First Commerce Plan”), SBKC shall use its reasonable best efforts to cause any successor group health plan to waive any underwriting requirements; to give credit for any such First Commerce employee’s participation in the First Commerce Plan prior to the Effective Time for purposes of applying any pre-existing condition limitations set forth therein; and to give credit for covered expenses paid by any such First Commerce employee under a First Commerce Plan prior to the Effective Time towards satisfaction of any annual deductible limitation and out-of pocket maximum applied under such successor group health plan. SBKC also shall be considered a successor employer for and shall provide to “qualified beneficiaries,” determined immediately prior to the Effective Time, under any First Commerce Plan appropriate “continuation coverage” (as those terms are defined in Section 4980B of the Internal Revenue Code) following the Effective Time under either the First Commerce Plan or any successor group health plan maintained by SBKC. At the request of SBKC, First Commerce will take all appropriate action to terminate, prior to the Effective Time, any retirement plan maintained by First Commerce that is intended to be qualified under Section 401(a) of the Internal Revenue Code.

8.13    Additional Payments. First Commerce shall include in the Proxy Statement a separate item that submits to a shareholder vote the right of any “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code) to receive certain payments that could be deemed “parachute payments” under Section 280G(b) of the Internal Revenue Code, in a manner that satisfies the shareholder approval requirements for the exemption of Section 280G(b)(5)(A)(ii) of the Internal Revenue Code and any regulations (including proposed regulations) promulgated thereunder. Such vote shall establish the “disqualified individual’s” right to such payments that would otherwise cause the total change in control payments or benefits payable to such individual to exceed 2.99 times such individual’s “base amount” (as defined in Section 280G(b)(3) and (d)) (the “Contingent Payments”). In addition, prior to such shareholder vote, First Commerce shall (i) provide adequate and appropriate disclosure to all shareholders of First Commerce entitled to vote of all material facts concerning all payments that, but for such vote, could be deemed “parachute payments” to a “disqualified individual” under Section 280G of the Internal Revenue Code in a manner that satisfies Section 280G(b)(5) of the Internal Revenue Code, and (ii) obtain from each “disqualified individual” who is entitled to receive payments that could be deemed “parachute payments” under Section 280G of the Internal Revenue Code a written waiver of his or her rights to the Contingent Payments in the event of a failure to approve such payments by greater than 75% of the First Commerce shares entitled to vote. Furthermore, First Commerce shall take all proper and necessary corporate action to obtain the requisite shareholder vote and provide the necessary disclosures to First Commerce shareholders. First Commerce agrees to cooperate with SBKC and to provide SBKC with the opportunity to review and comment on any applicable information statement, proxy materials, resolution, consent action, or other shareholder communication.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1    Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

(a)    Shareholder Approval. The shareholders of First Commerce shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and, by the provisions of any governing instruments.

(b)    Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(c)    Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a First Commerce Material Adverse Effect or an SBKC Material Adverse Effect, as applicable.

(d)    Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary,

preliminary or permanent) or taken any other action that prohibits, restricts or makes the consummation of the transactions contemplated by this Agreement illegal.

(e)    Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(f)    Nasdaq Listing. The shares of SBKC Common Stock issuable pursuant to the Merger shall have been authorized for quotation on the Nasdaq Global Select Market.

9.2    Conditions to Obligations of SBKC. The obligations of SBKC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by SBKC pursuant to Section 11.6(a):

(a)    Representations and Warranties. The representations and warranties of First Commerce set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date), except for inaccuracies, individually or in the aggregate, that are not reasonably likely to have a First Commerce Material Adverse Effect.

(b)    Performance of Agreements and Covenants. Each and all of the agreements and covenants of First Commerce to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)    Certificates. First Commerce shall have delivered to SBKC (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to First Commerce, Section 9.2(a) and Section 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by First Commerce’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as SBKC and its counsel shall request.

(d)    Opinion of Counsel. First Commerce shall have delivered to SBKC an opinion of Troutman Sanders LLP, dated as of the Closing Date, covering those matters set forth in Exhibit B hereto, which opinion may be rendered in accordance with the Interpretive Standards on Legal Opinions to Third Parties in Corporate Transactions promulgated by the Corporate and Banking Law Section of the State Bar of Georgia (January 1, 1992) or the American Bar Association (the “Interpretive Standards”).

(e)    Affiliate and Support Agreements. As of the date hereof, SBKC shall have received from each director and executive officer of First Commerce set forth in Section 5.30 of the First Commerce Disclosure Memorandum the First Commerce Affiliate and Support Agreements referred to in Section 5.30.

(f)    Equity Rights. First Commerce shall have delivered to SBKC copies of all agreements evidencing all stock options and warrants listed on the schedule to be delivered to SBKC pursuant to Section 4.1(b) of this Agreement.

(g)    Material Adverse Effect. Since the date hereof, there shall not have occurred any fact, circumstance or event individually or taken together with all other facts, circumstances or events that has had or is reasonably likely to have a First Commerce Material Adverse Effect.

(h)    Employment Agreements. As of the date hereof, SBKC and each of the persons set forth on Section 5.30 of the First Commerce Disclosure Memorandum shall have entered into an employment agreement on terms mutually satisfactory to the parties thereto.

(i)    Noncompete Agreements. SBKC shall have received as of the date of this Agreement from each director and executive officer of First Commerce a signed mutually satisfactory noncompete agreement providing that for a period of two years after the Effective Time, such director will not serve on the board of directors of any financial institution (or holding company therefore) with offices located within 30 miles of the current main office of First Commerce in Douglasville, Georgia.

(j)    Net Shareholders’ Equity. First Commerce Net Shareholders’ Equity shall not be less than $19.5 million (excluding any reductions relating to severance payments or change in control payments to executive officers, but including payment of the special dividend).

(k)    Tax Opinions. SBKC shall have received a written opinion from Alston & Bird LLP in a form reasonably satisfactory to it, dated the date of the Effective Time, substantially to the effect that: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and each of SBKC and First Commerce will be a party to that reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (ii) the exchange in the Merger of First Commerce Common Stock for SBKC Common Stock will not give rise to gain or loss to the shareholders of First Commerce with respect to such exchange (except to the extent of any cash received). In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of SBKC and First Commerce reasonably satisfactory in form and substance to such counsel.

First Commerce and SBKC shall have received a written opinion from Troutman Sanders LLP in a form reasonably satisfactory to First Commerce, dated the date of the Effective Time, substantially to the effect that the exchange in the Recapitalization of Warrants for shares of First Commerce Common Stock constitutes a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of SBKC and officers and Warrant holders of First Commerce reasonably satisfactory in form and substance to such counsel.

(l)    Exercise or Termination of First Commerce Stock Options. Prior to the Effective Time, William C. Lumpkin, Jr. shall have exercised all First Commerce stock options held by him and paid in cash the related exercise price to First Commerce.

(m)    Shareholder Vote. In the Proxy Statement, First Commerce shall have submitted to a shareholder vote the right of any “disqualified individual” (as defined in Section 280(G) of the Internal Revenue Code) to receive the Contingent Payments, in satisfaction of First Commerce’s covenants in Section 8.13.

(n)    Waiver of Rights to “Parachute Payments.” The persons listed in Schedule 9.2(n) to this Agreement shall have entered into a written waiver of any rights to Contingent Payments prior to the vote set forth in Section 8.13 of this Agreement.

(o)    SBKC Closing Stock Price. The closing stock price of SBKC Common Stock, as reported on the Nasdaq Global Select Market, shall not have been less than $19.25 for twenty (20) consecutive trading days with the measurement period beginning with the closing stock price on the twenty-fifth trading day prior to the Closing Date and ending with the fifth trading day prior to the Closing Date.

9.3    Conditions to Obligations of First Commerce. The obligations of First Commerce to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by First Commerce pursuant to Section 11.6(b) of this Agreement:

(a)    Representations and Warranties. The representations and warranties of SBKC set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date), except for inaccuracies, individually or in the aggregate, that are not reasonably likely to have an SBKC Material Adverse Effect.

(b)    Performance of Agreements and Covenants. Each and all of the agreements and covenants of SBKC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)    Certificates. SBKC shall have delivered to First Commerce (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to SBKC, Section 9.3(a) and Section 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by SBKC’s Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as First Commerce and its counsel shall request.

(d)    Opinion of Counsel. SBKC shall have delivered to First Commerce an opinion of Alston & Bird LLP, counsel to SBKC, dated as of the Closing Date, covering those matters set forth in Exhibit C hereto, which opinion may be rendered in accordance with the Interpretive Standards.

(e)    Regulatory Authorities Approval of Dividend. First Commerce shall have received the Consent from applicable Regulatory Authorities for payment of the special dividend set forth in Section 3.2.

(f)    SBKC Closing Stock Price. The closing stock price of SBKC Common Stock, as reported on the Nasdaq Global Select Market, shall not have been less than $19.25 for twenty (20) consecutive trading days with the measurement period beginning with the closing stock price on the twenty-fifth trading day prior to the Closing Date and ending with the fifth trading day prior to the Closing Date.

ARTICLE 10

TERMINATION

10.1    Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of First Commerce, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)    By mutual written Consent of the Boards of Directors of SBKC and First Commerce; or

(b)    By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach (provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (d) below) and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a First Commerce Material Adverse Effect or an SBKC Material Adverse Effect, as applicable, on the breaching Party; or

(c)    By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or (ii) the shareholders of First Commerce fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or

(d)    By the Board of Directors of either Party in the event that the Merger shall not have been consummated by October 31, 2007, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(d); or

(e)    By the Board of Directors of SBKC if the Board of Directors of First Commerce:

(i)    shall withdraw, qualify, modify or change its recommendation to the First Commerce shareholders in a manner adverse to SBKC with respect to this Agreement or the Merger or shall have resolved to do any of the foregoing;

(ii)    either recommends to the First Commerce shareholders or affirmatively approves, endorses or accepts any Acquisition Transaction or makes any announcement of any agreement to enter into an Acquisition Transaction; or

(iii)    First Commerce has failed to substantially comply with its obligations under Sections 8.1 and 8.7.

(f)    By the Board of Directors of First Commerce if First Commerce receives a bona fide written offer with respect to an Acquisition Transaction, and the Board of Directors of First Commerce determines in good faith, after consultation with its financial advisors and counsel, that such Acquisition Transaction is more favorable to First Commerce’s shareholders than the transactions contemplated by this Agreement and neither First Commerce nor any of its Representatives has failed to comply with its obligations in Section 8.7; or

(g)    By the Board of Directors of SBKC if the holders of more than 5% in the aggregate of the Outstanding First Commerce Shares vote such shares against this Agreement or the Merger at any meeting called for the purpose of voting thereon and exercise their dissenters’ rights in accordance with Article 13 of the GBCC.

10.2    Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2, 10.4 and 10.5 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment.

10.3    Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Article 10 and Articles 1, 2, 3, 4 and 11 and Sections 8.6, 8.11 8.12 and 8.13 of this Agreement.

10.4    Termination Payment. If this Agreement is terminated by either of the Parties pursuant to subsection 10.1(f) or 10.1(g) of this Agreement, then First Commerce (or its successor) shall within five business days pay or cause to be paid to SBKC, as liquidated damages and not as a penalty, upon demand a termination payment of $2.25 million payable in same day funds.

10.5    Reimbursement of Expenses. Notwithstanding the provisions of Section 11.2 of this Agreement, if this Agreement is terminated pursuant to subsection 10.1(b), the breaching Party shall pay the non-breaching Party an amount equal to the reasonable and documented fees and expenses incurred by such non-breaching Party in connection with the examination and investigation of the breaching Party, the preparation and negotiation of this Agreement and related agreements, regulatory filings and other documents related to the transactions contemplated hereunder, including, without limitation, fees and expenses of investment banking consultants, accountants, attorneys and other agents. Final settlement with respect to payment of such fees and expenses shall be made within 30 days after the termination of this Agreement. A termination of this Agreement under this Section shall not relieve the breaching Party from Liability for an uncured, willful breach or representation, warranty, covenant, or agreement of such Party contained in this Agreement.

ARTICLE 11

MISCELLANEOUS

11.1    Definitions.

(a)    Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Acquisition Proposal” with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

“Acquisition Transaction” shall mean: (i) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, transfer other disposition of all or substantially all of the assets of First Commerce, or the beneficial ownership of 15% or more of any class of First Commerce capital stock; or (iii) any acquisition, by any person or group, of the beneficial ownership of 15% or more of any class of First Commerce capital stock.

“Affiliate” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Affiliate and Support Agreements” shall have the meaning set forth in the Preamble.

“Aggregate Exercise Amount” shall mean the aggregate of the Exercise Amount of all First Commerce stock options outstanding immediately prior to the Effective Time and, in the case of Warrants, the aggregate of the Exercise Amount of the Warrants immediately prior to the Recapitalization.

“Agreement” shall mean this Agreement and Plan of Reorganization, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

“Allowance” shall have the meaning set forth in Section 5.10.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Trading Price” shall mean the average closing price of SBKC Common Stock (adjusted proportionately for any stock split, stock dividend, recapitalization, reclassification or similar transaction that is effected, or for which a record date occurs) for the 30-day trading period ending on the date of determination in question (or if such date is not a trading date, then the first trading date immediately following such date) as reported in The Wall Street Journal (corrected for any typographical errors).

“Bank” shall mean First Commerce Community Bank.

“Bank Secrecy Act” shall have the meaning set forth in Section 5.24.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Cash Dividend” shall mean a one-time dividend of $3,160,808 million payable to the holders of First Commerce Stock Equivalents on the Closing Date.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall mean the date on which the Closing occurs.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contingent Payments” shall have the meaning set forth in Section 8.13.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“CRA” shall have the meaning set forth in Section 5.21.

“Default” shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Dissenter Ratio” shall mean the ratio equal to (i) the number of Dissenting Shares divided by (ii) the number of shares of First Commerce Common Stock and First Commerce Stock Equivalents outstanding immediately prior to the Effective Time.

“Dissenting Shares” shall mean those shares with respect to which the holders thereof have perfected dissenters’ rights under Article 13 of the GBCC.

“Effective Time” shall have the meaning set forth in Section 1.3.

“Environment” shall mean any soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, natural or artificial drainage systems, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, biota, and any other environmental media or natural resource.

“Environmental Laws” shall mean any federal, state or local law, statute, ordinance, code, rule, regulation, license, authorization, decision, order, injunction, decree, or rule of common law (including but not limited to nuisance or trespass claims), and any judicial interpretation of any of the foregoing, which pertains to health, safety, any Hazardous Material, or the Environment (including, but not limited to, ground, air, water or noise pollution or contamination, and underground or above-ground storage tanks) and shall include without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq. (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq. and any other state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

“Equity Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, script, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 5.16(c).

“Exchange Agent” shall have the meaning set forth in Section 4.1.

“Exchange Shares” shall have the meaning set forth in Section 3.1(b).

“Exercise Amount” shall mean, for any stock option or Warrant, the product of (i) the exercise price per share of such stock option or Warrant, and (ii) the number of shares of First Commerce Common Stock underlying such stock option or Warrant.

“Exhibits” A through C, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached thereto.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“First Commerce Benefit Plans” shall have the meaning set forth in Section 5.16(a).

“First Commerce Common Stock” shall mean the $1.00 par value common stock of First Commerce.

“First Commerce Disclosure Memorandum” shall mean the written information entitled “First Commerce Disclosure Memorandum” delivered prior to the date of this Agreement to SBKC describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“First Commerce Entities” shall mean, collectively, First Commerce and the Bank.

“First Commerce Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of First Commerce as of December 31, 2006 and 2005, and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), and (ii) the unaudited consolidated balance sheets (including related notes and schedules, if any) of First Commerce for each subsequent quarter ended period, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any).

“First Commerce Latest Balance Sheet” shall have the meaning set forth in Section 5.5(b).

“First Commerce Material Adverse Effect” shall mean an event, change, violation, inaccuracy or occurrence which, individually or together with any other event, change, violation, inaccuracy or occurrence, has a material adverse impact on (i) the executive management team, the financial condition, property, business, assets or results of operations or prospects of First Commerce, taken as a whole, or (ii) the ability of First Commerce to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) actions and omissions of First Commerce taken with the prior informed written Consent of SBKC in contemplation of the transactions contemplated hereby, and (b) the direct effects of compliance with this Agreement on the operating performance of First Commerce, including expenses incurred by First Commerce in consummating the transactions contemplated by this Agreement.

“First Commerce Plan” shall have the meaning set forth in Section 8.13.

“First Commerce Stock Equivalent” shall mean (i) the First Commerce Stock that are outstanding immediately prior to the Effective Time; and (ii) with respect to each First Commerce stock option and Warrant to purchase shares of First Commerce Common Stock that is outstanding immediately prior to the Effective Time, the Net Equivalent Value of such stock option or Warrant divided by the Merger Consideration per Share.

“GAAP” shall mean generally accepted accounting principles, consistently applied during the periods involved.

“GBCC” shall mean the Georgia Business Corporation Code.

“Hazardous Material” shall mean any substance, whether solid, liquid or gaseous: (i) which is listed, defined or regulated as a “hazardous substance,” “hazardous waste,” “contaminant,” or “solid waste,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; (ii) which is or contains asbestos, radon, any polychlorinated biphenyl, polybrominated diphenyl ether, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel, petroleum product, constituent or by-product, or other petroleum hydrocarbons; or (iii) which causes a material contamination, or a hazard, or threat of the same, to public health, human health or the Environment.

“IIPI” shall have the meaning set forth in Section 5.22(a).

“Indemnified Party” shall have the meaning set forth in Section 8.11(a).

“Intellectual Property” shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge after due inquiry of the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, executive or other vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

“Law” shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Letter of Transmittal” shall have the meaning set forth in Section 4.1.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institutions, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

“Litigation” shall mean any action, arbitration, cause of action, claim, charge, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Merger” shall have the meaning set forth in Section 1.1.

“Merger Consideration” shall mean the value of the total consideration payable to the holders of Outstanding First Commerce Shares and Dissenting Shares pursuant to this Agreement, which for purposes of this Agreement shall have a deemed value of $56,650,000.

“Merger Consideration Per Share” shall mean (i) the Merger Consideration plus the Aggregate Exercise Amount, divided by (ii) the aggregate number of shares of First Commerce Common Stock plus shares of First Commerce Common Stock underlying such First Commerce stock options outstanding immediately prior to the Effective Time, and, in the case of Warrants, outstanding immediately prior to the Recapitalization.

“Nasdaq Global Select Market” shall mean the Global Select Market System of The Nasdaq Stock Market, Inc.

“Net Equivalent Value” shall mean, for any given First Commerce stock option or Warrant, the product of (i) the Merger Consideration per Share minus the exercise price per share for such stock option or Warrant, and (ii) the number of shares of First Commerce Common Stock underlying such stock option or Warrant.

“Old Certificates” shall have the meaning set forth in Section 4.1.

“Operating Property” shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Organizational Documents” shall mean the articles of incorporation, association or organization, certificate of incorporation, association or organization, charter, bylaws or other similar governing instruments, in each case as amended as of the date specified, of any Person.

“Outstanding First Commerce Shares” shall have the meaning set forth in Section 3.1(b).

“Participation Facility” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” shall mean, individually First Commerce or SBKC, and “Parties” shall mean collectively First Commerce and SBKC.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Pro Rata Share” shall mean the quotient obtained by dividing (i) one by (ii) the total number of Exchange Shares as of the Effective Time.

“Proxy Statement” shall mean the proxy statement used by First Commerce to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of SBKC relating to the issuance of the SBKC Common Stock to holders of Exchange Shares.

“Recapitalization” shall have the meaning set forth in Section 3.2.

“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by SBKC under the 1933 Act with respect to the shares of SBKC Common Stock to be issued to the holders of Exchange Shares in connection with the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the SEC, the Nasdaq Global Select Market, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Department of Banking and Finance of the State of Georgia and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

“Release” or “Released” means any spilling, leaking, pumping, pouring, emptying, injecting, emitting, discharging, depositing, escaping, leaching, migration, filtration, pouring, seepage, disposal, dumping, or other releasing into the indoor or outdoor Environment, whether intentional or unintentional, including, without limitation, the movement of Hazardous Materials in, on, under or through the Environment.

“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

“SBKC Common Stock” shall mean the $1.00 par value common stock of SBKC.

“SBKC Disclosure Memorandum” shall mean the written information entitled “SBKC Disclosure Memorandum” delivered prior to the date of this Agreement to First Commerce describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“SBKC Entities” shall mean, collectively, SBKC and all SBKC Subsidiaries.

“SBKC Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of SBKC as of December 31, 2006 and 2005, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), and (ii) the unaudited consolidated balance sheets (including related notes and schedules, if any) of SBKC for any subsequent quarter ended after December 31, 2006, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), as filed by SBKC in SEC Documents, as delivered by SBKC to First Commerce prior to execution of this Agreement.

“SBKC Material Adverse Effect” shall mean an event, change, violation, inaccuracy or occurrence which, individually or together with any other event, change, violation, inaccuracy or occurrence, has a material adverse impact on (i) the financial condition, property, business, assets or results of operations or prospects of SBKC and its Subsidiaries, taken as a whole, or (ii) the ability of SBKC to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) actions and omissions of SBKC (or any of its Subsidiaries) taken with the prior informed written Consent of First Commerce in contemplation of the transactions contemplated hereby, and (b) the direct effects of compliance with this Agreement on the operating performance of SBKC, including expenses incurred by SBKC in consummating the transactions contemplated by this Agreement.

“SBKC SEC Reports” shall have the meaning set forth in Section 6.5(a).

“SBKC Subsidiaries” shall mean the Subsidiaries of SBKC and any corporation, bank, savings association, or other organization acquired as a Subsidiary of SBKC in the future and held as a Subsidiary by SBKC at the Effective Time.

“SEC Documents” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Shareholders’ Meeting” shall mean the meeting of the shareholders of First Commerce to be held pursuant to this Agreement, including any adjournment or adjournments thereof.

“Stock Consideration” shall mean a number of shares of SBKC Common Stock equal to the quotient obtained by dividing (i) $56,650,000, by (ii) the Average Trading Price as of the date that is five business days prior to the proposed Closing Date; provided, however, that the number of shares of SBKC Common Stock issued to the holders of Exchange Shares shall not be less than 2,410,638 shares nor more than 2,634,883 shares. Notwithstanding the foregoing, the number of shares determined above shall be reduced by an amount equal to the product of (A) the number of shares determined above and (B) the Dissenter Ratio. For example, if (1) the Average Trading Price is $20.00 and (2) there are no Dissenting Shares, then such number of shares of SBKC Common Stock will equal 2,634,883.

“Subsidiaries” shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax Return” shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Tax” or “Taxes” shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Opinion” shall have the meaning set forth in Section 9.1(g).

“Technology Systems” shall have the meaning set forth in Section 5.23(a).

“Warrants” shall have the meaning set forth in Section 3.2.

(b)    Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

11.2    Expenses. Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

11.3    Brokers and Finders. Except as disclosed in Section 11.3 of the First Commerce Disclosure Memorandum and of the SBKC Disclosure Memorandum, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by First Commerce or by SBKC, each of First Commerce and SBKC, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

11.4    Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.

11.5    Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of First Commerce Common Stock, there shall be made no amendment that pursuant to Section 14-2-1106 of the GBCC requires further approval by such shareholders without the further approval of such shareholders; and further provided, that after any such approval by the holders of First Commerce Common Stock, the provisions of this Agreement relating to the manner or basis in which shares of First Commerce Common Stock will be exchanged for shares of SBKC Common Stock or cash shall not be amended after the First Commerce Shareholders’ Meeting in a manner adverse to the holders of First Commerce Common Stock without any requisite approval of the holders of the issued and outstanding shares of First Commerce Common Stock entitled to vote thereon.

11.6    Waivers.

(a)    Prior to or at the Effective Time, SBKC, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by First Commerce, to waive or extend the time for the compliance or fulfillment by First Commerce of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of SBKC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of SBKC.

(b)    Prior to or at the Effective Time, First Commerce, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by SBKC, to waive or extend the time for the compliance or fulfillment by SBKC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of First Commerce under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of First Commerce.

(c)    The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.7    Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written Consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.8    Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

First Commerce:	First Commerce Community Bankshares, Inc. 9001 Hospital Drive Douglasville, Georgia 30134 Attention: William C. Lumpkin, Jr., President and Chief Executive Officer Facsimile: 770-942-8962

With a copy to (which shall not constitute notice):	Troutman Sanders LLP 600 Peachtree Street, N.E. Suite 5200 Atlanta, Georgia 30308-2216 Attention: Thomas O. Powell, Esq. Facsimile: 404-962-6658

SBKC or SBKC Subsidiary:	Security Bank Corporation P.O. Box 4748 Macon, Georgia 31208-4748 Attention: H. Averett Walker, President and Chief Executive Officer Facsimile: 478-722-6250

With a copy to (which shall not constitute notice):	Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309 Attention: Randolph A. Moore III, Esq. Facsimile: 404-253-8340

11.9    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

11.10    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

11.11    Captions; Articles and Sections. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.12    Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

11.13    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[Signatures appear on next page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

SBKC
SECURITY BANK CORPORATION

By:	/s/ H. Averett Walker
H. Averett Walker
President and Chief Executive Officer

FIRST COMMERCE
FIRST COMMERCE COMMUNITY BANKSHARES, INC.

By:	/s/ William C. Lumpkin, Jr.
William C. Lumpkin, Jr.
President and Chief Executive Officer

Appendix B

[LETTERHEAD OF BURKE CAPITAL GROUP, L.L.C.]

April 9, 2007

Board of Directors

First Commerce Community Bankshares, Inc.

9464 Highway 5

Douglasville, GA 30135

Members of the Board of Directors:

First Commerce Community Bankshares, Inc. (“First Commerce”) and Security Bank Corporation (“Security”) have entered into an Agreement and Plan of Merger (the “Agreement”), dated as of the 9th day of April, 2007, whereby First Commerce will merge with and into Security (the “Merger”), with Security being the surviving corporation. Pursuant to the terms of the Agreement, First Commerce shareholders will be entitled to receive a maximum of 2,634,833 shares of Security (“Security Stock”) subject to the share adjustments as described in the Agreement. Holders of outstanding options to acquire First Commerce Stock (the “First Commerce Stock Options”) and holders of outstanding warrants to acquire First Commerce Stock (the “First Commerce Warrants”) shall receive Security Stock for the value of the applicable Stock Options or Stock Warrants. In addition to the terms described above, First Commerce is entitled to pay a one-time cash dividend not to exceed $3.16 million to all common stock equivalents prior to closing. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, as of the date hereof, of the Merger consideration that Security will render.

Burke Capital Group, L.L.C. (“BCG”) is an investment banking firm which specializes in financial institutions in the United States. First Commerce has retained us to render our opinion to its Board of Directors.

In connection with this opinion, we have reviewed, among other things:

(i)	The Agreement and certain of the schedules thereto;

(ii)	Certain publicly available financial statements and other historical financial information of First Commerce and Security that it deemed relevant;

(iii)	Projected earnings estimates for First Commerce for the years ending December 31, 2007 through 2010 prepared by and reviewed with senior management of First Commerce and the views of senior management regarding First Commerce’s business, financial condition, results of operations and future prospects;

(iv)	Internal financial and operating information with respect to the business, operations and prospects of First Commerce furnished to BCG by First Commerce that is not publicly available;

(v)	The reported prices and trading activity of Security’s common stock and compared those prices and activity with other publicly-traded companies that BCG deemed relevant;

(vi)	Financial performance metrics of Security compared with performance of publicly-traded companies that BCG deemed relevant;

(vii)	The pro forma financial impact of the merger on Security’s ability to complete a transaction from a regulatory standpoint, based on assumptions determined by senior management of First Commerce and BCG;

(viii)	The financial terms of other recent business combinations in the commercial banking industry, to the extent publicly available;

(ix)	The current market environment generally and the banking environment in particular;

(x)	Such other information, financial studies, analyses and investigations and financial, economic and market criteria as it considered relevant.

B-1

In performing our review, we have relied upon the accuracy and completeness of the financial and other information that was available to us from public sources, that First Commerce and Security or their respective representatives provided to us or that was otherwise reviewed. We have further relied on the assurances of management of First Commerce and Security that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of First Commerce, Security or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of First Commerce or Security, nor have we reviewed any individual credit files relating to First Commerce or Security. We have assumed, with your consent, that the respective allowances for loan losses for both First Commerce and Security are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the earnings estimates for First Commerce and Security and all projections of transaction costs, purchase accounting adjustments and expected cost savings that we reviewed with the management of First Commerce, BCG assumed, with your consent, that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of First Commerce and Security and that such performances will be achieved. We express no opinion as to such earnings estimates or financial projections or the assumptions on which they are based. We have assumed in all respects material to our analysis that First Commerce and Security will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the Agreement and such other related agreements will perform all of the covenants they are required to perform thereunder and that the conditions precedent in the Agreement and such other related agreements are not waived.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the price at which First Commerce’s common stock may trade at any time.

We will receive a fee for our services as financial advisor to First Commerce and for rendering this opinion. BCG does not have an investment banking relationship with Security; nor does it have any contractual relationship with Security.

This opinion is directed to the Board of Directors of First Commerce and may not be reproduced, summarized, described or referred to or given to any other person without our prior consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the amount of the Merger consideration is fair from a financial point of view.

Very Truly Yours,

/s/  Burke Capital Group, L.L.C.

B-2

Appendix C

Full Text of Article 13 of the Georgia Business Corporation Code

GEORGIA DISSENTERS’ RIGHTS STATUTE

14-2-1301.    Definitions.

As used in this article, the term:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8) “Shareholder” means the record shareholder or the beneficial shareholder.

14-2-1302.    Right to dissent.

(a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i) The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii) Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii) The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenters’ rights.

(c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303.    Dissent by nominees and beneficial owners.

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

14-2-1320.    Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321.    Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.

(b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322.    Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4) Be accompanied by a copy of this article.

14-2-1323.    Duty to demand payment.

(a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

14-2-1324.    Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325.    Offer of payment.

(a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The offer of payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5) A copy of this article.

(c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326.    Failure to take action.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327.    Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

14-2-1330.    Court action.

(a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331.    Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332.    Limitation of actions.

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The articles of incorporation of Security Bank Corporation, as amended, provide that Security Bank Corporation may indemnify or obligate itself to indemnify its officers and directors for their actions to the fullest extent permitted under the Georgia Business Corporation Code. Article Nine of Security Bank’s bylaws provides that Security Bank may indemnify or reimburse any person for reasonable expenses actually incurred in connection with any action, suit, or proceeding, whether civil or criminal, to which such person is made a party by reason of his or her position as a director, trustee, officer, employee, or agent of Security Bank, or by reason of such person serving, at the request of Security Bank, as a director, trustee, officer, employee, or agent of another firm, corporation, trust, or other organization or enterprise. However, Security Bank will not indemnify any such person in relation to any matter as to which he or she is adjudged guilty or liable of gross negligence, willful misconduct or criminal acts in the performance of his or her duties to Security Bank, or to any firm, corporation, trust, or other organization or enterprise with which such person was engaged at the request of Security Bank. In addition, Security Bank will not indemnify any such person with respect to any matter that has been the subject of a compromise settlement, unless indemnification is approved by: (a) a court of competent jurisdiction; (b) the holders of a majority of the outstanding shares of capital stock of Security Bank; or (c) a majority of disinterested directors then in office.

Article Nine of Security Bank’s bylaws further authorizes Security Bank, upon approval by its board of directors, to pay expenses in advance of final disposition of any action, suit or proceeding involving a director, trustee, officer, employee, or agent if such person submits an undertaking to Security Bank that he or she will repay such amount unless it is ultimately determined that he or she was entitled to such amount under Article Nine.

As provided under Georgia law, the liability of a director may not be eliminated or limited (a) for any appropriation, in violation of his duties, of any business opportunity of Security Bank, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director received an improper personal benefit.

Security Bank’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit	Description of Exhibit
2	Agreement and Plan of Reorganization between Security Bank Corporation and First Commerce Community Bankshares, Inc., dated April 9, 2007 (attached as Appendix A to the proxy statement-prospectus, which is part of this registration statement on Form S-4, and incorporated herein by reference).

3.1	Articles of Incorporation of Security Bank Corporation, as amended (incorporated by reference to Exhibit 3.1 to Security Bank’s current report on Form 8-K (File No. 000-23261) filed with the commission on May 16, 2007).

3.2	Bylaws of Security Bank Corporation (incorporated by reference to Exhibit 3.2 to Security Bank’s Registration Statement on Form S-4 (File No. 333-49977) filed with the Commission on April 13, 1998).

4.1	See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws, as amended, which define the rights of its shareholders.

Exhibit	Description of Exhibit
4.2	Form of Stock Certificate (incorporated by reference as Exhibit 4.1 to the Security Bank’s Registration Statement on Form S-4 (File No. 333-49977) filed with the Commission on April 13, 1998).

5*	Opinion of Alston & Bird LLP, dated May 17, 2007, regarding legality of securities being registered (including its consent).

8	Opinion of Alston & Bird LLP regarding certain tax matters (including its consent).

21	Schedule of subsidiaries of Security Bank Corporation (incorporated by reference from Exhibit 21 of Security Bank’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006).

23.1	Consent of Alston & Bird LLP (included in Exhibits 5 and 8).

23.2	Consent of Burke Capital Group, L.L.C.

23.3	Consent of McNair, McLemore, Middlebrooks & Co., LLP.

24*	Powers of Attorney of directors of Security Bank.

99	Form of Proxy of First Commerce Community Bankshares, Inc.

*	Previously filed.

(b) Financial Statement Schedules.

All financial statement schedules have been omitted because they are either not applicable or the required information has been included in the consolidated financial statements or notes thereto incorporated by reference into this proxy statement-prospectus.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(b) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(f) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(B) to reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum, offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(C) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(g) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(h) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Security Bank Corporation has filed this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Macon, State of Georgia, on June 29, 2007.

SECURITY BANK CORPORATION

By:	/s/ H. AVERETT WALKER
H. AVERETT WALKER, President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on June 29, 2007, in the capacities indicated.

/s/ EDWARD M. BECKHAM, II*
Edward M. Beckham, II Director

Alford C. Bridges Director

/s/ FRANK H. CHILDS, JR.*
Frank H. Childs, Jr. Director

/s/ THAD G. CHILDS, JR.*
Thad G. Childs, Jr. Director

/s/ BENJAMIN W. GRIFFITH, III*
Benjamin W. Griffith, III Director

/s/ RUTHIE G. MCMICHAEL*
Ruthie G. McMichael Director

/s/ ROBERT T. MULLIS*
Robert T. Mullis Director

Ben G. Porter Director

T. Kevin Reece Director

John W. Ramsey Director

Robert M. Stalnaker Director

H. Cullen Talton, Jr. Director

/s/ JOE E. TIMBERLAKE, III*
Joe E. Timberlake, III Director

/s/ H. AVERETT WALKER
H. Averett Walker President, Chief Executive Officer and Director (Principal Executive Officer)

Larry C. Walker Director

/s/ RICHARD W. WHITE*
Richard W. White Director

James R. Williams Director

/s/ JAMES R. MCLEMORE*
James R. McLemore Chief Financial Officer (Principal Financial and Accounting Officer)

*By:	/S/ H. AVERETT WALKER
Attorney-in-fact

EXHIBIT INDEX

Exhibit	Description of Exhibit
2	Agreement and Plan of Reorganization between Security Bank Corporation and First Commerce Community Bankshares, Inc., dated April 9, 2007 (attached as Appendix A to the proxy statement-prospectus, which is part of this registration statement on Form S-4, and incorporated herein by reference).

3.1	Articles of Incorporation of Security Bank Corporation, as amended (incorporated by reference to Exhibit 3.1 to Security Bank’s current report on Form 8-K (File No. 000-23261) filed with the commission on May 16, 2007).

3.2	Bylaws of Security Bank Corporation (incorporated by reference to Exhibit 3.2 to Security Bank’s Registration Statement on Form S-4 (File No. 333-49977) filed with the Commission on April 13, 1998).

4.1	See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws, as amended, which define the rights of its shareholders.

4.2	Form of Stock Certificate (incorporated by reference as Exhibit 4.1 to the Security Bank’s Registration Statement on Form S-4 (File No. 333-49977) filed with the Commission on April 13, 1998).

5*	Opinion of Alston & Bird LLP, dated May 17, 2007, regarding legality of securities being registered (including its consent).

8	Opinion of Alston & Bird LLP regarding certain tax matters (including its consent).

21	Schedule of subsidiaries of Security Bank Corporation (incorporated by reference from Exhibit 21 of Security Bank’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006).

23.1	Consent of Alston & Bird LLP (included in Exhibits 5 and 8).

23.2	Consent of Burke Capital Group, L.L.C.

23.3	Consent of McNair, McLemore, Middlebrooks & Co., LLP.

24*	Powers of Attorney of directors of Security Bank.

99	Form of Proxy of First Commerce Community Bankshares, Inc.

*	Previously filed.